                            SCHEDULE 14C INFORMATION
                                 (Rule 14c-101)

                 Information Required in Information Statement
               Information Statement Pursuant to Section 14(c) of
                      the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    / /  Definitive Information Statement
    /X/  Definitive Additional Materials

                            INNOVATIVE CLINICAL SOLUTIONS, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     1) Title of each class of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $15,400,000.00
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        $15,400,000.00
        ------------------------------------------------------------------------
     5) Total fee paid:
        $3,080.00
        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        N/A
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
--------------------------------------------------------------------------------

                      Innovative Clinical Solutions, Ltd.

Dear Stockholder:

    On December 11, 2001, Innovative Clinical Solutions, Ltd. ("ICSL" or the "Company") mailed an Information Statement to all of its stockholders (the "Information Statement"). This Information Statement described the definitive agreement (the "Merger Agreement") pursuant to which ICSL has agreed to exchange all of the stock of its subsidiary, Clinical Studies, Ltd. ("CSL") for shares of common stock of Comprehensive Neuroscience, Inc. ("CNS"), a privately held company. The transactions contemplated by the Merger Agreement are described in detail in the Information Statement. The additional materials provided herewith (the "Additional Materials") provide information regarding modifications to the transaction which arose after the mailing of the Information Statement and should be read in conjunction with the Information Statement.

    Recently, litigation has arisen involving the management agreements related to two of CSL's clinical research sites. The parties have agreed to establish an additional escrow to address the risks associated with this litigation. Although the Company believes that the resolution of the litigation related to these two clinical research sites will not materially diminish the amount of CNS stock issued to the Company upon the closing of the transaction, the nature of the litigation and the additional escrow increases the possibility that the number of shares of CNS stock ultimately received by ICSL and ICSL's percentage ownership interest in CNS will be reduced.

    The modifications to the escrow and certain other matters are set forth in a First Amendment to Agreement and Plan of Merger dated as of and effective December 31, 2001 (the "First Amendment"). The First Amendment, which is described in detail in the Additional Materials, has been approved by our Board of Directors and the same ICSL stockholders that approved the Merger Agreement by written consent have confirmed in writing their approval of the Merger notwithstanding the changes contemplated in the First Amendment.

    ICSL expects to consummate the Merger on or about January 21, 2002. Please note that holders of a majority of ICSL's stock have already approved the Merger. Accordingly, ICSL is not soliciting your proxy, and you are being requested not to send a proxy. The Board of Directors encourages you to read the Additional Materials and the Information Statement carefully and thoroughly.

                                          Very truly yours,

                                          /s/ Michael T. Heffernan

                                          Michael T. Heffernan
                                          Chairman of the Board

January 9, 2002

  10 Dorrance Street, Suite 400, Providence, RI 02903 Phone: 401-831-6755 Fax:
                                  401-831-6758

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.

                           10 Dorrance Street, Suite 400
                         Providence, Rhode Island 02903
                                 (401) 831-6755

                   ADDITIONAL INFORMATION STATEMENT MATERIALS

                                January 9, 2002

                                  INTRODUCTION

    The Additional Information Statement Materials (the "ADDITIONAL MATERIALS") are being mailed to the stockholders of Innovative Clinical Solutions, Ltd. ("ICSL" or the "COMPANY") to update the materials provided in the Information Statement mailed to ICSL's stockholders on or about December 11, 2001 (the "INFORMATION STATEMENT"). The Additional Materials should be read in conjunction with the Information Statement. Capitalized terms used in the Additional Materials have the meaning given to them in the Information Statement unless the context clearly requires otherwise.

    In light of recent developments in litigation regarding the clinical research management agreements with two of CSL's clinical research sites, CNS sought additional protection from the possibility that CSL would not continue to receive revenue from these sites. To address this possibility, the parties entered into the First Amendment to the Agreement and Plan of Merger dated as of December 31, 2001 (the "FIRST AMENDMENT"), a copy of which is attached hereto as ANNEX A. The First Amendment, among other things, increases the number of shares of New Common Stock held in escrow from shares valued at $4.0 million (based on the CNS Per Share Value) to $11,026,173 and extends the Termination Date from December 31, 2001 to February 28, 2002.

    These Additional Materials are being mailed on or about January 9, 2002 to holders of record of ICSL's common stock on November 29, 2001, which has been established as the record date for determining ICSL's stockholders entitled to receive the Information Statement and the Additional Materials. As of the close of business on November 29, 2001, ICSL had 11,998,972 shares of common stock outstanding held by approximately 160 holders of record.

                                 VOTE REQUIRED

    The Merger was approved by the ICSL Board at a meeting held on October 25, 2001. The Merger was also approved in writing by holders of 7,051,164 shares of ICSL common stock, representing 58.8% of the shares entitled to vote. The ICSL Board approved the First Amendment at a meeting held on December 27, 2001. ICSL stockholders who initially approved the Merger and hold 6,675,324 shares of ICSL common stock, representing 55.6% of the shares entitled to vote, executed a written confirmation of their continued approval of the Merger in light of the First Amendment. Accordingly, no additional approval of the Merger Agreement by ICSL's stockholders will be necessary. The Merger Agreement and the Merger have also been approved and recommended by CSL's Board of Directors and approved by ICSL as CSL's sole stockholder.

                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

                            SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data was derived from ICSL's Financial Statements, which have been audited by independent accountants, Arthur Andersen LLP for fiscal year ended January 31, 2001 and PricewaterhouseCoopers LLP for fiscal years ended January 31, 1997 through 2000. During October 1997, a subsidiary of ICSL merged with CSL in a business combination that was accounted for as a pooling of interests. Accordingly, the financial statements for all periods prior to the effective date of the CSL acquisition have been restated to include CSL. In addition, ICSL emerged from bankruptcy on September 21, 2000 and fresh-start accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at September 20, 2000. Accordingly, the following selected financial data for the periods ended January 31, 2001 and October 31, 2001 are not comparable in certain material respects to such financial data from any prior period, because the financial data as of January 31, 2001 and October 31, 2001 are of a reorganized company. The data presented below should be read in conjunction with ICSL's Consolidated Financial Statements and the Notes thereto included in ICSL's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q included as ANNEXES C-1 through C-3 of the Information Statement and the Quarterly Report on Form 10-Q for the quarter ended October 31, 2001 attached hereto as ANNEX C-4. Interim unaudited historical data reflect, in the opinion of ICSL's management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data, and unaudited results of operations for the nine months ended October 31, 2001, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                       SELECTED HISTORICAL FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                           PREDECESSOR COMPANY                             SUCCESSOR COMPANY
                                       ------------------------------------------------------------   ---------------------------
                                                                                        33 WEEKS        19 WEEKS       9 MONTHS
                                                 YEAR ENDED JANUARY 31,                  ENDED           ENDED          ENDED
                                       -------------------------------------------   SEPTEMBER 20,    JANUARY 31,    OCTOBER 31,
                                         1997       1998       1999        2000           2000            2001           2001
                                       --------   --------   ---------   ---------   --------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Net revenues from services...........  $ 98,765   $155,946   $ 179,472   $ 125,865     $  27,560        $ 12,511       $ 24,569
Net revenues from management service
  agreements.........................    47,942     94,134     103,112      59,996        38,195          16,407         30,670
Net revenues from real estate
  services...........................    19,049     31,099       8,694         423            --              --             --
                                       --------   --------   ---------   ---------     ---------        --------       --------
Total revenue........................   165,756    281,179     291,278     186,284        65,755          28,918         55,239
                                       --------   --------   ---------   ---------     ---------        --------       --------

                                                           PREDECESSOR COMPANY                             SUCCESSOR COMPANY
                                       ------------------------------------------------------------   ---------------------------
                                                                                        33 WEEKS        19 WEEKS       9 MONTHS
                                                 YEAR ENDED JANUARY 31,                  ENDED           ENDED          ENDED
                                       -------------------------------------------   SEPTEMBER 20,    JANUARY 31,    OCTOBER 31,
                                         1997       1998       1999        2000           2000            2001           2001
                                       --------   --------   ---------   ---------   --------------   ------------   ------------
OPERATING EXPENSES:
Salaries, wages and benefits.........    58,351     88,221      94,710      61,924        18,712           6,371         15,678
Depreciation and amortization........     7,382     10,800      14,786      11,699         1,893           1,680          4,738
Rent expense.........................     8,519     16,649      20,671      15,279         4,049           1,066          3,045
(Gain) loss on sale of assets........      (262)    (1,891)     (5,414)         11            --              --            223
Provision for write-down of notes
  receivable.........................        --         --       2,674      13,840            --              --             --
Merger and other noncontinuing
  expenses related to CSL............     1,929     11,057          --          --            --              --             --
Asset impairment write-down..........        --         --       9,093      36,046            --          26,908          6,500
Nonrecurring expenses................        --         --      10,465       1,723         9,091              --            750
Other (primarily capitation
  expenses)..........................    66,694    132,177     181,813     156,969        53,196          20,609         38,519
                                       --------   --------   ---------   ---------     ---------        --------       --------
Total operating costs and
  administrative expenses............   142,613    257,013     328,798     297,491        86,941          56,293         69,453
                                       --------   --------   ---------   ---------     ---------        --------       --------
Income (loss) from operations........    23,143     24,166     (37,520)   (111,207)      (21,186)        (27,375)       (14,214)
Interest expense, net................     1,726      4,775       8,005      10,220         4,616              54          1,005
(Income) from investments in
  affiliates.........................      (709)      (731)         --         (46)           --              --             --
Reorganization items.................        --         --          --          --           666              --             --
                                       --------   --------   ---------   ---------     ---------        --------       --------
Net Income (loss) before taxes and
  extraordinary item.................    22,126     20,122     (45,525)   (121,575)      (26,468)        (27,429)       (15,219)
Income tax expense (benefit).........     6,836      9,823     (11,549)        194         1,456              --             --
                                       --------   --------   ---------   ---------     ---------        --------       --------
Net income (loss) before
  extraordinary item.................    15,290     10,299     (33,976)   (121,381)      (27,924)        (27,429)       (15,219)
Extraordinary item, net of tax of
  $0.................................        --         --      96,784      49,632      (100,000)             --             --
                                       --------   --------   ---------   ---------     ---------        --------       --------
Net income (loss)....................  $ 15,290   $ 10,299   $(130,760)  $(171,207)    $  72,076        $(27,429)       (15,219)
                                       ========   ========   =========   =========     =========        ========       ========

NET INCOME (LOSS) PER SHARE--BASIC:
Income (loss) before extraordinary
  item...............................  $   0.56   $   0.35   $   (1.02)  $   (3.45)       *             $  (2.29)      $  (1.27)
Extraordinary item, net of tax of
  $0.................................  $     --   $     --   $   (2.89)  $   (1.41)       *             $   0.00       $   0.00
Net income (loss)....................  $   0.56   $   0.35   $   (3.91)  $   (4.86)       *             $  (2.29)      $  (1,27)

NET INCOME (LOSS) PER
  SHARE--DILUTED:(1)
Income (loss) before extraordinary
  item...............................  $   0.55   $   0.35   $   (1.02)  $   (3.45)       *             $  (2.29)      $  (1.27)
Extraordinary item, net of tax of
  $0.................................  $     --   $     --   $   (2.89)  $   (1.41)       *             $   0.00       $   0.00
Net income (loss)....................  $   0.55   $   0.35   $   (3.91)  $   (4.86)       *             $  (2.29)      $  (1.27)
Book value per share.................                                                                   $   1.89       $   0.61

PRO FORMA INFORMATION (UNAUDITED):
Adjustment to income tax expense.....  $  1,293   $    624   $      --   $      --        *             $     --       $     --
Net income...........................    13,997      9,675   $      --   $      --        *             $     --       $     --
Net income (loss) per share--basic...  $   0.51   $   0.33   $      --   $      --        *             $     --       $     --
Net income (loss) per
  share--diluted(1)..................  $   0.51   $   0.33   $      --   $      --        *             $     --       $     --
Weighted average shares outstanding--
  basic..............................    27,295     26,690      33,401      35,235        *               11,999         11,999
Weighted average shares outstanding--
  diluted............................    27,682     30,229      33,401      35,235        *               11,999         11,999

BALANCE SHEET DATA:
Working capital......................  $111,811   $ 86,390   $ 111,185   $ (92,716)       *             $ (8,675)      $(14,010)
Accounts receivable, net.............    41,744     57,252      15,276      16,193        *               11,891         11,890
Total assets.........................   313,310    378,160     252,851      87,311        *               58,180         42,650
Total debt...........................   118,830    134,359     117,657     115,952        *               10,576          9,735
Stockholders' equity.................   153,780    212,035     105,900     (66,722)       *               22,648          7,352
Book value per share.................                                                                   $   1.89       $   0.61

------------------------------

(1) No adjustments to shares outstanding or income were made for any period other than the year ended January 31, 1997 for stock options or the common stock equivalents related to the convertible subordinated debentures since the effect would be antidilutive.

*--EPS for Predecessor Company is not meaningful.

SELECTED PRO FORMA FINANCIAL DATA

    The pro forma combined information presented below provides financial information giving effect to the Merger for the periods presented. The pro forma financial information of CNS has been adjusted to conform reporting periods, presentation format, and accounting policies to those of ICSL. The pro forma combined information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results. The pro forma information is derived from the Pro Forma Combined Newco Financial Information and Pro Forma ICSL Financial Information appearing in the Information Statement and elsewhere herein and should be read in conjunction with these statements.

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                       PRO FORMA SELECTED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                               9 MONTHS
                                                               YEAR ENDED       ENDED
                                                              JANUARY 31,    OCTOBER 31,
                                                                  2001           2001
                                                              ------------   ------------
STATEMENT OF OPERATIONS DATA:
Net revenues from services..................................    $  5,955       $    334
Net revenues from management service agreements.............      54,602         30,670
                                                                --------       --------
Total revenue...............................................      60,557         31,004
                                                                --------       --------
OPERATING EXPENSES:
Salaries, wages and benefits................................      11,408          5,760
Depreciation and amortization...............................       2,066          1,149
Rent expense................................................       1,739            851
Asset impairment write-down.................................      24,339          6,500
Nonrecurring expenses.......................................       8,950            750
Other (primarily capitation expenses).......................      50,555         25,345
                                                                --------       --------
Total operating costs and administrative expenses...........      99,057         40,355
                                                                --------       --------
Loss from operations........................................     (38,500)        (9,351)

Interest expense, net.......................................       3,386             --
Equity interest in unconsolidated subsidiary's loss.........       6,970          3,510
Reorganization items........................................         266             --
                                                                --------       --------
Net loss before taxes.......................................     (49,122)       (12,861)

Income tax expense..........................................       1,456             --
                                                                --------       --------
Net loss....................................................    $(50,578)      $(12,861)
                                                                ========       ========
NET LOSS PER SHARE--DILUTED:
Loss........................................................    $  (4.22)      $  (1.07)
Weighted average shares outstanding--basic..................      11,999         11,999
Weighted average shares outstanding--diluted................      11,999         11,999

                                                              AS OF OCTOBER 31,
                                                                     2001
BALANCE SHEET DATA:                                           ------------------
Working capital.............................................        $(9,791)
Accounts receivable, net....................................          1,103
Total assets................................................         25,745
Total debt..................................................             28
Stockholders' equity........................................          6,552
Book value per share........................................        $  0.55

                       BACKGROUND OF THE FIRST AMENDMENT

    On December 13, 2001, based on recent litigation (the "LITIGATION") involving the clinical research management agreements between CSL and Clinical Research Center, P.C. (the "CRC AGREEMENT") and Northeast Medical Research Associates, Inc. (the "NMRA AGREEMENT", and together with the CRC Agreement, the "MANAGEMENT AGREEMENTS"), Dr. Docherty and Mr. Krupa contacted Mr. Heffernan regarding what they perceived as an increase in the risks associated with consummation of the Merger. The Litigation is described more fully in ICSL's Quarterly Report on Form 10-Q attached to the Additional Materials as
ANNEX C-4.

    On December 17, 2001, Mr. Krupa and Mr. Heffernan met by telephone conference call to discuss a possible modification to the Merger Agreement, which would provide for an increase in the number of shares of New Common Stock held in escrow. Additional shares of New Common Stock with a value of $5.0 million (based upon the CNS Per Share Value) would be placed in escrow (the "LITIGATION ESCROW") and would be released to ICSL upon resolution of this litigation to the extent CSL continued to operate these sites or was otherwise compensated for the termination of the Management Agreements. The additional shares held in the Litigation Escrow would be returned to CNS and canceled if the Litigation were resolved unfavorably. In addition, additional shares of New Common Stock with a value of $2,026,173 (based upon the CNS Per Share Value) would be placed in escrow (the "A/R ESCROW") and would be released to ICSL as certain accounts receivable associated with the clinical sites operated pursuant to the Management Agreements (each, a "MANAGED SITE") were collected. Any shares held in the A/R Escrow which remained uncollected after a period of two years would be returned to CNS and canceled.

    On December 27, 2001, the ICSL Board (other than Mr. Bernstein who was unavailable) met by telephone conference call to consider the proposed modifications to the Merger Agreement. Following a review of the factors discussed in the Information Statement under "The Merger--Reasons for Approval," the ICSL Board, by vote of all directors present at the meeting (i) determined that the First Amendment and the transactions contemplated by the Merger Agreement, as amended thereby, including the Merger, remain fair to, and in the best interests of, the holders of shares of ICSL's common stock and
(ii) approved and adopted the First Amendment and the transactions contemplated by the Merger Agreement as amended thereby, subject to the receipt of an opinion from Shields & Company, Inc. ("SHIELDS") that, taking into account the proposed modifications to the Merger contained in the First Amendment, the consideration to be received in the Merger by ICSL was fair, from a financial point of view, to ICSL and its stockholders.

    By vote of all directors present at the December 27, 2001 meeting, the ICSL Board also voted to retain Shields as its financial advisor to update its opinion regarding the fairness of this transaction to ICSL and its stockholders, from a financial point of view. For the additional services provided to ICSL's Board, ICSL agreed to pay Shields an additional financial advisory fee of $20,000 payable upon ICSL's engagement of Shields. In addition, ICSL also has agreed to reimburse Shields for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Shields, and to indemnify Shields and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    On January 2, 2002, Shields rendered to the ICSL Board its written opinion to the effect that, taking into account the proposed amendments to the Merger contained in the First Amendment, the consideration to be received in the Merger by ICSL is fair, from a financial point of view, to ICSL and its stockholders. The ICSL Board then confirmed its approval of the First Amendment and the transactions contemplated by the Merger Agreement as amended thereby. On
January 3, 2002, ICSL stockholders who previously approved the Merger and hold 6,675,324 shares of ICSL common stock, representing 55.6% of the shares entitled to vote, executed a written confirmation of their continued approval of the Merger in light of the First Amendment.

    On January 8, 2002, the parties to the Merger Agreement executed the First Amendment effective as of December 31, 2001.

                       DESCRIPTION OF THE FIRST AMENDMENT

    The following is a summary of the material terms of the First Amendment. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, a copy of which is attached hereto as ANNEX A. This description of the First Amendment is meant to be read in conjunction with the description of the Merger Agreement contained in the Information Statement. This description assumes familiarity with the terms and conditions of the Merger Agreement. Reference is made to the section of the Information Statement entitled "Description of the Merger Agreement." That section, along with the full text of the Merger Agreement attached to the Information Statement as ANNEX A should be reviewed in order to thoroughly understand the changes contemplated by the First Amendment.

EXTENSION OF TERMINATION DATE

    The circumstances surrounding the negotiation and execution of the First Amendment and the preparation and mailing of the Additional Materials made the original Termination Date of December 31, 2001 unachievable. Accordingly, the First Amendment extends the Termination Date to February 28, 2002. ICSL nevertheless anticipates that the Merger will close on or before January 21, 2002. The First Amendment also extends from March 31, 2002 to May 1, 2002 the date after which either party may enter into a substantially similar transaction with another party without incurring a $1.0 million penalty.

INCREASE IN ESCROWED SHARES

    The Merger Agreement initially contemplated shares of New Common Stock to be held in escrow to satisfy general indemnification obligations (initially valued at $2.0 million) and specified contingent liabilities (initially valued at $2.0 million) (collectively, the "INDEMNIFICATION ESCROW"). Under the First Amendment, the amount and purpose of the Indemnification Escrow will not change. The First Amendment, however, contemplates two additional escrows, which will, in effect, reduce the Merger Consideration in the event that the Litigation is resolved unfavorably (the "LITIGATION ESCROW") or that certain specified accounts receivable attributable to those Managed Sites remain uncollected for eight consecutive quarters following October 31, 2001 (the "A/R ESCROW"). The total initial value of the Escrowed Shares will be $11,026,173.

ADJUSTMENT OF MERGER CONSIDERATION

    The First Amendment provides that the Merger Consideration will be adjusted under certain specified circumstances by return of Escrowed Shares to CNS for cancellation as set forth in the Escrow Agreement.

    LITIGATION RESOLUTION. The First Amendment provides that if either of the Management Agreements terminates as a result a resolution (by final, unappealable judgment, withdrawal with prejudice, settlement or otherwise) of the related Litigation and Newco or CSL ceases to receive revenue from the related Managed Site, then the value of the Merger Consideration shall be reduced by the amount escrowed with respect to such Management Agreement less the Net Settlement Proceeds. For this purpose, "NET SETTLEMENT PROCEEDS" means the sum of (i) any indebtedness of CSL forgiven in connection with the resolution of such Litigation and (ii) any damages or other amounts received by CSL or Newco (whether cash, notes or other property) in connection with the resolution of such Litigation reduced by (x) any damages or other amounts paid by Newco or CSL in connection with the related Litigation and (y) the amount of legal fees and related costs paid by Newco in connection with such Litigation and (z) any amount owed to Newco or CSL in connection with the related Management Agreement which accrued between the closing of the Merger and the date of the resolution of such Litigation and which amount is forgiven in connection with such resolution ("FORGIVEN MANAGED SITE DEBT").

    If the Litigation is resolved and such resolution does not result in the termination of the related Management Agreement, then the Merger Consideration will be reduced by a number of shares of New Common Stock (not less than zero) equal in value to the percentage reduction (if any) of the projected Site Net Contribution Margin for the 12-month period ended on the 12-month anniversary of the last day of the month immediately preceding the date of such resolution as compared to the Site Net Contribution Margin for the 12 month period ended October 31, 2001 multiplied by the amount escrowed for the applicable Managed Site. The term "SITE NET CONTRIBUTION MARGIN" means the total revenues generated by the applicable Managed Site less any direct expenses attributable to such Managed Site as indicated on the general ledger of Newco and/or CSL (as applicable) prepared in accordance with GAAP consistent with CSL's past practices. Further, in any such termination, the Merger Consideration shall be reduced by the number of shares of New Common Stock equal in value to the Forgiven Managed Site Debt, if any. The maximum reduction in the Merger Consideration permitted with respect to resolution of the Litigation is $5.0 million.

    Although ICSL believes that CSL will ultimately prevail in the Litigation, there can be no assurance that the Management Agreements will not be terminated or that CSL or Newco will receive Net Settlement Proceeds sufficient to entitle ICSL to receive any of the shares of New Common Stock held in the Litigation Escrow. Moreover, it is possible that the revenues of Newco could be adversely affected by the Litigation, which could adversely affect the value of the New Common Stock to be received in the Merger.

    UNCOLLECTED ACCOUNTS RECEIVABLE. The First Amendment provides that the Merger Consideration shall be reduced by a number of shares of New Common Stock valued at the amount of the accounts receivable related to the Managed Sites outstanding as of October 31, 2001 and specified on a Schedule to the First Amendment (the "ACCOUNTS RECEIVABLE") which remain uncollected after the eight consecutive fiscal quarters immediately following the fiscal quarter ended October 31, 2001. Escrowed Shares will be released to ICSL quarterly based on the actual collections of Accounts Receivable in the previous quarter. At the end of the eighth quarter, CNS will receive any shares of New Common Stock that have not been delivered to ICSL for Accounts Receivable actually collected. The maximum reduction to the Merger Consideration related to the Accounts Receivable is $2,026,173.

    IMPACT OF ADDITIONAL ESCROW. Claims by CNS against the Escrowed Shares, whether held in the Indemnification Escrow, the Litigation Escrow or the A/R Escrow will reduce the number of shares of New Common Stock ultimately held by ICSL and ICSL's percentage ownership in Newco.

    REVISED ESCROW AGREEMENT. In order to effect the changes to the Merger Agreement contemplated by the First Amendment, the parties have agreed to revise the form of Escrow Agreement, which will be entered into at the Closing of the Merger. The form of Escrow Agreement is attached as EXHIBIT 7.18 to the First Amendment.

FAIRNESS OPINION

    The First Amendment requires that, in addition to the opinion delivered by Shields on October 25, 2001, ICSL shall also have received a written opinion from Shields that, taking into account the modifications to the Merger Agreement (and the transactions contemplated thereby) contained in the First Amendment, the Merger Consideration is fair, from a financial point of view, to ICSL and its stockholders. A copy of Shields' opinion to such effect is attached hereto as ANNEX B.

REMAINDER OF THE MERGER AGREEMENT UNAFFECTED

    Except as specifically modified by the First Amendment, nothing in the Merger Agreement has been changed and the Merger Agreement is in full force and effect. The Merger Agreement and the First Amendment are intended to be read together and interpreted as a single, unified agreement.

                 INCLUSION OF CERTAIN DOCUMENTS ATTACHED HERETO

    ICSL's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2001 is included with these Additional Materials and contains important financial and other information. The Additional Materials and the Information Statement should be read in conjunction with this ICSL's Quarterly Report on Form 10-Q attached hereto as ANNEX C-4.

                             AVAILABLE INFORMATION

    ICSL files annual, quarterly and special reports, proxy statements and other information with the SEC. A copy of any document we file with the SEC may be read at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 233 Broadway New York, NY 10279. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. ICSL's SEC filings are also available to the public over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. In addition, if you require and additional copy of the Information Statement, you may obtain one free of charge by contacting ICSL at 10 Dorrance Street, Suite 400, Providence RI 02903 Attn: Secretary.

                   INDEX TO ADDITIONAL FINANCIAL INFORMATION

                                                                PAGE
                                                              --------
PRO FORMA COMBINED NEWCO FINANCIAL INFORMATION..............     F-2

Unaudited Pro Forma Combined Balance Sheet as of
September 30, 2001..........................................     F-3

Unaudited Pro Forma Combined Statements of Operations for
the Nine Months Ended September 30, 2001 and for the Year
Ended December 31, 2000.....................................     F-4

Notes to Unaudited Pro Forma Combined Newco Financial
Statements..................................................     F-6

INNOVATIVE CLINICAL SOLUTIONS, LTD. PRO FORMA FINANCIAL
INFORMATION.................................................     F-8

Unaudited Consolidated Balance Sheet as of October 31,
2001........................................................     F-9

Unaudited Consolidated Statements of Operations for the Year
Ended January 31, 2001 and the Nine Months Ended
October 31, 2001............................................    F-10

Notes to Unaudited Pro Forma ICSL Financial Statements......    F-12

CLINICAL STUDIES, LTD.......................................    F-13

Unaudited Consolidated Balance Sheets as of January 31, 2000
and 2001 and October 31, 2001...............................    F-14

Unaudited Consolidated Statement of Operations for the Two
Years Ended January 31, 2000 and 2001 and the Nine Months
Ended October 31, 2001......................................    F-15

Unaudited Consolidated Statements of Stockholder's Equity
(Deficit) for the Two Years Ended January 31, 2000 and 2001
and for the Nine Months Ended October 31, 2001..............    F-16

Unaudited Consolidated Statements of Cash Flows for the Two
Years Ended January 31, 2000 and 2001 and the Nine Months
Ended October 31, 2001......................................    F-17

Notes to Unaudited Consolidated Financial Statements........    F-18

COMPREHENSIVE NEUROSCIENCE, INC.............................    F-31

Unaudited Consolidated Balance Sheets as of September 30,
2001........................................................    F-32

Unaudited Consolidated Statements of Operations for the Nine
Months Ended September 30, 2001.............................    F-33

Unaudited Consolidated Statements of Stockholders' Equity
for the Nine Months Ended September 30, 2001................    F-34

Unaudited Consolidated Statements of Cash Flows for the Nine
Months Ended September 30, 2001.............................    F-35

Notes to Unaudited Consolidated Financial Statements........    F-36

            UNAUDITED PRO FORMA COMBINED NEWCO FINANCIAL INFORMATION

    The following Unaudited Pro Forma Combined Newco Statements of Operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 have been prepared to reflect the Merger with Comprehensive
Neuroscience, Inc. ("CNS") as if it had been completed on January 1, 2000. The Unaudited Pro Forma Combined Newco Balance Sheet at September 30, 2001 gives effect to the Merger with CNS as if the Merger had occurred on September 30, 2001.

    The Unaudited Pro Forma Combined Newco Financial Information has been prepared based on the audited and unaudited historical financial statements of Innovative Clinical Solutions, Ltd. ("ICSL") and CNS and the unaudited standalone financial statements of Clinical Studies, Ltd. (a wholly-owned subsidiary of ICSL ) ("CSL"), which statements are included herein and in the Information Statement.

    The Unaudited Pro Forma Combined Newco Financial Information should be read in conjunction with (i) ICSL's consolidated historical financial statements and related notes contained in the annual, quarterly and other reports filed by ICSL with the Securities and Exchange Commission, (ii) CSL's unaudited financial statements for the years ended January 31, 2000 and 2001 and the nine months ended October 31, 2001 which have been prepared on a standalone basis and (iii) CNS' audited historical financial statements for the years ended December 31, 1999 and 2000 certified by Deloitte & Touche LLP, which are included in the Information Statement, and unaudited historical financial statements for the nine months ended September 30, 2001 included herein. Certain CNS expenses have been reclassified in the Unaudited Pro Forma Combined Newco Financial Information to agree with the CSL expense classifications. Newco hopes to achieve certain cost savings, the impact of which has not been reflected in the accompanying pro forma financial information.

    The acquisition has been accounted for using the purchase method of accounting. The Unaudited Pro Forma Combined Newco Financial Information has been prepared in accordance with generally accepted accounting principles. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allocation of the purchase price is based on a management estimate of the fair market value of the assets acquired, which were accounted for under the purchase method of accounting. The Unaudited Pro Forma Combined Newco Financial Information is not necessarily indicative of the results that would have occurred if the Merger of CSL and CNS had occurred on the dates indicated or which may be realized in the future.

                    COMPREHENSIVE NEUROSCIENCE, INC. (NEWCO)

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                                                                      PRO FORMA
                                                 HISTORICAL FINANCIAL STATEMENTS                 FINANCIAL STATEMENTS
                                         -----------------------------------------------      --------------------------
                                            COMPREHENSIVE         CLINICAL STUDIES, LTD.       PRO FORMA       PRO FORMA
                                         NEUROSCIENCE, INC.             SUCCESSOR             ADJUSTMENTS      COMBINED
                                         -------------------      ----------------------      -----------      ---------
ASSETS
Current assets
Cash and cash equivalents..........            $   655                   $    --                $  3,500        $ 4,155
Receivables:
  Accounts receivable, net of
    allowances.....................              5,224                    10,787                      --         16,011
  Other receivables................                 --                       148                      --            148
  Notes receivable.................                 --                        --                      --             --
Prepaid expenses and other current
  assets...........................                313                        20                      --            333
Assets held for sale...............                 --                        --                      --             --
                                               -------                   -------                --------        -------
    Total current assets...........              6,192                    10,955                   3,500         20,647
Property, plant and equipment,
  net..............................                192                     1,575                      --          1,767
Notes receivable...................                 --                        --                      --             --
Goodwill, net......................              3,006                        --                  20,291         23,297
Reorganization value in excess of
  amounts allocable to identifiable
  assets...........................                 --                    16,199                 (16,199)            --
Other assets.......................                 --                       282                      --            282
                                               -------                   -------                --------        -------
    Total assets...................            $ 9,390                   $29,011                $  7,592        $45,993
                                               =======                   =======                ========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank line of credit................            $    --                   $ 6,051                $     --        $ 6,051
Current portion of debt and capital
  leases...........................                 --                     2,725                    (500)         2,225
Accounts payable...................              2,159                     2,908                      --          5,067
Accrued compensation...............                 --                       289                      --            289
Accrued and other current
  liabilities......................              2,278                     4,134                     298          6,710
                                               -------                   -------                --------        -------
    Total current liabilities......              4,437                    16,107                    (202)        20,342
Long-term debt and capital
  leases...........................                 --                       931                      --            931
Secured Convertible Notes..........                 --                       367                   3,500          3,867
                                               -------                   -------                --------        -------
    Total liabilities..............              4,437                    17,405                   3,298         25,140
Stockholders' equity:
Common stock.......................                  4                        --                      42             46
Preferred stock....................                 10                        --                      --             10
Paid in Capital....................             10,502                        --                  15,858         26,360
Parent Company Investment..........                 --                    11,606                 (11,606)            --
Accumulated deficit................             (5,563)                       --                      --         (5,563)
                                               -------                   -------                --------        -------
    Total stockholders' equity.....              4,953                    11,606                   4,294         20,853
                                               -------                   -------                --------        -------
Total liabilities and stockholders'
  equity...........................            $ 9,390                   $29,011                $  7,592        $45,993
                                               =======                   =======                ========        =======

          See notes to Pro Forma Combined Newco Financial Information.

                    COMPREHENSIVE NEUROSCIENCE, INC. (NEWCO)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       9 MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                           COMPREHENSIVE                                PRO FORMA    PRO FORMA
                                        NEUROSCIENCE, INC.    CLINICAL STUDIES, LTD.   ADJUSTMENTS   COMBINED
                                        -------------------   ----------------------   -----------   ---------
Net revenues:.........................        $ 8,719                $24,235              $  --       $32,954

Operating costs and administrative
  expenses:
Salaries, wages and benefits..........          3,560                  9,918                 --        13,478
Professional fees.....................            595                  3,502                 --         4,097
Utilities.............................             81                    552                 --           633
Depreciation and amortization.........            271                  3,589                 --         3,860
Rent and equipment leases.............            220                  2,194                 --         2,414
Provision for bad debts...............             68                     46                 --           114
Loss on sale of assets................             --                    223                 --           223
Advertising, marketing and public
  relations...........................              8                  1,830                 --         1,838
Lab fees, patient stipends, affiliated
  physicians, IRB fees................          2,579                  4,626                 --         7,205
Other.................................          2,599                    816                 --         3,415
Parent corporate expenses
  allocation..........................             --                  1,802                 --         1,802
                                              -------                -------              -----       -------
Total operating costs and
  administrative expenses.............          9,981                 29,098                 --        39,079
                                              -------                -------              -----       -------
Loss from operations..................         (1,262)                (4,863)                --        (6,125)
Interest expense (income).............            (47)                 1,005                237         1,195
                                              -------                -------              -----       -------
Loss before provision for income
  taxes...............................         (1,215)                (5,868)              (237)       (7,320)
Provision for income taxes............             --                     --                 --            --
                                              -------                -------              -----       -------
Net loss..............................        $(1,215)               $(5,868)             $(237)      $(7,320)
                                              =======                =======              =====       =======

          See notes to Pro Forma Combined Newco Financial Information.

                    COMPREHENSIVE NEUROSCIENCE, INC. (NEWCO)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                     CNS          CLINICAL STUDIES, LTD.                                     CNS
                                 ------------   --------------------------                               ------------
                                                PREDECESSOR     SUCCESSOR       TOTAL
                                                ------------   -----------   -----------                   (NEWCO)
                                  12 MONTHS       33 WEEKS      19 WEEKS        YEAR                      PRO FORMA
                                    ENDED          ENDED          ENDED         ENDED                       ENDED
                                 DECEMBER 31    SEPTEMBER 20   JANUARY 31    JANUARY 31     PRO FORMA    DECEMBER 31,
                                     2000           2000          2001          2001       ADJUSTMENTS       2000
                                 ------------   ------------   -----------   -----------   -----------   ------------
Net revenues:..................    $ 9,567        $22,237        $11,879      $ 34,116        $  --        $ 43,683
Operating costs and
  administrative expenses
Salaries, wages and benefits...      4,168          9,835          3,840        13,675           --          17,843
Professional fees..............      1,055          3,464          1,480         4,944           --           5,999
Utilities......................        131            636            472         1,108           --           1,239
Depreciation and
  amortization.................        663            755            752         1,507           --           2,170
Rent and equipment leases......        190          2,161          1,215         3,376           --           3,566
Provision for bad debts........        303            876           (199)          677           --             980
Goodwill impairment
  write-down...................         --             --          2,569         2,569           --           2,569
Non-Recurring Expenses.........         --            141             --           141           --             141
Advertising, marketing and
  public relations.............        200          1,782            836         2,618           --           2,818
Lab fees, patient stipends,
  affiliates physicians, IRB
  fees.........................      3,325          5,622          2,412         8,034           --          11,359
Other..........................      2,073            929            527         1,456           --           3,529
Parent corporate expenses......         --          2,646          1,426         4,072           --           4,072
Total operating costs and
  administrative expenses......     12,108         28,847         15,330        44,177           --          56,285
                                   -------        -------        -------      --------        -----        --------
Loss from operations...........     (2,541)        (6,610)        (3,451)      (10,061)          --         (12,602)
Interest expense (income)......       (215)         1,000            284         1,284          315           1,384
Reorganization items...........         --            400             --           400           --             400
                                   -------        -------        -------      --------        -----        --------
Loss before provision for
  income taxes.................     (2,326)        (8,010)        (3,735)      (11,745)        (315)        (14,386)
Income tax expense (benefit)...          7             --             --            --           --               7
                                   -------        -------        -------      --------        -----        --------
Net loss.......................    $(2,333)       $(8,010)       $(3,735)     $(11,745)       $(315)       $(14,393)
                                   =======        =======        =======      ========        =====        ========

          See notes to Pro Forma Combined Newco Financial Information.

       NOTES TO UNAUDITED PRO FORMA COMBINED NEWCO FINANCIAL INFORMATION

PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED NEWCO BALANCE SHEET
  AT SEPTEMBER 30, 2001

NOTE 1                                                        DEBIT (CREDIT)
------                                                        --------------
Goodwill, net...............................................       15,400
                                                                 --------
Common Stock................................................          (35)
                                                                 --------
Paid in Capital.............................................      (15,365)
                                                                 --------

To record the issuance of 35,298,758 shares of New Common Stock to ICSL to acquire the net assets of CSL.

NOTE 2                                                        DEBIT (CREDIT)
------                                                        --------------
Current Portion of Debt and Capital Leases..................         500
                                                                   -----
Common Stock................................................          (1)
                                                                   -----
Paid in Capital.............................................        (499)
                                                                   -----

To record the issuance of 1,271,816 shares of New Common Stock per amended Note Agreement with CSL to acquire a clinical site.

NOTE 3                                                        DEBIT (CREDIT)
------                                                        --------------
Common Stock................................................         (6)
                                                                    ---
Paid in Capital.............................................          6
                                                                    ---

To record the issuance of 6,178,588 shares of New Common Stock for the CNS Preferred Stock dividends.

NOTE 4                                                        DEBIT (CREDIT)
------                                                        --------------
Cash........................................................        3,500
                                                                  -------
Secured Convertible Notes...................................       (3,500)
                                                                  -------

To record the issuance of $3.5 million of Convertible Notes.

NOTE 5                                                        DEBIT (CREDIT)
------                                                        --------------
Goodwill, net...............................................        4,593
                                                                 --------
Reorganization value in excess of amounts allocable to
  identifiable assets.......................................      (16,199)
                                                                 --------
Parent Company Investment...................................       11,606
                                                                 --------

To reflect the assets and liabilities of CSL at fair market value.

NOTE 6                                                        DEBIT (CREDIT)
------                                                        --------------
Goodwill, net...............................................         298
                                                                   -----
Accrued and Other Current Liabilities.......................        (298)
                                                                   -----

To record fees in connection with the Merger.

NOTE 7

Valuation of CSL assets acquired

Management has determined, on a preliminary basis, that the book value of the assets acquired approximates the fair value of the assets except for the reorganization value. Further, management has assumed for pro forma purposes that the excess of the purchase price over the fair value of the assets is allocated to intangible assets that will continue to be amortized over a five year life. Therefore, no pro forma adjustment has been recorded to amortization. Management will perform an analysis of the assets acquired once the Merger has been effected to make a final determination of the treatment.

PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED NEWCO STATEMENT OF OPERATIONS

                                                                9 MONTHS ENDED         YEAR ENDED
NOTE 8                                                        SEPTEMBER 30, 2001    JANUARY 31, 2001
------                                                        -------------------   -----------------
Interest Expense............................................          237                  315
                                                                      ---                  ---

Interest expense at an estimated 9% per year assumed rate on the $3.5 million Convertible Notes. This does not reflect reduced interest expense as a result of reduced borrowing under the bank line of credit due to proceeds from the Convertible Notes.

                 UNAUDITED PRO FORMA ICSL FINANCIAL INFORMATION

    The following Unaudited Pro Forma ICSL Statements of Operations for the nine months ended October 31, 2001 and the year ended January 31, 2001 have been prepared to carve out CSL on a standalone basis and to reflect the Merger with CNS as if it had been completed on February 1, 2000. The Unaudited Pro Forma ICSL Balance Sheet at October 31, 2001 gives effect to the Merger with CNS as if the Merger had occurred on October 31, 2001.

    The Unaudited Pro Forma ICSL Financial Information has been prepared based on the audited and unaudited historical financial statements of ICSL, CSL, and CNS and the Unaudited Pro Forma Combined Newco Financial Information included herein and in the Information Statement.

    The Unaudited Pro Forma ICSL Financial Information should be read in conjunction with (i) ICSL's consolidated historical financial statements and related notes contained in the annual, quarterly and other reports filed by ICSL with the Securities and Exchange Commission, (ii) CSL's unaudited financial statements for the years ended January 31, 2000 and 2001 and the nine months ended October 31, 2001 which have been prepared on a standalone basis,
(iii) CNS' audited historical financial statements for the years ended
December 31, 1999 and 2000 (certified by Deloitte & Touche LLP), which are included in the Information Statement, and unaudited historical financial statements for the nine months ended September 30, 2001 included herein and (iv) Pro Forma Combined Newco Financial Information included herein. Certain CNS expenses have been reclassified in the Pro Forma ICSL Financial Information to agree with the CSL expense classifications.

    The acquisition has been accounted for using the purchase method of accounting. The Unaudited Pro Forma ICSL Financial Information has been prepared in accordance with generally accepted accounting principles. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allocation of the purchase price is based on a management estimate of the fair market value of the assets acquired, which were accounted for under the purchase method of accounting. The Unaudited Pro Forma ICSL Financial Information is not necessarily indicative of the results that would have occurred if the Merger of CSL and CNS had occurred on the dates indicated or which may be realized in the future.

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                            PRO FORMA BALANCE SHEET
                             AS OF OCTOBER 31, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 ICSL       PRO FORMA      ICSL
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ---------
ASSETS
Current assets
Cash and cash equivalents...................................   $  3,501      $     --    $  3,501
Receivables:
  Accounts receivable, net of allowances....................     11,890       (10,787)      1,103
  Other receivables.........................................        155          (148)          7
  Related party and other notes receivables.................      1,115            --       1,115
Prepaid expenses and other current assets...................        655           (20)        635
                                                               --------      --------    --------
    Total current assets....................................     17,316       (10,955)      6,361
Property, plant and equipment, net..........................      3,125        (1,575)      1,550
Notes receivable............................................      2,005            --       2,005
Equity investment in unconsolidated subsidiary..............         --        12,106      12,106
Reorganization value in excess of amounts allocable to
  identifiable assets.......................................     17,438       (16,199)      1,239
Restricted cash.............................................      2,420            --       2,420
Other assets................................................        346          (282)         64
                                                               --------      --------    --------
    Total assets............................................   $ 42,650      $(16,905)   $ 25,745
                                                               ========      ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank line of credit.........................................   $  6,051      $ (6,051)   $     --
Current portion of debt and capital leases..................      2,744        (2,725)         19
Accounts payable............................................      2,873        (2,908)        (35)
Accrued compensation........................................      1,119          (289)        830
Accrued and other current liabilities.......................     18,539        (3,201)     15,338
                                                               --------      --------    --------
    Total current liabilities...............................     31,326       (15,174)     16,152
Long-term debt and capital leases...........................        940          (931)          9
Other long-term liabilities.................................      3,032            --       3,032
                                                               --------      --------    --------
    Total liabilities.......................................     35,298       (16,105)     19,193
Stockholders' equity:
Common stock................................................        120            --         120
Additional paid in capital..................................     49,880            --      49,880
Accumulated deficit.........................................    (42,648)         (800)    (43,448)
                                                               --------      --------    --------
    Total stockholders' equity..............................      7,352          (800)      6,552
                                                               --------      --------    --------
Total liabilities and stockholders' equity..................   $ 42,650      $(16,905)   $ 25,745
                                                               ========      ========    ========

             See notes to the Pro Forma ICSL Financial Information.

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                       PRO FORMA STATEMENT OF OPERATIONS
                       NINE MONTHS ENDED OCTOBER 31, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 ICSL       PRO FORMA      ICSL
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ---------
Net revenues:
Net revenues from services..................................   $ 24,569     $ (24,235)   $     334
Net revenues from management service agreements.............     30,670            --       30,670
                                                               --------     ---------    ---------
  Total revenue.............................................     55,239        24,235       31,004
Operating costs and administrative expenses
Salaries, wages and benefits................................     15,678        (9,918)       5,760
Professional fees...........................................      4,299        (3,502)         797
Utilities...................................................        852          (552)         300
Depreciation and amortization...............................      4,738        (3,589)       1,149
Rent and equipment leases...................................      3,045        (2,194)         851
Provision for bad debts.....................................         46           (46)          --
Loss (gain) on sale of assets...............................        223          (223)          --
Goodwill impairment write-down..............................      6,500            --        6,500
Non-Recurring Expenses......................................        750            --          750
Capitation expenses and other...............................     33,322        (9,074)      24,248
                                                               --------     ---------    ---------
  Total operating costs and administrative expenses.........     69,453       (29,098)      40,355
                                                               --------     ---------    ---------
Loss from operations........................................    (14,214)        4,863       (9,351)
Interest expense, net.......................................     (1,005)        1,005           --
Equity interest in unconsolidated subsidiary's loss.........         --        (3,510)      (3,510)
                                                               --------     ---------    ---------
Loss before provision for income taxes......................    (15,219)        2,358      (12,861)
Provision for income taxes..................................         --            --           --
                                                               --------     ---------    ---------
Net loss....................................................   $(15,219)    $   2,358    $ (12,861)
                                                               ========     =========    =========

             See notes to the Pro Forma ICSL Financial Information.

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.

                       PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED JANUARY 31, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 ICSL       PRO FORMA      ICSL
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ---------
Net revenues:
Net revenues from services..................................   $ 40,071      $(34,116)   $  5,955
Net revenues from management service agreements.............     54,602            --      54,602
                                                               --------      --------    --------
Total revenue...............................................     94,673       (34,116)     60,557

Operating costs and administrative expenses
Salaries, wages and benefits................................     25,083       (13,675)     11,408
Professional fees...........................................     11,373        (4,944)      6,429
Utilities...................................................      1,901        (1,108)        793
Depreciation and amortization...............................      3,573        (1,507)      2,066
Rent and equipment leases...................................      5,115        (3,376)      1,739
Provision for bad debts.....................................      1,174          (677)        497
Goodwill impairment write-down..............................     26,908        (2,569)     24,339
Non-Recurring Expenses......................................      9,091          (141)      8,950
Capitation expenses and other...............................     59,016       (16,180)     42,836
                                                               --------      --------    --------
Total operating costs and administrative expenses...........    143,234       (44,177)     99,057
                                                               --------      --------    --------
Income (loss) from operations...............................    (48,561)       10,061     (38,500)
Interest expense (income)...................................      4,670        (1,284)      3,386
Equity interest in unconsolidated subsidiary's loss.........         --         6,902       6,902
Reorganization items........................................        666          (400)        266
                                                               --------      --------    --------
Income (loss) before provision for income taxes and
  extraordinary item........................................    (53,897)        4,843     (49,054)
Income tax expense..........................................      1,456            --       1,456
                                                               --------      --------    --------
Net income (loss) loss before extraordinary item............    (55,353)        4,843     (50,510)
                                                               --------      --------    --------
Extraordinary Gain-Debt Cancellation........................    100,000            --     100,000
                                                               --------      --------    --------
Net income..................................................   $ 44,647      $  4,843    $ 49,490
                                                               ========      ========    ========

             See notes to the Pro Forma ICSL Financial Information.

                 NOTES TO PRO FORMA ICSL FINANCIAL INFORMATION

NOTES TO PRO FORMA ICSL BALANCE SHEET AT OCTOBER 31, 2001

                                                                DEBIT
NOTE 1                                                        (CREDIT)
------                                                        ---------
Equity Investment in Unconsolidated Subsidiary..............    11,606
                                                              --------
Additional Paid in Capital..................................   (11,606)
                                                              --------

    To record the issuance of 35,298,758 shares of Newco's New Common Stock in exchange for the stock of CSL.

                                                                DEBIT
NOTE 2                                                        (CREDIT)
------                                                        ---------
Assets......................................................   (29,011)
                                                              --------
Liabilities.................................................    17,405
                                                              --------
Retained earnings (accumulated deficit).....................    11,606
                                                              --------

    To eliminate the assets, liabilities, deficit of CSL.

                                                                DEBIT
NOTE 3                                                        (CREDIT)
------                                                        ---------
Equity Investment in Unconsolidated Subsidiary..............       500
                                                              --------
Accrued and Other Current Liabilities.......................    (1,300)
                                                              --------
Retained earnings (accumulated deficit).....................       800
                                                              --------

    To record the fees and severance costs incurred to effect the transaction. Severance costs include payments due to ICSL senior officers, which are excluded from the pro forma Statement of Operations as non-recurring.

NOTES TO PRO FORMA ICSL STATEMENT OF OPERATIONS

                                                  9 MONTHS ENDED        YEAR ENDED
NOTE 4                                           OCTOBER 31, 2001    JANUARY 31, 2001
------                                           -----------------   -----------------
Revenue........................................       (24,235)            (34,116)
                                                     --------            --------
Total operating costs and administrative
  expenses.....................................        29,098              44,177
                                                     --------            --------
Loss from Operations...........................         4,863              10,061
                                                     --------            --------
Interest Expense...............................        (1,005)             (1,284)
                                                     --------            --------
Reorganization items...........................             0                (400)
                                                     --------            --------
Loss before Taxes..............................         5,868              11,745
                                                     --------            --------

    To eliminate the Revenue, Expenses and Losses of CSL.

                                                  9 MONTHS ENDED        YEAR ENDED
NOTE 5                                           OCTOBER 31, 2001    JANUARY 31, 2001
------                                           -----------------   -----------------
Equity interest in unconsolidated subsidiary's
  loss.........................................         (3,510)            (6,902)
                                                       -------            -------

    To accrue ICSL's 48% share of Newco's loss.

                             CLINICAL STUDIES, LTD.

                          A wholly owned subsidiary of
                      Innovative Clinical Solutions, Ltd.

                         UNAUDITED FINANCIAL STATEMENTS
                   Years Ended January 31, 2001 and 2000, and
                       Nine Months Ended October 31, 2001

                             CLINICAL STUDIES, LTD.

                                 BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

    The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at September 20, 2000. Accordingly, the accompanying balance sheets as of January 31, 2001 and October 31, 2001 are not comparable in certain material respects to such balance sheet as of any period prior to September 20, 2000, since the balance sheets as of January 31, 2001, and October 31, 2001, are those of a reorganized entity. (See Notes 1 and 2.)

                                                                                            PREDECESSOR
                                                                   SUCCESSOR COMPANY          COMPANY
                                                              ---------------------------   ------------
                                                              OCTOBER 31,    JANUARY 31,    JANUARY 31,
                                                                  2001           2001           2000
                                                              ------------   ------------   ------------
ASSETS
Current assets
Cash and cash equivalents...................................    $    --        $   332        $    --
  Accounts receivable, net of allowances of $3,647, $4,000
    and $3,846 at October 31, 2001, January 31, 2001 and
    2000, respectively......................................     10,787         10,862         10,718
  Other receivables.........................................        148             --          1,414
Prepaid expenses and other current assets...................         20             22             35
Assets held for sale........................................         --             --             --
                                                                -------        -------        -------
    Total current assets....................................     10,955         11,216         12,167
Property, plant and equipment, net..........................      1,575          2,065          1,969
Goodwill, net...............................................         --             --          8,724
Reorganization value in excess of amounts allocable to
  identifiable assets.......................................     16,199         21,700             --
Other assets................................................        282            276            281
                                                                -------        -------        -------
    Total assets............................................    $29,011        $35,257        $23,141
                                                                =======        =======        =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Bank line of credit.........................................    $ 6,051        $ 6,209        $10,463
Current portion of debt and capital leases..................      2,725          3,448          1,255
Accounts payable............................................      2,908          1,101          1,434
Accrued compensation........................................        289            227            697
Accrued and other current liabilities.......................      4,501          3,705          6,865
                                                                -------        -------        -------
    Total current liabilities...............................     16,474         14,690         20,714
Long-term debt and capital leases...........................        931            889          4,013
                                                                -------        -------        -------
    Total liabilities.......................................     17,405         15,579         24,727
                                                                -------        -------        -------
Common Stock, par value $.0001, 1,000,000 shares authorized,
  100 shares issued and outstanding.........................         --             --             --
Parent company investment...................................     11,606         19,678         (1,586)
                                                                -------        -------        -------
    Total stockholder's equity (deficit)....................     11,606         19,678         (1,586)
                                                                -------        -------        -------
    Total liabilities and stockholder's equity..............    $29,011        $35,257        $23,141
                                                                =======        =======        =======

   The accompanying notes are an integral part of these financial statements.

                             CLINICAL STUDIES, LTD.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                               SUCCESSOR COMPANY                 PREDECESSOR COMPANY
                                       ----------------------------------   -----------------------------
                                       NINE MONTHS ENDED   19 WEEKS ENDED   33 WEEKS ENDED    YEAR ENDED
                                          OCTOBER 31,       JANUARY 31,     SEPTEMBER 20,    JANUARY 31,
                                             2001               2001             2000            2000
                                       -----------------   --------------   --------------   ------------
NET REVENUES
Net revenues from services...........       $24,235            $11,879          $22,237        $ 33,813
                                            -------            -------          -------        --------
Total revenue........................        24,235             11,879           22,237          33,813
                                            -------            -------          -------        --------
OPERATING COSTS AND ADMINISTRATIVE
  EXPENSES
Salaries, wages and benefits.........         9,918              3,840            9,835          17,346
Physicians fees and other consulting
  expenses...........................         3,502              1,480            3,464           7,870
Utilities............................           552                472              636             726
Depreciation and amortization........         3,589                752              755           1,698
Rent.................................         2,194              1,215            2,161           4,235
Provision for bad debts..............            46               (199)             876           1,355
Loss on sale of assets...............           223                 --               --              --
Goodwill impairment write-down.......            --              2,569               --           8,769
Nonrecurring expenses................            --                 --              141              --
Advertising, marketing and public
  relations..........................         1,830                836            1,782           3,170
Lab fees, patient stipends,
  affiliates and other fees..........         4,626              2,412            5,622           8,843
Office supplies and other............           816                527              929           2,509
Parent company corporate office
  allocation.........................         1,802              1,426            2,646           3,001
                                            -------            -------          -------        --------
Total operating costs and
  administrative expenses............        29,098             15,330           28,847          59,522
                                            -------            -------          -------        --------
Loss from operations.................         4,863             (3,451)          (6,610)        (25,709)
                                            -------            -------          -------        --------
Interest expense, net................         1,005                284            1,000           2,757
Reorganization items.................            --                 --              400              --
                                            -------            -------          -------        --------
Loss before provision for income
  taxes..............................        (5,868)            (3,735)          (8,010)        (28,466)
Provision for income taxes...........            --                 --               --              --
                                            -------            -------          -------        --------
Net loss.............................       $(5,868)           $(3,735)         $(8,010)       $(28,466)
                                            =======            =======          =======        ========

   The accompanying notes are an integral part of these financial statements.

                             CLINICAL STUDIES, LTD.
                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
 FOR THE PERIODS ENDED OCTOBER 31, 2001, JANUARY 31, 2001, AND JANUARY 31, 2000
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              COMMON STOCK
                                                               OUTSTANDING         PARENT
                                                           -------------------    COMPANY
                                                            SHARES     AMOUNT    INVESTMENT    TOTAL
                                                           --------   --------   ----------   --------
PREDECESSOR
BALANCES--JANUARY 31, 1999...............................     100       $ --      $ 10,631    $ 10,631

Increase in Parent Investment............................      --         --        16,249      16,249
Net loss for the year ended January 31, 2000.............      --         --       (28,466)    (28,466)
                                                             ----       ----      --------    --------
BALANCES--JANUARY 31, 2000...............................     100         --        (1,586)     (1,586)

Increase in Parent Investment............................                           20,209      20,209
Net loss for period ended September 21, 2000.............                           (8,010)     (8,010)
Adjustment of the Company's equity interests under
  September 21, 2000 plan of reorganization..............      --         --        16,685      16,685
                                                             ----       ----      --------    --------
                                                              100         --        27,298      27,298

SUCCESSOR
Decrease in Parent Investment............................                           (3,885)     (3,885)
Net loss for period ended January 31, 2001...............                           (3,735)     (3,735)
                                                             ----       ----      --------    --------
BALANCES--JANUARY 31, 2001...............................     100         --        19,678      19,678

Decrease in Parent Investment............................                           (2,204)     (2,204)
Net loss for period ended October 31, 2001...............                           (5,868)     (5,868)
                                                             ----       ----      --------    --------
BALANCES--OCTOBER 31, 2001...............................     100       $ --      $ 11,606    $ 11,606
                                                             ====       ====      ========    ========

   The accompanying notes are an integral part of these financial statements.

                             CLINICAL STUDIES, LTD.
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                       SUCCESSOR COMPANY             PREDECESSOR COMPANY
                                                  ---------------------------   -----------------------------
                                                      NINE
                                                     MONTHS        19 WEEKS        33 WEEKS          YEAR
                                                     ENDED          ENDED           ENDED           ENDED
                                                  OCTOBER 31,    JANUARY 31,    SEPTEMBER 20,    JANUARY 31,
                                                      2001           2001            2000            2000
                                                  ------------   ------------   --------------   ------------
Cash flows from operating activities:
Net Loss........................................    $(5,868)       $(3,735)        $ (8,010)       $(28,466)
Noncash items included in net loss:
  Depreciation and amortization.................      3,589            752              755           1,698
  Loss on sale of assets........................        223             --               --              --
  Write-down of notes receivable................         --             --               --             146
  Goodwill impairment write-down................         --          2,569               --           8,769
  Other.........................................         --             --               --              --
Changes in receivables..........................       (606)         1,505             (235)          1,030
Changes in accounts payable and accrued
  liabilities...................................      2,910         (3,114)            (850)          3,425
Changes in other assets.........................       (126)            10                3              91
                                                    -------        -------         --------        --------
  Net cash used by operating activities.........        122         (2,013)          (8,337)        (13,307)
Cash flows from investing activities:
Capital expenditures............................        (13)           (71)            (391)           (790)
Sale of assets..................................      2,597             --               --              --
Other assets....................................          5            (38)              43             134
                                                    -------        -------         --------        --------
  Net cash provided (used) by investing
    activities..................................      2,589           (109)            (348)           (656)
Cash flows from financing activities:
Borrowings (repayments) under revolving lines of
  credit........................................       (158)         6,209          (10,463)          1,346
Borrowings (repayments) of debt--net............       (681)            29             (960)         (3,632)
Increase (decrease) in parent company
  investment....................................     (2,204)        (3,885)          20,209          16,249
                                                    -------        -------         --------        --------
  Net cash provided (used) by financing
    activities..................................     (3,043)         2,353            8,786          13,963
                                                    -------        -------         --------        --------
Increase (decrease) in cash and cash
  equivalents...................................       (332)           231              101              --
Cash and cash equivalents, beginning of
  period........................................        332            101               --              --
                                                    -------        -------         --------        --------
Cash and cash equivalents, end of period........    $    --        $   332         $    101        $     --
                                                    =======        =======         ========        ========

   The accompanying notes are an integral part of these financial statements.

                             CLINICAL STUDIES, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

    Clinical Studies, Ltd. (together with its subsidiaries, the "Company" or "CSL") is a wholly owned subsidiary of Innovative Clinical Solutions, Ltd. (the "Parent" or "ICSL") (formerly PhyMatrix Corp.). The Company operates one business line which is pharmaceutical services, including investigative site management, and clinical and outcomes research. The Company performs clinical research studies sponsored by pharmaceutical companies. Through a network of 20 owned or affiliated clinics around the country CSL enrolls patients, administers medications, and submits data to sponsors for analysis. CSL was originally incorporated in Rhode Island on July 19, 1990. On March 7, 1997, CSL, was reincorporated as a Delaware corporation. On October 15, 1997, CSL was acquired by PhyMatrix Corp.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The Parent and its subsidiaries, including CSL, filed petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter11") on July 14, 2000 (the "Filing"). Prior to emerging from Chapter 11 on September 20, 2000 (the "Effective Date"), the Company (the "Predecessor") operated its business as a debtor-in-possession subject to the jurisdiction of the United States Bankruptcy Court (the "Bankruptcy Court"). The reorganized Company (the "Successor") adopted fresh-start reporting (Note 4) and gave effect to its emergence as of September 20, 2000.

    Under fresh-start reporting, the final consolidated balance sheet as of September 20, 2000 became the opening consolidated balance sheet of the reorganized Company. Since fresh-start reporting has been reflected in the accompanying consolidated balance sheet as of January 31, 2001, the consolidated balance sheet as of that date is not comparable in certain material respects to any such balance sheet for any period prior to September 20, 2000 since the balance sheet as of January 31, 2001 is that of a reorganized entity. Accordingly, a black line has been drawn between the Successor's balance sheet and the Predecessor's balance sheet. In addition, the results of the operations of the business prior to September 20, 2000 (the Predecessor) are not comparable to the Company's results of operations for any subsequent period due to the Company's emergence from bankruptcy.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its 50% or greater owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. The Company's financial statements have not been audited as a stand-alone business. The Company's accounts included in these financials are the CSL Stand-alone Financial Statements, which were part of the Parent's consolidated statements. It is management's opinion that the accompanying interim financial statements reflect all adjustments (which are normal and recurring) necessary for a fair presentation of the results for the interim period.

ESTIMATES USED IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables and third party settlements, depreciation and amortization, taxes and contingencies.

                             CLINICAL STUDIES, LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PARENT CORPORATE EXPENSE ALLOCATIONS

    The Parent's corporate expenses were allocated to CSL as a percentage of continuing companies revenue which management considers a reasonable basis for allocation. This resulted in a Parent corporate expense allocation of $3.0 million for the year ended January 31, 2000, $4.1 million for the year ended January 31, 2001, and $1.8 million for the nine months ended October 31, 2001.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of highly liquid instruments with maturities at the time of purchase of three months or less. The carrying amount approximates fair value because of the short effective maturity of these instruments.

REVENUE RECOGNITION

    Net revenues from clinical studies equal the fees to be received, primarily from pharmaceutical companies, as services are provided to patients enrolled in studies. Revenue is recognized as services are provided. Unbilled accounts receivable represents revenue recognized in excess of amounts billed. Unearned revenue is recorded for cash received from customers for which revenue has not been recognized as of the balance sheet date.

ASSETS HELD FOR SALE

    Assets Held For Sale previously included the assets of its oncology business, which were sold in August 2001. (See Note 15--Significant Events.)

PROPERTY AND EQUIPMENT

    Additions are recorded at cost, or in the case of capital lease property, at the net present value of the minimum lease payments required, and depreciation is recorded principally by use of the straight-line method of depreciation improvements and equipment over their useful lives. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. Assets recorded under capital leases are amortized over the shorter of their estimated useful lives or the lease terms.

INCOME TAXES

    The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES." Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes.

    Tax assets and liabilities, including loss and credit carry forwards were valued at fair market value at the reorganization date. The Company has concluded that its net tax assets, primarily operating loss carry forwards should be fully reserved because of the uncertainty surrounding whether these will ever be realized. The Company has recorded no tax benefit related to its net loss because of uncertainty as to the ultimate realizability of this benefit.

                             CLINICAL STUDIES, LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOING CONCERN

    The Company has generated significant negative cash flow and operating losses over the past several years. In addition, the Company is in violation of certain covenants of its credit facility at October 31, 2001. The Parent's independent public accountants have included a going concern explanatory paragraph in their audit report accompanying the Parent's fiscal 2001 audited financial statements. The paragraph states that the Parent's recurring losses and negative cash flow raise substantial doubt as to the Parent's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

    The Company's operating losses have declined significantly from fiscal 2000. In addition to the operating improvements, the Company has decided to sell non-strategic assets including its oncology business operations. The Company has continued to reduce costs through the closing of unprofitable sites, enhanced training and improvements in patient recruitment efforts.

GOODWILL AND OTHER LONG-LIVED ASSETS

    Goodwill was related to the excess of cost over the value of net assets of the businesses acquired. Amortization was calculated on a straight-line basis over periods ranging from ten to 36 years. Statement of Financial Accounting Standards (SFAS) No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF
LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," requires that goodwill be written down if anticipated future undiscounted cash flows from operations are insufficient to justify the recoverability of the goodwill asset. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other economic factors. As discussed below in
Note 4, the Company recorded an impairment charge of its reorganization value in excess of amounts allowable to identifiable assets of $2.6 million in the nineteen week period ended January 31, 2001.

REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

    Fresh start reporting requires the Company to restate its assets and liabilities to reflect their reorganization value, which reflects fair value at the date of the reorganization. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and identifiable intangible assets is allocated to a specific intangible referred to as Reorganization Value in Excess of Amounts Allocable to Identifiable Assets. The implementation of fresh start reporting resulted in a Reorganization Value in Excess of Amounts Allocable to Identifiable Assets of approximately $25 million. This asset, which was $21.7 million at January 31, 2001 after reduction for the $2.6 million write-down discussed in Note 4, is being amortized over five years, at the annual rate of $3.4 million. Recently, the Financial Accounting Standards Board has concluded that goodwill, such as excess reorganization value, would no longer be amortized but would be subject to periodic review for impairment. (See "Accounting Pronouncements and Developments".)

    The Company expects to continue to assess the realizability of its intangible assets as it evaluates it business strategies and further write-downs may be necessary.

                             CLINICAL STUDIES, LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

    In December 1999, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS" ("SAB 101"). SAB 101 summarizes certain of the Staff's views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The adoption of SAB 101 did not have a material impact on the financial statements.

    On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" ("SFAS 142"). SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "INTANGIBLE ASSETS". Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for impairment. SFAS 142 applies to existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by APB Opinion No. 17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001 and may not be adopted earlier. At January 31, 2001, the Company had $21.7 million of reorganization value on its balance sheet that was being amortized at a rate of $3.4 million annually.

3.  PARENT COMPANY RECAPITALIZATION

    Upon its acquisition by the Parent in 1997, the Company became a guarantor of the Parent's $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"). On July 14, 2000 the Parent and its subsidiaries, including CSL, filed joint petitions under Chapter 11 of the Bankruptcy Code. On
August 25, 2000, the Bankruptcy Court entered an order confirming a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Parent through the exchange of newly issued common stock of the Parent, representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all the Parent's old common stock and its replacement with newly issued common stock representing 10% of the Parent's issued and outstanding capital stock following the recapitalization. On September 21, 2000 the Parent satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date"), thereby extinguishing the Company's guarantee of the Debentures.

    Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures.

4.  PREPACKAGED PLAN AND FRESH-START REPORTING

    As discussed above, the Company's Prepackaged Plan was consummated on September 21, 2000 and CSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL

                             CLINICAL STUDIES, LTD.

4.  PREPACKAGED PLAN AND FRESH-START REPORTING (CONTINUED)
REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted fresh-start reporting in the accompanying consolidated balance sheet as of September 20, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their estimated fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" ("EXCESS REORGANIZATION VALUE"), which is being amortized in accordance with APB Opinion No.17, INTANGIBLE ASSETS, over a five year life. Each liability existing on the date the Prepackaged Plan that was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Excess Reorganization Value (Goodwill) and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital. Finally, any accounting principle changes required to be adopted in the financial statements of the Company within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

    The significant consummation and fresh-start reporting adjustments resulted in a charge of $400,000. This charge is presented as "Reorganization items" pursuant to adoption of fresh-start reporting in the consolidated statement of operations for the thirty-three week period ended September 20, 2000.

    The Company provided for or incurred the following expenses and income items during 2000 directly associated with the Chapter 11 reorganization proceedings and the resulting restructuring of its operations: $400,000 in emergence from bankruptcy bonuses.

    The fresh-start reporting reorganization value was primarily derived from a discounted cash flow analysis of the business based on the Company's projected earnings before interest, taxes and depreciation and amortization ("EBITDA") through the 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment.

    The determination of equity value included in the distributable value as of the Effective Date was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis. The enterprise value was developed by an independent financial advisor for purposes of preparing the Parent's Solicitation and Disclosure Statement (the "Disclosure Statement"), which was distributed to Debentureholders in connection with soliciting their acceptances of the Prepackaged Plan. In developing the determination of the initial equity value, the financial advisor used various assumptions and estimates, including revenue growth, improvements in operating margins, earnings and cash flow, improvement in techniques for managing working capital, expenses and other elements. As a result, the initial equity value of the Company was assumed to be about $25 million.

    Subsequent to the distribution of the Disclosure Statement and the Effective Date, a number of events occurred which impacted the determination of equity value under fresh-start reporting, including

                             CLINICAL STUDIES, LTD.

4. PREPACKAGED PLAN AND FRESH-START REPORTING (CONTINUED) but not limited to, information regarding the Company's third quarter performance, and the final fiscal 2001 financial plan. The Company employed a similar valuation method to that utilized by its independent financial advisor in the Disclosure Statement under fresh-start reporting to determine its equity value and arrived at the revised equity value of $21.7 million. The changes in assumptions used to calculate the revised reorganization value were primarily a reduction in assumed growth and an increase in the discount rate. Management believes these changes are appropriate given changes at the Company and the economy since the original reorganization value was calculated. This reduction in reorganization value is reflected as a goodwill impairment write-down of $2.6 million for the 19 weeks ended January 31, 2001. See Note 2--Summary of Significant Accounting Policies--"Goodwill and other long-lived assets" and "Reorganization Value in Excess of Amount Allocable to Identifiable Assets".

    The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including, but not limited to, those with respect to the future course of the Company's business activity.

5.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

                                                             SUCCESSOR     PREDECESSOR
                                               ESTIMATED    ------------   ------------
                                              USEFUL LIFE   JANUARY 31,    JANUARY 31,
                                                (YEARS)         2001           2000
                                              -----------   ------------   ------------
Furniture and fixtures......................       5-7            745          1,174
Equipment...................................      5-10            996          1,445
Computer software...........................       3-5            178            322
Leasehold improvements......................      4-20            223            129
                                                               ------        -------
Property and equipment, gross...............                    2,143          3,070
Less accumulated depreciation...............                      (78)        (1,101)
                                                               ------        -------
Property and equipment, net.................                   $2,065        $ 1,969
                                                               ======        =======

    Depreciation expense was $78,000, $163,000 and $651,000, respectively, for the periods ended January 31, 2001 and September 20, 2000 and for the year ended January 31, 2000.

                             CLINICAL STUDIES, LTD.

6.  ACCRUED AND OTHER CURRENT LIABILITIES

    Accrued and other current liabilities consist of the following (in thousands):

                                               SUCCESSOR      SUCCESSOR     PREDECESSOR
                                              ------------   ------------   ------------
                                              OCTOBER 31,    JANUARY 31,    JANUARY 31,
                                                  2001           2001           2000
                                              ------------   ------------   ------------
Accrued rent and equipment leases...........     $  875         $  769          $  769
Accrued professional fees...................         --             --              21
Accrued additional purchase price...........         --             --           1,070
Accrued interest............................         69             72              83
Unearned revenue............................      1,771          1,636           3,237
Other.......................................      1,786          1,228           1,685
                                                 ------         ------          ------
Total accrued and other current
  liabilities...............................     $4,501         $3,705          $6,865
                                                 ======         ======          ======

7.  LONG-TERM DEBT, NOTES PAYABLE AND CAPITAL LEASES

    Long-term debt, notes payable and capital leases consist of the following (in thousands):

                                                         SUCCESSOR     PREDECESSOR
                                                        ------------   ------------
                                                        JANUARY 31,    JANUARY 31,
                                                            2001           2000
                                                        ------------   ------------
Note payable to former shareholders of a clinical
  research company, which is non-interest bearing and
  has maturity dates through January 2004.............    $ 1,853        $ 2,207
Convertible acquisition notes payable with various
  maturity dates through October 3, 2001 and an
  interest rate of 7%.................................      2,100          2,925
Acquisition earn-outs payable with various maturity
  dates through 2001..................................         49             47
Capital lease obligations with maturity dates through
  September 2015 and interest rates ranging from 8.5%
  and 12%.............................................        335             89
                                                          -------        -------
    Total.............................................      4,337          5,268
Less current portion of capital leases................       (100)           (21)
Less current portion of debt..........................     (3,348)        (1,234)
                                                          -------        -------
Long-term debt and capital leases.....................    $   889        $ 4,013
                                                          =======        =======

                             CLINICAL STUDIES, LTD.

8.  REVOLVING LINES OF CREDIT (IN THOUSANDS):

                                                         SUCCESSOR     PREDECESSOR
                                                        ------------   ------------
                                                        JANUARY 31,    JANUARY 31,
                                                            2001           2000
                                                        ------------   ------------
Revolving line of credit with a financial institution
  with a maturity date of March 2002 and an interest
  rate of 9.5% at January 31, 2000....................         --        $10,463
Revolving line of credit with a financial institution
  with a maturity date of September 2002 and an
  interest rate of 11.5 % at January 31, 2001.........     $6,209             --
                                                           ------        -------
Revolving lines of credit.............................     $6,209        $10,463
                                                           ======        =======

    All convertible notes are now convertible into common stock of the Parent. At the option of the note holders, $2.9 million of the amount outstanding at January 31, 2000 was convertible at a conversion price of $16.425 per share. During March 1999, the Predecessor obtained a $30.0 million revolving line of credit with a three-year term and availability based upon eligible accounts receivable. The line of credit bore interest at prime plus 1.0% and fees of 0.0875%. The line of credit was collateralized by the assets of the Predecessor, limited the ability of the Predecessor to incur certain indebtedness and make certain dividend payments and required the Predecessor to comply with customary covenants. Proceeds from Parent asset sales were to be used to repay the line of credit to the extent the sold assets included eligible accounts receivable. Upon the Predecessor's filing of a voluntary petition under Chapter 11 of the Bankruptcy Code on July 14, 2000, the interest rate on the line increased to 12%. This line was paid in full on the Effective Date with available cash.

    On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but not less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under this New Credit Facility. In addition, as of July 31, 2001, the Company was in default of certain financial and reporting covenants contained in the New Credit Facility. On August 30, 2001, in connection with the sale of the oncology sites, Ableco executed a waiver of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million. The Company was in default of the revenue covenant contained in the amended New Credit Facility as of July 31, 2001. The Company and Ableco have executed a Forbearance Agreement with respect to this default pursuant to which Ableco has agreed to forbear exercising any of its default remedies until January 31, 2002. In connection with the Forbearance Agreement, the Company has paid Ableco $50,000, and has agreed to pay an additional $75,000 if the amended New Credit Facility is not repaid in full by December 31, 2001. The Company is also in default of the revenue covenant as of October 31, 2001 and has requested a waiver of this default. There is no assurance the Company will obtain such waiver. If the Company is not able to obtain such waiver or to consummate the proposed CNS Merger, the amended New Credit Facility is

                             CLINICAL STUDIES, LTD.

8. REVOLVING LINES OF CREDIT (IN THOUSANDS): (CONTINUED) subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount at prime plus 5.0%. The Company is currently negotiating with Heller Healthcare Finance to replace the New Credit Facility (see Significant Events paragraph regarding the proposed CNS Merger).

    The following is a schedule of future minimum principal payments of the Company's long-term and convertible debt and the present value of the minimum lease commitments at January 31, 2001:

                                                                         CAPITAL
                                                                DEBT      LEASES
                                                              --------   --------
                                                                (IN THOUSANDS)
2002........................................................  $ 3,348     $ 128
2003........................................................       --       124
2004........................................................      653        86
2005........................................................       --        51
2006........................................................       --         8
Thereafter..................................................       --        --
                                                              -------     -----
Total.......................................................    4,001       397
Less amounts representing interest and executory costs......                (61)
Total long-term debt and present value of minimum lease
  payments..................................................    4,001       336
                                                              -------     -----
Less current portion........................................   (3,348)     (100)
Long-term portion...........................................  $   653     $ 236
                                                              =======     =====

9.  LEASE COMMITMENTS

    The Company leases various office space and certain equipment pursuant to operating lease agreements. Future minimum lease commitments consisted of the following at January 31 (in thousands):

2002........................................................  3,140
2003........................................................  2,609
2004........................................................  2,040
2005........................................................  1,061
2006........................................................    349
Thereafter..................................................    464

10.  COMMITMENTS AND CONTINGENCIES

    In conjunction with an acquisition, that closed April 17, 1998, the Company may be required to make a contingent payment in the event that the acquired company attains a predetermined financial target income during the four years following the acquisition. If the applicable financial targets were satisfied the Company would be required to pay an aggregate of approximately $2.35 million for the four year period ending April 17, 2002. At this time no payment is expected since the target income is not likely to be achieved for the four year period. In addition, in conjunction with such acquisition, the Company has agreed to make payments in shares of common stock of the Parent. As of January 31, 2000, the Company had committed to issue $1.1 million of common stock of the Parent Company;

                             CLINICAL STUDIES, LTD.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) therefore, in April 2000, the Parent issued approximately 5.2 million shares of ICSL old common stock in satisfaction of this commitment.

    On February 20, 2001, Peter J. Almeroth, the Bond Opportunity Fund II, LLC and Steven L. Gidumal (collectively, the "Plaintiffs") filed an adversary proceeding (C.A. No. A-01-115) against the Parent, PBG Medical Mall MOB 1 Properties, Ltd., EQSF Advisors, Inc., 3801 PGA Investors, Ltd., Third Avenue Trust, Third Avenue Value Fund Series, Aggressive Conservative Investment Fund, L.P. and The Chase Manhattan Bank N.A. in the United States Bankruptcy Court for the District of Delaware seeking to revoke the order of confirmation (the "Confirmation Order") of the Prepackaged Plan. The Plaintiffs allege that the Confirmation Order was procured by means of fraud based on alleged concealment of significant actual or potential conflicts of interest and misrepresentations. The Parent has filed a motion to dismiss this action and awaits a ruling on the matter.

    In March 2001, Biltmore Investors Limited Partnership ("Biltmore") filed a complaint against CSL in Arizona Superior Court (Maricopa County)
(No. CV2001-003880) seeking damages of $16,625 for past due rent through February 2001 for breach of lease for the premises located in Phoenix, Arizona. Total rent under the lease for the balance of the lease term is approximately $1.3 million. On November 14, 2001 a settlement was reached with Biltmore in the amount of $318,000, due February 15, 2002 or earlier if the network management division is sold before that date. Biltmore has been granted a first priority perfected security interest, effective at the time that the New Credit Facility is repaid, in a note receivable with a balance at October 31, 2001 of $1,505,000.

    In October 2001, the Company filed a complaint against Clinical Research Center, P.C. ("CRC"), with which it has a Clinical Research Management Agreement, in the United States District Court for the Central District of Illinois Springfield Division (Case No. 01-3326) seeking temporary and permanent injunctive relief and monetary damages for breach of contract, breach of covenant, and tortious interference with the Company's business relations. The complaint included a claim under the Federal Arbitration Act seeking to force the defendants to mediate the dispute. The Court denied the Company's request for a temporary restraining order based, in part, on the ground that the Company had failed to prove that the defendants had received notice of the bankruptcy proceeding and, therefore, the defendants could contest the assumption of the management agreement at issue. The Company filed a motion for reconsideration and the Court reversed its finding on the issue of defendants' notice of the bankruptcy proceeding. A hearing on the Company's motion for a preliminary injunction was held on December 17, 2001 and the Company is awaiting the Court's decision.

    In November 2001, Northeast Medical Research Associates, Inc. ("NMRA") filed a complaint against the Company, its wholly owned subsidiary, CSL, and certain directors and officers of the Company in the Bristol County Massachusetts Superior Court (Civil Action No. BRCV2001-01380) seeking damages for, among other things, alleged breach of contract, fraud, misrepresentation, breach of fiduciary duty and violations of the Massachusetts Consumer Protection Act arising from a Clinical Research Management Agreement and Purchase Agreement and Bill of Sale entered into by the parties. NMRA is seeking payment of actual damages suffered plus interest and attorney's fees, and, in connection with the alleged violations of the Massachusetts Consumer Protection Act, up to three but not less than two times actual damages. The Company intends to move to dismiss the claim in its entirety and has filed a complaint and moved for a temporary restraining order against NMRA and certain physicians employed by NMRA.

    In November 2001, Allergy Associates, Inc. ("AAI"), which is affiliated with NMRA, filed a filed amended complaint against the Company and CSL in Bristol County Massachusetts Superior Court

                             CLINICAL STUDIES, LTD.

10.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
(BRCV2001-01295) seeking damages for, among other things, alleged breach of contract and violations of the Massachusetts Consumer Protection Act arising from the nonpayment of invoices for services performed for CSL. This action arises out of the same agreements and actions as are subject of the NMRA litigation. AAI's last demand for payment, delivered to the Company on or about November 14, 2001, stated the amount owed was $82,445. AAI is seeking payment of actual damages suffered plus interest and attorney's fees, and, in connection with the alleged violations of the Massachusetts Consumer Protection Act, up to three but not less than two times actual damages. The Company filed a motion to dismiss the first amended complaint in its entirety.

    The Company is subject to other legal proceedings in the ordinary course of its business. While the Company cannot estimate the ultimate settlements or awards with respect to these legal proceedings, if any, the outcomes could have a material adverse effect on the Company, its liquidity, financial position and results of operations.

11.  EMPLOYEE BENEFIT PLAN

    The Parent sponsors a 401(k) plan that covers substantially all of the Company's employees. Contributions under the plan equal 50% of the participants' contributions up to a maximum of 3 percent of eligible compensation per participant per plan year. Actual contributions under the plan amounted to $34,287 for the 19 week period ended January 31, 2001, $59,552 for the 33 week period ended September 20, 2000, and $41,283 for the year ended January 31, 2000.

12.  INCOME TAXES

    Significant components of the Company's deferred tax assets and liabilities as of January 31, 2001 and 2000 are as follows (in thousands):

                                                         SUCCESSOR   PREDECESSOR
                                                         ---------   -----------
                                                           2001         2000
                                                         ---------   -----------
Deferred tax asset
Allowance for doubtful accounts, reserves and other
  accrued expenses.....................................  $  3,002      $  4,238
Net operating loss carryforward........................    30,731        14,401
Assets held for sale...................................        --            --
                                                         --------      --------
Total deferred tax assets..............................    33,733        18,638
                                                         --------      --------
Deferred tax liability
Property and depreciation..............................        --            --
Amortization...........................................    (1,320)       (3,508)
Installment gain
Other..................................................        --            --
                                                         --------      --------
Total deferred tax liability...........................    (1,320)       (3,508)
                                                         --------      --------
Deferred tax asset.....................................    32,413        15,130
Valuation allowance....................................   (32,413)      (15,130)
                                                         --------      --------
Net deferred tax liability.............................  $     --      $     --
                                                         ========      ========

                             CLINICAL STUDIES, LTD.

12.  INCOME TAXES (CONTINUED)
    The Company reasonably believes that because of the large net operating loss for the years ended January 31, 2001 and 2000 and the anticipated losses due to the restructuring of the Company, the Company may not be able to fully utilize all the net operating losses. Accordingly, the Company has established a full valuation allowance on the Company's net deferred tax assets.

    The reconciliation of income tax computed at statutory rates to income tax expense is as follows:

                                             SUCCESSOR              PREDECESSOR
                                            ------------   -----------------------------
                                                            PERIOD ENDED
                                            --------------------------------------------
                                            JANUARY 31,    SEPTEMBER 20,    JANUARY 31,
                                                2001            2000            2000
                                            ------------   --------------   ------------
Statutory rate............................      (35)%            (35)%          (35)%
Nondeductible amortization and impairment
  write-downs.............................       30%               0%            11%
Permanent differences.....................        0%               0%             0%
Basis difference, asset held for sale.....        0%               0%             0%
State income tax (net of federal
  benefit)................................        0%               0%             0%
Change in valuation allowance.............        5%              35%            24%
                                                ---              ---            ---
                                                  0%               0%             0%
                                                ===              ===            ===

13.  SUPPLEMENTAL CASH FLOW INFORMATION

    During the years ended January 31, 2001 and 2000, the Company recorded impairment charges and wrote down certain assets that are being held for sale at January 31, 2000 to their net realizable value (less cost to sell). The transactions had the following non-cash impact on the balance sheets of the Company (in thousands):

                                         SUCCESSOR               PREDECESSOR
                                       --------------   -----------------------------
                                       19 WEEKS ENDED   33 WEEKS ENDED    YEAR ENDED
                                        JANUARY 31,     SEPTEMBER 20,    JANUARY 31,
                                            2001             2000            2000
                                       --------------   --------------   ------------
Current assets.......................      $    --          $    --         $    --
Property, plant and equipment........           --               --
Intangibles..........................       (2,569)          16,685          (8,769)
Other noncurrent assets..............           --               --
Current liabilities..................           --               --
Debt.................................           --
Noncurrent liabilities...............           --               --
Equity...............................      $(2,569)         $16,685         $(8,769)

    Cash paid for interest during the periods ended January 31, 2001 and September 20, 2000 and for the year ended January 31, 2000 was $225.0 million, $1,082.0 million and $2,746.0 million, respectively. There was $0 cash paid for income taxes during the periods ended January 31, 2001 and September 20, 2000 and for the year ended January 31, 2000.

14.  SEGMENT INFORMATION

    The Company has one business segment, therefore, segment information is not provided.

                             CLINICAL STUDIES, LTD.

15.  SIGNIFICANT EVENTS

    On August 30, 2001, the Company sold oncology and hematology business operations for approximately $2.5 million. The net proceeds from this transaction were used to pay down the Company's line of credit under the New Credit Facility. In connection therewith, the Company executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million.

    In September 2001, the Company entered into an Amended and Restated Subordinated Promissory Note payable to Steven Targum, M.D. which, extended the payments terms of the existing note. The Company made $600,000 in payments on the amended note, leaving an outstanding balance due of $1.4 million, of which $500,000 may be paid through the issuance of CNS common stock (see below).

    On October 31, 2001, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") for the merger of CSL with Comprehensive Neuroscience, Inc. ("CNS"), a privately held healthcare company. Under the terms of the Merger Agreement, a specially created subsidiary of CNS will merge with and into CSL (the "Merger") with CSL as the surviving company becoming a wholly owned subsidiary of CNS. The Parent will receive common stock of CNS in exchange for its CSL stock. The consummation of the Merger is subject to a number of closing conditions, including replacement of the New Credit Facility and CNS securing new convertible debt sufficient to provide CNS with at least $4.0 million of cash following the Merger. As a result of the litigation involving CRC and NMRA described in Note 10, the parties to the Merger Agreement have entered into a First Amendment to the Merger Agreement ("the Amendment") pursuant to which the Parent Company has agreed to an additional escrow of stock as security for the risks associated with such litigation.

                                 COMPREHENSIVE
                               NEUROSCIENCE, INC.
                                AND SUBSIDIARIES

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                      Nine Months Ended September 30, 2001

               COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                               ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $   655
  Accounts receivable, net of allowance.....................    5,224
  Prepaid expenses and other current assets.................      313
                                                              -------
    Total current assets....................................    6,192

PROPERTY AND EQUIPMENT--Net.................................      192
GOODWILL AND OTHER INTANGIBLE ASSETS--Net...................    3,006
                                                              -------

TOTAL.......................................................  $ 9,390
                                                              =======

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $   820
  Network payables--clinical trials.........................    1,212
  Network payables--medical information and technology......      947
  Deferred revenue..........................................    1,458
                                                              -------
    Total liabilities.......................................    4,437
                                                              -------

STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value--authorized, 50,000,000
    shares; and issued, 4,222,162
    shares..................................................        4
  Preferred stock, $.001 par value;
  Preferred--authorized, 4,400,000 shares and issued, -0-
    shares
    Series A 8% Cumulative Convertible--authorized,
     15,600,000 shares and issued, 10,400,000 shares........       10
  Additional paid-in capital................................   10,502
  Accumulated deficit.......................................   (5,563)
                                                              -------
    Total stockholders' equity..............................    4,953
                                                              -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 9,390
                                                              =======

           See notes to unaudited consolidated financial statements.

               COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

REVENUES:
  Clinical trials...........................................  $  5,188
  Medical information technologies..........................     3,531
                                                              --------
    Total revenues..........................................     8,719
                                                              --------

OPERATING COSTS:
  Clinical trials...........................................     4,449
  Medical information technologies..........................     2,982
                                                              --------
    Total operating costs...................................     7,431
                                                              --------

GROSS PROFIT................................................     1,288

GENERAL AND ADMINISTRATIVE EXPENSES.........................     2,155

DEPRECIATION AND AMORTIZATION...............................       270
                                                              --------

NET LOSS FROM OPERATIONS....................................    (1,137)

OTHER INCOME AND EXPENSE:
  Interest income...........................................        47
  Interest expense..........................................        --
  Other income (expense)....................................      (125)
                                                              --------
    Total other income and expense..........................       (78)
                                                              --------

LOSS BEFORE PROVISION FOR INCOME TAXES......................    (1,215)

INCOME TAX PROVISION........................................        --
                                                              --------

NET LOSS....................................................  $ (1,215)
                                                              ========

           See notes to unaudited consolidated financial statements.

               COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

                  UNAUDITED STATEMENTS OF STOCKHOLDERS' EQUITY

                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                                                       OTHER
                                                                                   COMPREHENSIVE
                                                        ADDITIONAL                    INCOME
                                 PREFERRED    COMMON     PAID-IN     ACCUMULATED    UNREALIZED
                                   STOCK      STOCK      CAPITAL       DEFICIT         GAINS        TOTAL
                                 ---------   --------   ----------   -----------   -------------   -------
BALANCE, JANUARY 1, 1999.......     $--        $ 2        $    --      $  (313)         $ --       $  (311)
  Issuance of preferred
    stock......................      10         --         10,290           --            --        10,300
  Issuance of common stock.....      --          2             94           --            --            96
  Comprehensive loss...........      --         --             --       (1,708)           53        (1,655)
                                    ---        ---        -------      -------          ----       -------

BALANCE, DECEMBER 31, 1999.....      10          4         10,384       (2,021)           53         8,430
                                    ===        ===        =======      =======          ====       =======

  Issuance of preferred
    stock......................                 --            100           --            --           100
  Issuance of common stock.....      --         --             --           --            --            --
  Change in unrealized gain....      --         --             --           --           (53)          (53)
  Comprehensive loss...........      --         --             --       (2,333)           --        (2,333)
                                    ---        ---        -------      -------          ----       -------

BALANCE, DECEMBER 31, 2000.....     $10        $ 4        $10,484      $(4,354)         $          $ 6,144
                                    ---        ---        -------      -------          ----       -------

  Issuance of preferred
    stock......................      --         --             --           --            --            --
  Issuance of common stock.....      --         --             18            6            --            24
  Change in unrealized gain....      --         --             --           --
  Comprehensive loss...........      --         --             --       (1,215)           --        (1,215)
                                    ---        ---        -------      -------          ----       -------

BALANCE, SEPTEMBER 30, 2001....     $10        $ 4        $10,502       (5,563)         $          $ 4,953
                                    ===        ===        =======      =======          ====       =======

           See notes to unaudited consolidated financial statements.

               COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (1,215)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       270
  Change in operating assets and liabilities:
    Accounts receivable.....................................    (1,854)
    Prepaid expenses and other current assets...............      (205)
    Accounts payable and accrued expenses...................      (139)
    Network payables--clinical trials.......................      (926)
    Network payables--medical information and
     technologies...........................................       675
    Deferred revenue........................................     1,334
                                                              --------
      Net cash used in operating activities.................    (2,060)
                                                              --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in property, plant and equipment.................       (20)
  Decrease (increase) in marketable securities..............        --
  Purchase of asset license agreeements.....................        --
  Increase in goodwill and other noncurrent assets..........       (27)
                                                              --------
      Net cash used in investing activities.................       (47)
                                                              --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of stock...........................        18
                                                              --------
      Net cash (used in) provided by financing activities...        18
                                                              --------

INCREASE IN CASH AND CASH EQUIVALENTS.......................    (2,089)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     2,744
                                                              --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $    655
                                                              ========

           See notes to unaudited consolidated financial statements.

               COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 2001

1.  DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Please refer to the Notes to Consolidated Financial Statements of Comprehensive Neuroscience, Inc. and Subsidiaries for the years ended December 31, 2000 and 1999, included in the Information Statement.

2.  SUBSEQUENT EVENTS

    The Company has entered into a definitive agreement for the consolidation of CNS and the subsidiary of a publicly held healthcare company. The proposed transaction involves the merger of a newly-created CNS subsidiary with the other company in exchange for CNS stock. No cash consideration is contemplated to be paid by or to the Company or its stockholders. The Company expects to issue stock representing approximately 52% of the equity of the combined enterprise. The closing of the merger is subject to significant conditions, which may not be met. No assurances can be made that the Company will be able to complete the proposed transaction.

                                     ******

                                                                         ANNEX A

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                             CLINICAL STUDIES, LTD.
                        COMPREHENSIVE NEUROSCIENCE, INC.
                                      AND
                             CNS ACQUISITION, INC.
                                  DATED AS OF
                               DECEMBER 31, 2001
       (AMENDING THE AGREEMENT AND PLAN OF MERGER DATED OCTOBER 31, 2001)

                 (This page has been left blank intentionally.)

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

    THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "FIRST AMENDMENT"), to the Agreement and Plan of Merger dated as of October 31, 2001 (the "MERGER AGREEMENT") by and among Innovative Clinical Solutions, Ltd., a Delaware corporation ("ICSL"), Clinical Studies, Ltd., a Delaware corporation and a wholly owned subsidiary of ICSL ("CSL"), Comprehensive
Neuroscience, Inc., a Delaware corporation ("CNS") and CNS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of CNS ("ACQUISITION SUB") is made and entered into effective as of December 31, 2001. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement unless the context clearly dictates otherwise.

                                   BACKGROUND

    A. On October 31, 2001, ICSL, CSL, CNS and Acquisition Sub entered into the Merger Agreement to effect the Merger.

    B. Since October 31, 2001, there has been litigation (the "LITIGATION") involving CSL and (a) the clinical research management agreement by and among ICSL, CSL and Clinical Research Center, P.C. (the "CRC AGREEMENT") and (b) the clinical research management agreement by and among ICSL, CSL and Northeast Medical Research Associates, Inc. (the "NMRA AGREEMENT", and together with the CRC Agreement, the "MANAGEMENT AGREEMENTS") which litigation has resulted in further negotiation with respect to certain of the business terms related to the Merger.

    C. The further negotiations resulted in an agreement among the parties to modify certain of the terms and conditions set forth in the Merger Agreement.

    D. The parties hereto desire to amend the Merger Agreement on the terms set forth in this First Amendment.

    NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                   ARTICLE 1--AMENDMENTS TO MERGER AGREEMENT

    1.1. Section 7.18 of the Merger Agreement is deleted in its entirety and the following is substituted in lieu thereof:

    7.18  ESCROW AGREEMENT.

        ICSL, CNS and Hinckley, Allen & Snyder LLP, as Escrow Agent, shall have executed and delivered an Escrow Agreement substantially in the form attached to the First Amendment as EXHIBIT 7.18 (the "ESCROW AGREEMENT").

    1.2. Section 8.8 and Section 9.9 of the Merger Agreement are hereby deleted in their entirety and the following are substituted in lieu thereof:

       8.8 INTENTIONALLY BLANK.

       9.9 INTENTIONALLY BLANK.

    1.3. Section 10.5 of the Merger Agreement is deleted in its entirety and the following is substituted in lieu thereof:

    10.5  FAIRNESS OPINION.

        ICSL shall have received the written opinion of Shields & Company, Inc. addressed to the Board of Directors of ICSL prior to the Closing to the effect that, as of the date of such opinion, the CSL Merger Consideration is fair from a financial point of view to ICSL and its stockholders, and as of the Effective Time, such opinion shall not have been withdrawn. ICSL shall also have received the written opinion of Shields & Company, Inc. that the Merger is fair to the Company and its stockholders from a financial point of view, taking into account the amendments to the Merger Agreement contained in the First Amendment.

    1.4. Section 12.1.3 is deleted in its entirety and the following is substituted in lieu thereof:

        12.1.3 "ESCROWED SHARES" shall mean the number of shares of New Common Stock equal to the quotient of $11,026,173 DIVIDED BY the CNS Per Share Value, rounded up or down to the nearest whole number.

    1.5. The following sections of Article 12 are hereby deleted and the following are substituted in lieu thereof:

        12.1.2 "CNS LOSSES" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable actual attorneys' and accountants' fees), assessments, tax deficiencies and taxes (including interest or penalties thereon) sustained, suffered or incurred by any CNS Indemnified Person arising from or in connection with any such matter which is the subject of indemnification under Section 12.2.1 hereof, offset by any net tax benefit to the CNS Indemnified Person so affected.

        12.1.4 "EVENT OF CNS INDEMNIFICATION" shall mean and include the following:

        (a) the inaccuracy or breach of any representation or warranty of ICSL or CSL contained herein, or in the CSL Disclosure Schedule, any Exhibit hereto or any certificate delivered in connection herewith at or before the Effective Time; or

        (b) breach of any agreement or covenant of ICSL or CSL contained in this Agreement (including the CSL Disclosure Schedule and the Exhibits attached hereto); or

        (c) the assertion of any claim, demand, liability or obligation against ICSL, CSL, CNS, Acquisition Sub or the Surviving Corporation arising from or in connection with (i) any action or inaction of ICSL in connection with the action of the stockholders of ICSL required to approve the transactions contemplated by this Agreement, or (ii) any assertion by any stockholder of ICSL of any impropriety with respect to any actions or transactions of or involving ICSL prior to or at the Effective Time (including, without limitation, the actions and transactions contemplated by this Agreement); or

        (d) the assertion of any claim, demand, liability or obligation against any CNS Indemnified Person, arising from or in connection with any of the items set forth on SCHEDULE 12.1.4 attached to the Merger Agreement.

        12.1.6 "EVENT OF ICSL INDEMNIFICATION" shall mean and include the following:

        (a) the inaccuracy or breach of any representation or warranty of CNS or Acquisition Sub in the CNS Disclosure Schedule and any Exhibit hereto or any certificate delivered in connection herewith at or before the Effective Time; or

        (b) the breach of any agreement or covenant of CNS or the Acquisition Sub contained in this Agreement (including the CNS Disclosure Schedule and the Exhibits attached hereto); or

        (c) the assertion of any claim, demand, liability or obligation against ICSL, CSL, CNS, Acquisition Sub or the Surviving Corporation arising from or in connection with (i) any action or inaction of CNS and Acquisition Sub in connection with the action of the stockholders of CNS or Acquisition Sub required to approve the transactions contemplated by this Agreement, or
    (ii) any assertion by any stockholder of CNS or Acquisition Sub of any impropriety with respect to any actions or transactions of or involving CNS or Acquisition Sub prior to or at the Effective Time (including, without limitation, the actions and transactions contemplated by this Agreement).

    1.6. Article 12 of the Merger Agreement is hereby amended by adding the following Section 12.7 at the end of said Article 12:

        12.7  ADJUSTMENT OF MERGER CONSIDERATION.

        The Merger Consideration shall be adjusted (a "MERGER CONSIDERATION ADJUSTMENT"), if at all, in such amounts and in such manner as is set forth below, which Merger Consideration Adjustment shall be effected solely by the return of Escrowed Shares to CNS for cancellation as set forth in the Escrow
    Agreement:

        12.7.1 (a) If either of the Management Agreements shall terminate as a result of a resolution (by final, unappealable judgment, withdrawal with prejudice, settlement or otherwise) of the Litigation (a "LITIGATION RESOLUTION") and Newco or CSL shall cease to receive revenue from the clinical site operated pursuant to such Management Agreements (each, a "MANAGED SITE"), then the Merger Consideration shall be reduced by a number of shares of New Common Stock equal to (i) the amount escrowed with respect to such terminated Management Agreement (the "AGREEMENT ESCROW AMOUNT") minus the Net Settlement Proceeds (if Net Settlement Proceeds is a positive number) divided by (ii) the CNS Per Share Value. For purposes hereof, "NET SETTLEMENT PROCEEDS" means the sum of (i) any indebtedness of Newco or CSL forgiven in connection with such Litigation Resolution and (ii) any damages or other amounts received by Newco or, after the Effective Time, by Newco or CSL (whether in cash, notes or other property) in connection with such Litigation Resolution reduced by (x) any damages or other amounts paid by Newco or, after the Effective Time, by Newco or CSL (whether in cash, notes or other property) in connection with the related Litigation Resolution and
    (y) the amount of legal fees and related costs paid by Newco or, after the Effective Time, by Newco or CSL in connection with such Litigation and (z) any amount owed to Newco or CSL in connection with the related Management Agreement which accrued between the Effective Time and the date of such Litigation Resolution and which is forgiven in connection with such Litigation Resolution ("FORGIVEN MANAGED SITE DEBT"). The Agreement Escrow Amount of the NMRA Agreement and the CRC Agreement are set forth on Schedule 12.7.1.

        (b) In the event of a Litigation Resolution which does not result in the termination of the related Management Agreement, the Merger Consideration shall be reduced by a number of shares of New Common Stock (not less than zero) valued (based on the CNS Per Share Value) at (i) 1 minus the quotient of (x) the Projected Site Net Contribution Margin divided by (y) the Site Net Contribution Margin for the 12 month period ended October 31, 2001 multiplied by (ii) the applicable Agreement Escrow Amount. For purposes of this Section 12.7.1, the term "SITE NET CONTRIBUTION MARGIN" shall mean the total revenues generated by the applicable Managed Site minus any direct expenses attributable to such Managed Site as indicated on the general ledger of Newco and/or CSL (as applicable) prepared in accordance with GAAP consistent with CSL's past practices. For purposes of this Section 12.7.1, the term "PROJECTED SITE NET CONTRIBUTION MARGIN" means the anticipated Site Net Contribution Margin of the applicable Managed Site for the 12-month period ending on the 12-month anniversary of the last day of the month in which such Litigation Resolution occurred based on the projections prepared in good faith by Newco's management and approved by Newco's board of directors, a copy of which Projected Site Net

    Contribution Margin shall be delivered to ICSL within 30 days of the date of such Litigation Resolution.

        (c) If a Litigation Resolution as contemplated in Section 12.7.1(b) occurs and there is any Forgiven Managed Site Debt with respect to the Management Agreement which is the subject of such Litigation Resolution, then the Merger Consideration shall be further reduced by a number of shares of New Common Stock (not less than zero) valued (based on the CNS Per Share Value) at the amount of such Forgiven Managed Site Debt.

        (d) The Escrowed Shares held with respect to this Section 12.7.1 shall be held until the number of Escrowed Shares equal to $5.0 million divided by the CNS Per Share Value have been distributed pursuant to this Section
    12.7.1. The maximum adjustment to the Merger Consideration pursuant to this
    Section 12.7.1 with respect to each Management Agreement shall be by return to CNS for cancellation of that number of Escrowed Shares equal to the applicable Agreement Escrow Amount divided by the CNS Per Share Value. The maximum aggregate adjustment to the Merger Consideration pursuant to this
    Section 12.7.1 shall be equal to $5.0 million divided by the CNS Per Share Value.

        12.7.2 The Merger Consideration shall be reduced by a number of shares of New Common Stock the value of which is equal to the amount of the accounts receivable set forth on SCHEDULE 12.7.2 (the "ACCOUNTS RECEIVABLE") which remain uncollected after the eight consecutive fiscal quarters immediately following the fiscal quarter ended October 31, 2001 (the "COLLECTION PERIOD"). Escrowed Shares will be released to ICSL on a quarterly basis, the number of which released Escrowed Shares shall be equal to the value of the Accounts Receivable collected in the immediately preceding fiscal quarter (the "COLLECTED ACCOUNTS") DIVIDED BY the CNS Per Share Value. Collected Accounts shall be determined in accordance with GAAP. At the conclusion of the Collection Period, the Escrow Agent shall deliver to CNS for cancellation a number of Escrowed Shares equal to the difference between (a) the value of the Accounts Receivable DIVIDED BY the CNS Per Share Value and (b) the number of Escrowed Shares previously delivered to ICSL pursuant to this Section 12.7.2. Notwithstanding the foregoing, the maximum adjustment to the Merger Consideration pursuant to this
    Section 12.7.2 shall be by return of that number of Escrowed Shares equal to the value of Accounts Receivable divided by the CNS Per Share Value.

        12.7.3  Any adjustment to the Merger Consideration set forth in this
    Section 12.7, shall be accomplished by delivery of Escrowed Shares in accordance with the terms and conditions of the Escrow Agreement.

        12.7.4 ICSL shall have the right to continue or assume the defense of the Litigation at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to Newco, and shall act reasonably and in accordance with its good faith business judgment. If ICSL elects to continue or assume the defense of the Litigation, Newco shall nevertheless be entitled to participate in such defense with its own counsel and at its own expense, and such expense shall not be deducted from Net Settlement Proceeds.

        12.7.5 Newco shall not be responsible for any legal or other defense costs incurred by ICSL in connection with the defense of the Litigation. If ICSL does not exercise its right to continue or assume the defense of the Litigation, ICSL shall nevertheless be entitled to participate in such defense with its own counsel and at its own expense; and in any such case, Newco shall assume the defense of the Litigation with counsel reasonably satisfactory to ICSL, and shall act reasonably and in accordance with its good faith business judgment. Neither ICSL nor Newco shall effect any settlement without the consent of the other, which consent shall not unreasonably be withheld or delayed. ICSL and Newco shall make available to each other and their counsel and accountants all books and records and information relating to the Litigation, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of the Litigation.

    1.7. Section 13.1.1(c) of the Merger Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

        (c) By ICSL or CNS, on or after February 28, 2002 (the "TERMINATION DATE"), PROVIDED, that if any amendment, restatement or supplement to the Information Statement filed with the SEC on December 11, 2001 has been filed with the SEC in preliminary form and such amendment, restatement or supplement is under review by the SEC for a period that exceeds 10 days, the Termination Date shall be extended by the number of days in excess of such 10 day period; PROVIDED, FURTHER, that the Termination Date may be extended by mutual agreement of the parties; or

    1.8. Section 13.2.2 of the Merger Agreement is hereby amended to substitute "May 1, 2002" for "March 31, 2002."

    1.9. Section 13.2.3 of the Merger Agreement is hereby amended to substitute "May 1, 2002" for "March 31, 2002."

    1.10. Section 14.1 of the Merger Agreement contains the following defined term which is hereby deleted in its entirety and the following is substituted in lieu thereof:

        "AGREEMENT" means the Merger Agreement, as amended.

    1.11. Section 14.1 of the Merger Agreement is hereby amended to add the following definitions:

        "ACCOUNTS RECEIVABLE" has the meaning provided Section 12.7.2.

        "AGREEMENT ESCROW AMOUNT" has the meaning provided Section 12.7.1.

        "COLLECTION PERIOD" has the meaning provided Section 12.7.2.

        "CRC AGREEMENT" has the meaning provided in the recitals to the First Amendment.

        "FIRST AMENDMENT" has the meaning provided in the preamble to the First Amendment.

        "FORGIVEN MANAGED SITE DEBT" has the meaning provided in
    Section 12.7.1.

        "LITIGATION" has the meaning provided in the recitals to the First Amendment.

        "LITIGATION RESOLUTION" has the meaning provided Section 12.7.1.

        "MANAGED SITE" has the meaning provided Section 12.7.1.

        "MANAGEMENT AGREEMENTS" has the meaning provided in the recitals to the First Amendment.

        "MERGER CONSIDERATION ADJUSTMENT" has the meaning provided
    Section 12.7.

        "NET SETTLEMENT PROCEEDS" has the meaning provided Section 12.7.

        "NMRA AGREEMENT" has the meaning provided in the recitals to the First Amendment.

        "PROJECTED SITE NET CONTRIBUTION MARGIN" has the meaning provided in
    Section 12.7.1.

        "SITE NET CONTRIBUTION MARGIN" has the meaning provided in
    Section 12.7.1.

    1.12. Schedules 4.3.2 and 4.15 to the Merger Agreement are deleted in their entirety and Schedules 4.3.2 and 4.15 to the First Amendment are substituted in lieu thereof.

              ARTICLE 2--ADDITIONAL REPRESENTATIONS AND WARRANTIES

    Each party to this First Amendment represents and warrants (a) that it has the full corporate power and authority to enter into, to deliver and to perform this First Amendment and the Merger Agreement (as amended hereby) to which it is a party, and all other agreements and actions required of it hereunder or thereunder, (b) that all actions necessary or appropriate for such party's execution, delivery and performance of this First Amendment, the Merger Agreement and all other agreements and actions required hereunder or thereunder have been properly and fully taken and (c) that, upon execution and delivery, this First Amendment as well as the Merger Agreement (as amended hereby) will constitute the legal, valid and binding obligations of each party hereto or thereto enforceable in accordance with the terms hereof or thereof.

                            ARTICLE 3--MISCELLANEOUS

    3.1. EFFECT OF FIRST AMENDMENT. This First Amendment is an amendment and supplement to (and not a novation of) the Merger Agreement as well as the schedules thereto. Except as specifically amended by this First Amendment, the Merger Agreement is, and continues to be, in full force and effect as in effect prior to the date hereof.

    3.2. AMENDMENT. No modification or amendment hereof shall be effective unless made in writing and signed by the party against which enforcement of such amendment is sought.

    3.3. HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this First Amendment are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

    3.4. COUNTERPARTS. This First Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, CSL, ICSL, CNS and Acquisition Sub have executed this First Amendment as of the day and year first above written.

                                          CLINICAL STUDIES, LTD.
                                          By: /s/ Michael T. Heffernan
                                          --------------------------------------
                                          Name: Michael T. Heffernan
                                          Title: Chief Executive Officer

                                          INNOVATIVE CLINICAL SOLUTIONS, LTD.
                                          By: /s/ Michael T. Heffernan
                                          --------------------------------------
                                          Name: Michael T. Heffernan
                                          Title: President and Chief Executive
                                          Officer

                                          COMPREHENSIVE NEUROSCIENCE, INC.
                                          By: /s/ John P. Doherty, M.D.
                                          --------------------------------------
                                          Name: John P. Doherty, M.D.
                                          Title: President and Chief Executive
                                          Officer

                                          CNS ACQUISITION, INC.
                                          By: /s/ John P. Doherty, M.D.
                                          --------------------------------------
                                          Name: John P. Doherty, M.D.
                                          Title: President and Chief Executive
                                          Officer

                      [SIGNATURE PAGE TO FIRST AMENDMENT]

                                                                    EXHIBIT 7.18

                                ESCROW AGREEMENT

    ESCROW AGREEMENT, dated as of       , 2002, among Innovative Clinical
Solutions, Ltd., a Delaware corporation ("ICSL"); Comprehensive
Neuroscience, Inc., a Delaware corporation ("CNS"); and Hinckley, Allen & Snyder LLP, in its capacity as Escrow Agent hereunder (the "ESCROW AGENT", which term shall also include any successor escrow agent appointed in accordance with
Section 7(b) hereof).

    WHEREAS, the parties hereto are entering into this Escrow Agreement pursuant to the Agreement and Plan of Merger dated as of October 31, 2001 (as amended, the "MERGER AGREEMENT"), among ICSL, Clinical Studies, Ltd., a Delaware corporation and wholly owned subsidiary of ICSL ("CSL"), CNS and CNS Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of CNS ("ACQUISITION SUB"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

    WHEREAS, this Escrow Agreement is designed to implement the provisions of the Merger Agreement pursuant to which the Escrowed Shares are being deposited with the Escrow Agent as security for the satisfaction of the obligations of ICSL to indemnify the CNS Indemnified Persons pursuant to Article 12 of the Merger Agreement.

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. APPOINTMENT OF ESCROW AGENT. The Escrow Agent is hereby appointed to act as escrow agent hereunder, and the Escrow Agent agrees to act as such.

    2.  ESCROW FUND AND ESCROW ACCOUNT.

        (a) On the date hereof, in accordance with Article 12 of the Merger Agreement, CNS is delivering to the Escrow Agent one or more certificates
(the "ESCROW CERTIFICATES") representing the Escrowed Shares, and the Escrow Agent is accepting such certificates in escrow for the benefit of ICSL and the CNS Indemnified Persons pursuant to the provisions of this Escrow Agreement. The Escrowed Shares, together with any securities of CNS issued in respect thereof (including, without limitation, any shares issued as a stock dividend or pursuant to any stock split, reverse stock split, combination or reclassification thereof), shall hereinafter be referred to collectively as the "ESCROW FUND".

        (b) The Escrow Agent shall maintain the Escrow Certificates at its office located at its address set forth in Section 9(a), provided that the books and records of the Escrow Agent shall at all times show that the assets constituting the Escrow Fund do not constitute assets of the Escrow Agent.

        (c) The Escrow Agent shall maintain the Escrow Fund in four separate categories. The first category shall consist of Escrowed Shares with an initial value equal to $2.0 million which Escrowed Shares shall be available only for satisfaction of Claims (other than Claims with respect to ICSL Contingencies, as hereinafter defined) made pursuant to Article 12 of the Merger Agreement (the "GENERAL ESCROW"). The second category shall consist of Escrowed Shares with an initial value equal to $2.0 million which Escrowed Shares shall be available only for satisfaction of Claims with respect to ICSL Contingencies, as hereinafter defined (the "CONTINGENCY ESCROW"). The third category shall consist of Escrowed Shares with an initial value equal to $5.0 million which shares shall be available only for satisfaction of a Merger Consideration Adjustment pursuant to Section 12.7.1 of the Merger Agreement (the "LITIGATION ESCROW"). The fourth category shall consist of Escrowed Shares with an initial value equal to $2,026,173 which Escrowed Shares shall be available only for satisfaction of a Merger Consideration Adjustment pursuant to Section 12.7.2 of the Merger Agreement (the "A/R ESCROW").

    3. RIGHTS TO THE ESCROW FUND. The Escrow Fund shall be for the exclusive benefit of ICSL and the CNS Indemnified Persons and their respective successors and assigns, as provided herein and in the Merger Agreement, and no other person or entity shall have any right, title or interest therein.

    4. DISTRIBUTION OF THE ESCROW FUND. The Escrow Agent shall continue to hold the Escrow Fund in its possession until authorized hereunder to distribute the Escrow Fund. The Escrow Agent shall distribute the Escrow Fund as follows:

        (a) If any matter set forth on SCHEDULE A attached hereto (an "ICSL CONTINGENCY" and, collectively, "ICSL CONTINGENCIES") has been released, discharged, settled or otherwise terminated as a matter of law or contract and the amount of the right of indemnity against ICSL under Article 12 of the Merger Agreement with respect to such ICSL Contingency (the "CONTINGENCY LIABILITY") is less than the amount set forth opposite such ICSL Contingency on SCHEDULE A (the "CONTINGENCY AMOUNT"), ICSL shall deliver to CNS and the Escrow Agent notice of such release, discharge, settlement or termination (a "RELEASE NOTICE"), which Release Notice shall set forth the nature and details of such release, discharge, settlement or termination. Within 30 days of receipt of a Release Notice, the Escrow Agent shall distribute to ICSL the number of Escrowed Shares with a Market Value equal to the difference between the Contingency Amount and the Contingency Liability.

        (b) On the first anniversary of the Closing Date (the "FIRST DISTRIBUTION DATE"), the Escrow Agent shall distribute to ICSL the Escrowed
Shares originally delivered to the Escrow Agent for the General Escrow less any shares delivered to CNS pursuant to Section 4(d)(ii) hereof; PROVIDED, HOWEVER, that if on the First Distribution Date (i) a Claim shall have been asserted (other than a Claim with respect to an ICSL Contingency) and a Notice of Claim shall have been delivered to the Escrow Agent by a Claiming Person and
(ii) such Claim shall not theretofore have been discharged or settled pursuant to Section 4(d) hereof, a number of Escrowed Shares the Market Value of which is reasonably sufficient to satisfy such Claim shall be withheld from the distribution required by this Section 4(b) until such Claim has been so discharged or settled.

        (c) On the earlier of (i) the date on which the aggregate value of all Escrowed Shares and Cash Payments distributed to CNS Indemnified Parties with respect to ICSL Contingencies exceeds $2.0 million and (ii) the third anniversary of the Closing Date (the "SECOND DISTRIBUTION DATE"), the Escrow Agent shall distribute all Escrowed Shares then held in the Contingency Escrow, if any, to ICSL; PROVIDED, HOWEVER, that if on the Second Distribution Date the aggregate value of all Escrowed Shares and Cash Payments previously distributed to CNS Indemnified Parties with respect to ICSL Contingencies does not equal $2.0 million and (x) a Claim with respect to any ICSL Contingency shall have been asserted and a Notice of Claim shall have been delivered to the Escrow Agent by a Claiming Person and (y) such Claim shall not theretofore have been discharged or settled pursuant to Section 4(d) hereof, a number of Escrowed Shares the Market Value of which is equal to the lesser of (A) the full amount of such Claim and (B) $2.0 million less the Market Value of all Escrowed Shares and Cash Payments previously delivered to any CNS Indemnified Person in satisfaction of ICSL Contingencies shall be withheld from the distribution required by this Section 4(c) until such Claim has been so discharged or settled.

        (d) Anything contained in Sections 4(a) through 4(c) hereof to the contrary notwithstanding, in the event any CNS Indemnified Person (the
"CLAIMING PERSON") asserts a right of indemnity against ICSL under Article 12 of the Merger Agreement, the Claiming Person shall execute and deliver to the Escrow Agent (with a required copy being sent to ICSL) a written notice to such effect (a "NOTICE OF CLAIM"; the right of indemnity asserted in a Notice of Claim being hereinafter referred to as a "CLAIM") setting forth the nature and details of such Claim and the amount of such Claim (or if not ascertainable, a reasonable maximum amount thereof).

           (i) If such Claim is with respect to an ICSL Contingency, the Notice of Claim shall instruct the Escrow Agent to deliver in full satisfaction of such Claim that number of Escrowed Shares the Market Value of which is equal to the least of (A) the amount of the Claim,
(B) the Contingency Amount and (C) $2.0 million less the Market Value of all Escrowed Shares and Cash Payments previously delivered to any CNS Indemnified Person in satisfaction of ICSL Contingencies.

           (ii) If such Claim is not with respect to an ICSL Contingency, the Notice of Claim shall instruct the Escrow Agent to deliver in full satisfaction of such Claim that number of Escrowed Shares the Market Value of which is the lesser of (A) the amount of the Claim and (B) $2.0 million less the Market Value of all Escrowed Shares and Cash Payments previously delivered to any CNS Indemnified Person in satisfaction of such Claim. If within 30 days after receipt of any Notice of Claim by the Escrow Agent pursuant to this
Section 4(d), ICSL fails to notify the Escrow Agent that the Claim, or the amount thereof, is disputed, the Escrow Agent shall, 15 days after the expiration of such 30-day period, deliver to CNS that number of Escrowed Shares specified in the Notice of Claim (the date of any such delivery being referred to herein as a "RELEASE DATE"). If ICSL does so notify the Escrow Agent of such dispute (a required copy of such notice being sent to the Claiming Person), the Escrow Agent shall not deliver such amount to such Claiming Person until 15 days after such dispute has been settled as provided in Section 8 hereof and notice of such settlement and of the amount, if any, to be paid in respect of the disputed Claim has been delivered to the Escrow Agent and ICSL (the date of receipt of any such notice being referred to herein as a "SETTLEMENT NOTICE DATE"; and a Release Date or a Settlement Notice Date being referred to herein as a "DETERMINATION DATE").

        (e) Any party requesting a distribution of Escrowed Shares hereunder shall include in the Release Notice or Notice of Claim with respect thereto, a statement of the relevant Market Value. The Escrow Agent shall be entitled to rely on such statement of Market Value unless it receives, within 30 days of receipt thereof, a written objection thereto from any other party, which written objection shall set forth the Market Value of the Escrowed Shares believed to be correct by such objecting party. If any party objects to the statement of Market Value set forth in any request for a distribution hereunder, the Escrow Agent shall not be required to make any distribution hereunder until it receives any one of (i) a statement from the objecting party that it no longer objects to the stated Market Value or (ii) a statement from the non-objecting party that it agrees with the objecting party's determination of Market Value or (iii) a joint statement of Market Value signed by the objecting and non-objecting parties.

        (f) In the event ICSL shall satisfy any Claim by payment to any Claiming Person of United States Dollars in lieu of payment from the Escrow
Fund (a "CASH PAYMENT"), ICSL shall so notify CNS and the Escrow Agent (the "CASH PAYMENT NOTICE"). Within 30 days following the date the Escrow Agent receives such Cash Payment Notice, it shall deliver to ICSL a number of Escrowed Shares the Market Value of which (as of the date of such Cash Payment) is equal to the amount of such Cash Payment.

        (g) If CNS or ICSL requests a distribution of Escrowed Shares in the Litigation Escrow pursuant to Section 12.7.1 of the Merger Agreement, the requesting party shall deliver a certificate to the Escrow Agent and to the other party (a "MANAGEMENT AGREEMENT ADJUSTMENT NOTICE"), which Management Agreement Adjustment Notice shall set forth the relevant information with respect to and basis for such request for distribution of Escrowed Shares (with such detail and backup documentation as is reasonably necessary to assess the accuracy thereof), the number of Escrowed Shares, if any, to be delivered to CNS and the number of Escrowed Shares, if any, to be delivered to ICSL. If within 30 days after receipt of any Management Agreement Adjustment Notice by the Escrow Agent pursuant to this Section 4(g), the other party fails to notify the Escrow Agent that the Merger Consideration Adjustment, or the amount thereof, is disputed, the Escrow Agent shall, 15 days after the expiration of such 30-day period, deliver to CNS and ICSL that number of Escrowed Shares specified in the Management Agreement Adjustment Notice. If the other party does so notify the Escrow Agent of such dispute (a required copy of such notice being sent to the other party), the Escrow Agent shall not deliver Escrowed Shares until 15 days after such dispute has been settled as provided in Section 8 hereof and notice of such settlement and of the amount, if any, to be paid in respect of the disputed Merger Consideration Adjustment has been delivered to the Escrow Agent, CNS and ICSL.

        (h) As soon as reasonably practicable following the end of each of eight consecutive fiscal quarters commencing with the fiscal quarter ending
January 31, 2002 (and in any event, within 45 days of the end of such fiscal quarter), CNS shall deliver to the Escrow Agent with a required copy to ICSL a certificate signed by its chief financial officer (the "A/R ADJUSTMENT NOTICE") which A/R Adjustment Notice shall set forth the Collected Accounts for such period (with such detail and backup documentation as is reasonably necessary to assess the accuracy of such Collected Accounts) and the number of Escrowed Shares deliverable to ICSL. If within 30 days after receipt of any A/R Adjustment Notice by the Escrow Agent pursuant to this Section 4(h), ICSL fails to notify the Escrow Agent that the amount of the Collected Accounts is disputed, the Escrow Agent shall, 15 days after the expiration of such 30-day period, deliver to ICSL that number of Escrowed Shares specified in the A/R Adjustment Notice. If ICSL does so notify the Escrow Agent of such dispute (a required copy of such notice being sent to CNS), the Escrow Agent shall not deliver Escrowed Shares pursuant to such A/R Adjustment Notice until 15 days after such dispute has been settled as provided in Section 8 hereof and notice of such settlement and of the amount, if any, to be paid in respect of the disputed Collected Accounts has been delivered to the Escrow Agent, CNS and ICSL. Upon delivery of Escrowed Shares to ICSL, if any, pursuant to the eighth A/R Adjustment Notice, the Escrow Agent shall deliver to CNS a number of Escrowed Shares equal to the difference between (a) the value of the Accounts Receivable DIVIDED BY the CNS Per Share Value and (b) the number of Escrowed Shares previously delivered to ICSL pursuant to this Section 4(h). CNS shall permit ICSL or its representatives to review the books and records of Newco and CSL within 15 days of receipt of an A/R Adjustment Notice to verify the accuracy of such A/R Adjustment Notice. The costs of such audit shall be borne by ICSL unless such audit reveals an error in CNS' favor in excess of 10% of the actual Collected Receivables for the relevant quarter, in which case, the costs of such audit will be borne by CNS. In the event the Escrow Agent does not receive an A/R Adjustment Notice within 45 days of the end of each fiscal quarter, the Escrow Agent shall deliver that number of Escrowed Shares equal to 12.5% of the value of the Accounts Receivable DIVIDED BY the CNS Per Share Value.

        (i) Anything contained herein to the contrary notwithstanding, the Escrow Agent shall deliver any portion or all of the Escrow Fund pursuant to any written instruction signed by both CNS and ICSL in accordance therewith.

    5. VOTING. Until such time as any Escrowed Shares shall be released pursuant to Section 4 hereof, ICSL shall have the exclusive right to vote such shares at any annual or special meeting of the stockholders of CNS and to execute and deliver any instruments of written consent in lieu of any such meeting of stockholders.

    6. TERMINATION. This Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of 10 days' prior written notice of termination executed by CNS and ICSL directing the distribution of all property then held by the Escrow Agent under and pursuant to this Agreement. This Agreement shall automatically terminate if and when all Escrowed Shares shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

    7.  ESCROW AGENT.

        (a)  OBLIGATIONS.

           (i) The obligations of the Escrow Agent are those specifically provided in this Agreement, and the Escrow Agent shall have no liability under, or duty to inquire into the terms and provisions of, any agreement among the other parties hereto. The duties of the Escrow Agent are purely ministerial in nature, and it shall not incur any liability whatsoever, except for willful misconduct or recklessness. The Escrow Agent may consult with counsel of its choice and shall not be liable to any Person for following the advice of such counsel.

           (ii) The Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other item deposited with it or of any signature thereon and shall not have any liability for acting in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper parties.

        (b) RESIGNATION AND REMOVAL. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving at least
30 days' prior written notice of such resignation to CNS and ICSL, specifying a date upon which such resignation shall take effect; PROVIDED, HOWEVER, that the Escrow Agent shall continue to serve until its successor accepts the Escrow Fund. Upon receipt of such notice, a successor escrow agent shall be appointed by CNS and ICSL, such successor escrow agent to become the Escrow Agent hereunder on the resignation date specified in such notice. If a written instrument of acceptance by a successor escrow agent shall not have been delivered to the resigning Escrow Agent within 40 days after the giving of such notice of resignation, the resigning Escrow Agent may at the expense of CNS and ICSL petition any court of competent jurisdiction for the appointment of a successor escrow agent. CNS and ICSL, acting jointly, may at any time substitute a new escrow agent by giving 10 days' prior written notice thereof to the Escrow Agent then acting and paying all fees and expenses of such Escrow Agent.

        (c) INDEMNIFICATION. CNS and ICSL shall, jointly and severally, hold the Escrow Agent harmless and indemnify the Escrow Agent against any loss, liability, expense (including attorneys' fees and expenses), claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of the recklessness or willful misconduct of the Escrow Agent. The foregoing indemnities in this paragraph shall survive the resignation or substitution of any Escrow Agent or the termination of this Agreement.

        (d) FEES OF ESCROW AGENT. The Surviving Corporation shall pay the Escrow Agent all reasonable out-of-pocket expenses of the Escrow Agent, including reasonable attorneys' fees and expenses, if any, which it may incur in connection with the performance of its duties under this Agreement.

    8. DISPUTES. If any dispute should arise with respect to the payment or ownership or right of possession of the Escrow Fund, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrow Fund until such dispute shall have been settled either by mutual agreement of the parties concerned (including CNS and ICSL) or by the final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken) in a proceeding to which CNS and ICSL are parties, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

    9.  MISCELLANEOUS.

        (a) All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

        ESCROW AGENT:

       HINCKLEY, ALLEN & SNYDER LLP
       1500 FLEET CENTER
       PROVIDENCE, RI 02903
       ATTENTION:  MARGARET D. FARRELL, ESQ.
                 JAMES P. REDDING, ESQ.

        ICSL:

       INNOVATIVE CLINICAL SOLUTIONS, LTD.
       10 DORRANCE STREET
       SUITE 400
       PROVIDENCE, RI 02903
       ATTENTION:  MICHAEL T. HEFFERNAN

        CNS:

       COMPREHENSIVE NEUROSCIENCE, INC.
       21 BLOOMINGDALE ROAD
       WHITE PLAINS, NEW YORK 10605
       ATTENTION:  JOHN DOCHERTY, M.D.
                 CHIEF EXECUTIVE OFFICER

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

        (b) COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        (c) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to agreements made and to be wholly performed within such State.

        (d) PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assigned by any party hereto without the consent of the other parties hereto.

        (e) AMENDMENTS. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

        (f) HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (g) ACKNOWLEDGMENT OF PARTIES. The parties hereto hereby acknowledge and agree that the Escrow Agent acts as counsel to, and otherwise represents, ICSL and CSL in connection with the Merger Agreement and in numerous other matters, whether relating to general business issues or to litigation, arising from time to time. The parties hereby agree that the Escrow Agent may continue to act in such capacity or in any other capacity for ICSL notwithstanding its duties as Escrow Agent hereunder and may represent ICSL in any proceeding arising under the Merger Agreement (other than any provisions thereof relating to this Escrow Agreement), any of the documents, instruments or other agreements contemplated thereby and any of the transactions contemplated by the Merger Agreement, notwithstanding that Hinckley, Allen & Snyder LLP may be a party to such proceeding in its capacity as Escrow Agent.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                          INNOVATIVE CLINICAL SOLUTIONS, LTD.
                                          By: __________________________________
                                          Name: ________________________________
                                          COMPREHENSIVE NEUROSCIENCE, INC.
                                          By: __________________________________
                                          Name: ________________________________
                                          HINCKLEY, ALLEN & SNYDER LLP
                                          By: __________________________________
                                          Name: ________________________________

                      [SIGNATURE PAGE TO ESCROW AGREEMENT]

                                                                         ANNEX B

                          OPINION OF SHIELDS & COMPANY

                 (This page has been left blank intentionally.)

                            SHIELDS & COMPANY, INC.
                               INVESTMENT BANKERS

                              150 Federal Street
                          Boston, Massachusetts 02110
                              tel (617) 946-2900
                              fax (617) 946-2929

                                       January 2, 2002


Board of Directors
Innovative Clinical Solutions, Ltd.
10 Dorrance Street, Suite 400
Providence,  Rhode Island 02903

Lady and Gentlemen:

     We understand that Innovative Clinical Solutions, Ltd., a Delaware Corporation (the "Company"), proposes to enter into a transaction pursuant to an Agreement and Plan of Merger dated October 31, 2001 (the "Merger Agreement"), which has been amended pursuant to a First Amendment to Agreement and Plan of Merger (the "First Amendment"), whereby the Company's wholly-owned subsidiary, Clinical Studies, Ltd. ("CSL"), will merge with a wholly-owned subsidiary of Comprehensive NeuroScience, Inc., a Delaware Corporation ("CNS") (the "Merger"). CNS and its subsidiaries post-Merger, including CSL, are hereinafter referred to as "Newco." The Merger Agreement and First Amendment will provide that the Company will receive shares of Newco common stock in the manner set forth in the Merger Agreement and First Amendment. The terms and conditions of the Merger are as set forth in the Merger Agreement and First Amendment. We have reviewed the Merger Agreement and a draft of the First Amendment, in substantially the form in which it will be executed, and we have assumed for purposes of this opinion that the First Amendment will be in such form.

     You have asked us to render our opinion to the Board of Directors of the Company as to whether the consideration to be received by the Company pursuant to the merger is fair to the Company and its stockholders from a financial point of view, taking into account the amendments to the Merger Agreement in the First Amendment to the Agreement and Plan of Merger.

     In the course of our analysis for rendering this opinion, we have:

          (i)      reviewed the Merger Agreement and the draft First Amendment;

          (ii) reviewed the Company's Annual Report on Form 10-K for each of the two fiscal years ended January 31, 2001, and, for the Company's predecessor, Phymatrix Corp., its Annual Report on Form 10-K for each of the three years ended January 31, 1999;

          (iii) reviewed the Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 2001; July 31, 2001; and October 31, 2001;

          (iv) reviewed certain internal financial statements and other financial and operating data, including certain historical financial results and financial projections and forecasts and other forward-looking information, relating to the businesses, earnings, cash flow, assets, and prospects concerning (a) CSL and the Company, prepared by the management of the Company, and (b) CNS, prepared by the management of CNS;

          (v) met with and held discussions with the respective managements of the Company, CSL, and CNS concerning their respective businesses, past and current operations, financial condition, and future prospects, independently and combined, including discussions concerning cost savings and other synergies that are expected to result from the Merger;

          (vi) reviewed the historical market price and trading activity for the Company's common stock and compared them with those of certain publicly-traded companies which we deemed to be comparable to the Company;

          (vii) compared the proposed financial terms of the Merger Agreement and the First Amendment with the financial terms of certain other mergers and acquisitions which we deemed to be comparable; and

          (viii) conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate, and reviewed such other related documents as we deemed appropriate.

     In the course of our review, and in arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us. With respect to financial projections and financial forecasts, we have assumed that such projections and forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of CSL and CNS, respectively, as to the expected future financial performance of Newco, and on a stand-alone basis for both CSL and CNS, respectively. With respect to Newco's projected financial results, we have considered a variety of factors that could affect Newco's ability to achieve those results and have developed alternative scenarios reflecting other results that we have considered in connection with arriving at the opinion set forth below. We have further relied upon the assurances of the managements of the Company, CSL, and CNS, respectively, that they are unaware of any facts that would make the information provided to us incomplete or misleading. Further, we have relied upon the representations of the Company, CSL, and CNS, respectively, contained in the Merger Agreement and the First Amendment with respect to legal and other matters.

     We do not express any opinion as to (i) any tax or other consequences that might result from the Merger or any subsequent transaction involving the Company, CSL, or Newco, or (ii) the value of Newco's common stock when issued or the price at which the shares of such common stock may be traded in the future.

     In arriving at our opinion, other than considering the values of certain assets of the Company and CSL in liquidation, we have not undertaken an independent appraisal or valuation of the assets or liabilities of the Company or CSL, nor have we been furnished with any such appraisal or valuation. Our opinion is necessarily based on the economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may alter our opinion rendered hereunder, we do not have any obligation to update, revise or reaffirm this opinion.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and does not constitute a recommendation to any holder of the Company's common stock as to whether to vote in favor of the Merger. This opinion does not address the relative merits of the Merger Agreement and the First Amendment and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger Agreement and the First Amendment.

     We have been retained to render a fairness opinion to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, the final portion of which became payable when the Company executed the engagement letter dated December 28, 2001.

     It is understood that this letter is for the information of the Company's Board of Directors and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, information statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Shields & Company, Inc., provided, however, that this letter may be published in its entirety in any proxy statement, information statement, or other document distributed to holders of common stock of the Company in connection with the Merger.

     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, and taking into account the amendments to the Merger Agreement contained in the First Amendment, the consideration to be received by the Company pursuant to the Merger is fair, from a financial point of view, to the Company and its stockholders.


                                       Very truly yours,



                                       /s/ Shields & Company
                                       ------------------------------
                                       SHIELDS & COMPANY, INC.

                                                                       ANNEX C-4

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                   FORM 10-Q

(MARK ONE)

   /X/     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED OCTOBER 31, 2001

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

        FOR THE TRANSITION PERIOD FROM ______________ TO ______________

                         COMMISSION FILE NUMBER 0-27568
                            ------------------------

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                     65-0617076
       (State of incorporation)                (I.R.S. Employer Identification No.)

          10 DORRANCE STREET,                                 02903
              SUITE 400,                                    (Zip Code)
       PROVIDENCE, RHODE ISLAND
    (Address of principal executive
               offices)

       Registrant's telephone number, including area code: (401) 831-6755
                            ------------------------

    Securities registered pursuant to Section 12(b) of the Act:

    None

    Securities registered pursuant to Section 12(g) of the Act:

    Common stock, par value $0.01 per share

    Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such Reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes /X/ No / /

    On December 13, 2001, the aggregate market value of the Common Stock of the registrant held by non-affiliates of the registrant was $591,692. On
December 13, 2001, the number of outstanding shares of the registrant's Common Stock, par value $0.01 per share, was 11,998,972.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     C-4-1

INNOVATIVE CLINICAL SOLUTIONS, LTD.

                         QUARTERLY REPORT ON FORM 10-Q

                                     INDEX

                                                                                      PAGE
                                                                                    --------
PART I--FINANCIAL INFORMATION

            Item 1.  Financial Statements

                     Consolidated Balance Sheets--October 31, 2001 (unaudited)
                     and January 31, 2001........................................      C-4-4

                     Consolidated Statements of Operations (unaudited)--Three
                     Months Ended October 31, 2001 and Five Weeks Ended
                     October 31, 2000 (Successor) and Eight Weeks Ended
                     September 20, 2000 (Predecessor). The purchase method of
                     accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at
                     September 20, 2000. Accordingly, the accompanying Statements of Operations for the three months ended October 31, 2001
                     and five weeks ended October 31, 2000 are not comparable in certain material respects to the Statement of Operations for any period prior to September 20, 2000 since the Statement of Operations for the three months ended October 31, 2001
                     and the five weeks ended October 31, 2000 are based upon the
                     operations of a reorganized entity..........................      C-4-5

                     Consolidated Statements of Operations (unaudited)--Nine
                     Months Ended October 31, 2001 and Five Weeks Ended
                     October 31, 2000 (Successor) and period ended September 20,
                     2000 (Predecessor). The purchase method of accounting was
                     used to record the fair value of assets and assumed
                     liabilities of the reorganized company at September 20,
                     2000. Accordingly, the accompanying Statements of Operations for the nine months ended October 31, 2001 and five weeks
                     ended October 31, 2000 are not comparable in certain
                     material respects to the Statement of Operations for any
                     period prior to September 20, 2000 since the Statement of
                     Operations for the nine months ended October 31, 2001 and
                     the five weeks ended October 31, 2000 are based upon the
                     operations of a reorganized entity..........................      C-4-6

                     Consolidated Statements of Cash Flows (unaudited)--Nine
                     Months Ended October 31, 2001 and Five Weeks Ended
                     October 31, 2000 (Successor) and Period Ended September 20,
                     2000 (Predecessor)..........................................      C-4-7

                     Notes to Consolidated Financial Statements (unaudited)--Nine
                     Months Ended October 31, 2001 and Five Weeks Ended
                     October 31, 2000 (Successor) and Period Ended September 20,
                     2000 (Predecessor)..........................................      C-4-8

            Item 2.  Management's Discussion and Analysis of Financial Condition
                     and Results of Operations...................................     C-4-19

            Item 3.  Quantitative and Qualitative Disclosures About Market
                     Risk........................................................     C-4-28

                                     C-4-2

                                                                                      PAGE
                                                                                    --------
PART II--OTHER INFORMATION

            Item 1.  Legal Proceedings...........................................     C-4-29

            Item 2.  Changes in Securities and Use of Proceeds...................     C-4-30

            Item 3.  Defaults Upon Senior Securities.............................     C-4-31

            Item 4.  Submission of Matters to a Vote of Security Holders.........     C-4-31

            Item 5.  Other Information...........................................     C-4-31

            Item 6.  Exhibits and Reports on Form 8-K............................     C-4-31

                                     C-4-3

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              OCTOBER 31,    JANUARY 31,
                                                                  2001           2001
                                                              ------------   ------------
                                                              (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................    $ 3,501       $   5,548
  Receivables:
    Accounts receivable, net................................     11,890          11,891
    Other receivables.......................................        155             208
    Notes receivable........................................      1,115           1,625
  Prepaid expenses and other current assets.................        655             515
  Assets held for sale......................................         --           1,913
                                                                -------       ---------
        Total current assets................................     17,316          21,700
Property, plant and equipment, net..........................      3,125           3,975
Notes receivable............................................      2,005           3,093
Reorganization value in excess of amounts allocable to
  identifiable assets.......................................     17,438          27,000
Restricted cash.............................................      2,420           2,062
Other assets................................................        346             350
                                                                -------       ---------
        Total assets........................................    $42,650       $  58,180
                                                                =======       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit.......................................    $ 6,051       $   6,209
  Current portion of debt and capital leases................      2,744           3,460
  Accounts payable..........................................      2,873           1,464
  Accrued compensation......................................      1,119           1,152
  Accrued and other current liabilities.....................     18,539          18,090
                                                                -------       ---------
        Total current liabilities...........................     31,326          30,375
Long-term debt and capital leases...........................        940             907
Other long-term liabilities.................................      3,032           4,250
                                                                -------       ---------
        Total liabilities...................................     35,298          35,532
Commitments and contingencies
  Stockholders' equity:
    Common stock, par value $.01, 40,000 shares authorized,
      11,999 shares issued and outstanding at October 31,
      2001 and January 31, 2001.............................        120             120
    Additional paid in capital..............................     49,880          49,880
    Accumulated other comprehensive income..................         --              77
    Accumulated deficit.....................................    (42,648)        (27,429)
                                                                -------       ---------
Total stockholders' equity..................................      7,352          22,648
                                                                -------       ---------
Total liabilities and stockholders' equity..................    $42,650       $  58,180
                                                                =======       =========

   The accompanying notes are an integral part of the consolidated financial statements.

                                     C-4-4

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at September 20, 2000. Accordingly, the accompanying Statements of Operations for the three months ended October 31, 2001 and five weeks ended October 31, 2000 are not comparable in certain material respects to the Statement of Operations for any period prior to September 20, 2000 since the Statement of Operations for the three months ended October 31, 2001 and the five weeks ended October 31, 2000 are based upon the operations of a reorganized entity.

                                                           PREDECESSOR
                                                             COMPANY          SUCCESSOR COMPANY
                                                          -------------   --------------------------
                                                           EIGHT WEEKS    FIVE WEEKS    THREE MONTHS
                                                              ENDED          ENDED         ENDED
                                                          SEPTEMBER 20,   OCTOBER 31,   OCTOBER 31,
                                                              2000           2000           2001
                                                          -------------   -----------   ------------
Net revenues from services..............................     $  5,412      $   3,383      $   7,306
Net revenues from management service agreements.........        8,895          5,559         10,435
                                                             --------      ---------      ---------
      Total revenue.....................................       14,307          8,942         17,741
                                                             --------      ---------      ---------
Operating costs and administrative expenses:
Salaries, wages and benefits............................        3,817          2,385          4,592
Professional fees.......................................          852            532          1,743
Utilities...............................................          252            157            271
Depreciation and amortization...........................          396            520          1,510
Rent....................................................          667            417          1,078
Provision for bad debts.................................          730             --             11
Gain on sale of assets..................................           --             --            (19)
Asset impairment writedown..............................           --             --          3,000
Nonrecurring expenses...................................        1,070             --            250
Capitation expenses and other...........................        9,885          6,180         10,704
                                                             --------      ---------      ---------
      Total operating costs and administrative
        expenses........................................       17,669         10,191         23,140
                                                             --------      ---------      ---------
Loss from operations....................................       (3,362)        (1,249)        (5,399)
Interest expense, net...................................         (245)          (153)          (413)
Reorganization item.....................................         (666)            --             --
                                                             --------      ---------      ---------
Loss before income taxes and extraordinary items........       (4,273)        (1,402)        (5,812)
Income taxes............................................        1,502             --             --
                                                             --------      ---------      ---------
Loss before extraordinary item..........................       (5,775)        (1,402)        (5,812)
Extraordinary gain -- Cancellation of debt..............      100,000             --             --
                                                             --------      ---------      ---------
      Net income (loss).................................     $ 94,225      $  (1,402)     $  (5,812)
                                                             ========      =========      =========
Net loss per share--basic (Note 9)......................            *      $   (0.12)     $   (0.48)
Weighted average shares outstanding--basic..............            *         11,999         11,999

------------------------

*   EPS for the Predecessor Company is not meaningful.

   The accompanying notes are an integral part of the consolidated financial statements.

                                     C-4-5

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at September 20, 2000. Accordingly, the accompanying Statements of Operations for the nine months ended October 31, 2001 and five weeks ended October 31, 2000 are not comparable in certain material respects to the Statement of Operations for any period prior to September 20, 2000 since the Statement of Operations for the nine months ended October 31, 2001 and the five weeks ended October 31, 2000 are based upon the operations of a reorganized entity.

                                                            PREDECESSOR
                                                              COMPANY           SUCCESSOR COMPANY
                                                           -------------   ---------------------------
                                                             34 WEEKS       FIVE WEEKS    NINE MONTHS
                                                               ENDED          ENDED          ENDED
                                                           SEPTEMBER 20,   OCTOBER 31,    OCTOBER 31,
                                                               2000            2000           2001
                                                           -------------   ------------   ------------
Net revenues from services...............................    $  27,560       $   3,383     $  24,569
Net revenues from management service agreements..........       38,195           5,559        30,670
                                                             ---------       ---------     ---------
Total revenue............................................       65,755           8,942        55,239
                                                             ---------       ---------     ---------
Operating costs and administrative expenses:
Salaries, wages and benefits.............................       18,712           2,385        15,678
Professional fees........................................        8,240             532         4,299
Utilities................................................        1,292             157           852
Depreciation and amortization............................        1,893             520         4,738
Rent.....................................................        4,049             417         3,045
Provision for bad debts..................................        1,048              --            46
Loss on sale of assets...................................           --              --           223
Asset impairment writedown...............................           --              --         6,500
Nonrecurring expenses....................................        9,091              --           750
Capitation expenses and other............................       42,616           6,180        33,322
                                                             ---------       ---------     ---------
Total operating costs and administrative expenses........       86,941          10,191        69,453
                                                             ---------       ---------     ---------
Loss from operations.....................................      (21,186)         (1,249)      (14,214)
Interest expense, net....................................       (4,616)           (153)       (1,005)
Reorganization item......................................         (666)             --            --
                                                             ---------       ---------     ---------
Loss before income taxes and extraordinary item..........      (26,468)         (1,402)      (15,219)
Income taxes.............................................        1,456              --            --
                                                             ---------       ---------     ---------
Loss before extraordinary item...........................      (27,924)         (1,402)      (15,219)
Extraordinary gain -- Cancellation of debt...............      100,000              --            --
                                                             ---------       ---------     ---------
Net income (loss)........................................    $  72,076       $  (1,402)    $ (15,219)
                                                             =========       =========     =========
Net loss per share--basic (Note 9).......................            *       $   (0.12)    $   (1.27)
Weighted average shares outstanding--basic...............            *          11,999        11,999

------------------------

*   EPS for the Predecessor Company is not meaningful.

   The accompanying notes are an integral part of the consolidated financial statements.

                                     C-4-6

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                  PREDECESSOR
                                                    COMPANY                  SUCCESSOR COMPANY
                                               ------------------   -----------------------------------
                                                    34 WEEKS           FIVE WEEKS        NINE MONTHS
                                                     ENDED               ENDED              ENDED
                                               SEPTEMBER 20, 2000   OCTOBER 31, 2000   OCTOBER 31, 2001
                                               ------------------   ----------------   ----------------
Cash flows from operating activities:
Net income (loss)............................      $   72,076           $ (1,402)          $ (15,219)
Noncash items included in net income (loss):
Extraordinary gain--cancellation of debt.....        (100,000)                --                  --
Depreciation and amortization................           1,893                520               4,738
Nonrecurring charges.........................           5,074                 --                 750
Loss on sale of assets.......................              --                 --                 223
Asset impairment writedown...................              --                 --               6,500
Changes in receivables.......................           6,218                500                (715)
Changes in accounts payable and accrued
  liabilities................................          (7,254)               540              (2,907)
Changes in other assets......................             990                483                (140)
                                                   ----------           --------           ---------
Net cash provided (used) by operating
  activities before reorganization items.....         (21,003)               641              (6,770)
                                                   ----------           --------           ---------
Operating cash flows from reorganization
  items:
Cancellation of accrued interest on
  debentures.................................          (4,218)                --                  --
Bankruptcy-related professional fees.........           1,350                 --                  --
Writeoff of unamortized balance of debenture
  finance costs..............................           1,838                 --                  --
                                                   ----------           --------           ---------
Net cash used by reorganization items........          (1,030)                --                  --
                                                   ----------           --------           ---------
Net cash used by operating activities........         (22,033)               641              (6,770)
                                                   ----------           --------           ---------
Cash flows from investing activities:
Capital expenditures.........................            (547)              (113)               (230)
Sale of assets...............................           4,672                 --               4,551
Notes receivable, net........................           6,550                250               1,598
Other assets.................................              --                 --                   3
                                                   ----------           --------           ---------
Net cash provided by investing activities....          10,675                137               5,922
                                                   ----------           --------           ---------
Cash flows from financing activities:
Proceeds (repayment) of line of credit,
  net........................................         (11,802)             4,638                (158)
Changes in restricted cash...................              77                 --                (358)
Repayment of debt, net.......................              --                 --                (683)
                                                   ----------           --------           ---------
Net cash provided (used) by financing
  activities.................................         (11,725)             4,638              (1,199)
                                                   ----------           --------           ---------
Increase (decrease) in cash and cash
  equivalents................................         (23,083)             5,416              (2,047)
Cash and cash equivalents, beginning of
  period.....................................          25,558              2,475               5,548
                                                   ----------           --------           ---------
Cash and cash equivalents, end of period.....      $    2,475           $  7,891           $   3,501
                                                   ==========           ========           =========

   The accompanying notes are an integral part of the consolidated financial statements.

                                     C-4-7

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     NINE MONTHS ENDED OCTOBER 31, 2001 AND
               FIVE WEEKS ENDED OCTOBER 31, 2000 (SUCCESSOR) AND
                 PERIOD ENDED SEPTEMBER 20, 2000 (PREDECESSOR)
                                  (UNAUDITED)

1.  ORGANIZATION

    The accompanying unaudited interim consolidated financial statements include the accounts of Innovative Clinical Solutions, Ltd. (together with its subsidiaries, "the Company" or "ICSL"). These interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the requirements of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is management's opinion that the accompanying interim financial statements reflect all adjustments (which are normal and recurring) necessary for a fair presentation of the results for the interim periods. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended January 31, 2001. Operating results for the nine months ended October 31, 2001 are not necessarily indicative of results that may be expected for the year.

2.  GOING CONCERN EXCEPTION IN THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANT'S
    REPORT

    The Company has generated significant negative cash flow and operating losses over the past several years. In addition, as of October 31, 2001 the Company was in violation of certain covenants of its credit facility, which violations were subsequently waived. The Company's independent public accountants have included a going concern explanatory paragraph in their audit report accompanying the fiscal 2001 financial statements. The paragraph states that the Company's recurring losses and negative cash flow raise substantial doubt as to the Company's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

    The Company's independent public accountants have also advised the Company that, if negative cash flow continues without additional equity or other financing sources, this will result in the necessity for a continued going concern qualification in their opinion in this fiscal year's annual financial statements.

    The Company was in default of certain financial and reporting covenants contained in the amended New Credit Facility as of July 31, 2001 and has executed a Forbearance Agreement with respect to this default pursuant to which the lender has agreed to forbear exercising any of its default remedies until January 31, 2002. The Company is also in default of a revenue covenant contained in the amended New Credit Facility as of October 31, 2001 and has requested a waiver of such default. See Note 12--Revolving Line of Credit and Note Payables.

3.  DESCRIPTION OF BUSINESS

    The Company operates two business lines: pharmaceutical services, including investigative site management, clinical and outcomes research and disease management, and single-specialty provider network management. The Company began its operations in 1994 and closed the initial public offering of its then existing common stock (the "Old Common Stock") in January 1996. Its primary strategy was to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. In order to expand its service offerings, the Company acquired Clinical

                                     C-4-8

Studies, Ltd. in October 1997. By 1998, the Company had become an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties.

    REPOSITIONING

    In May 1998, in response to the adverse impact of negative publicity surrounding the medical services industry, the Company began evaluating various strategic alternatives available to it and in August 1998, the Company's Board of Directors approved several strategic initiatives designed to reposition the Company as a significant company in pharmaceutical contract research, specifically clinical trials site management and outcomes research. During the years ended January 31, 1999 and 2000, the Board approved plans, consistent with achieving the stated repositioning goal, to divest and exit the Company's physician practice management business, certain of its ancillary services businesses, a surgery center, a physician network and its real estate service operations. All of these identified assets held for sale had been sold as of April 30, 2000.

    Due to market conditions affecting health care services companies generally, the Company realized lower than expected proceeds from its asset divestitures. The Company reported a net loss for the year ended January 31, 1999 of $130.8 million, which included an extraordinary charge of $96.8 million and a $10.5 million nonrecurring expense related to its divestitures. The Company reported a net loss for the fiscal year ended January 31, 2000 of $171.2 million, which included an extraordinary charge of $49.6 million that was primarily related to the divestitures. These losses and the Company's highly leveraged position, due principally to its $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"), left the Company without the financial resources to execute its strategic plan to grow the research, clinical trials and network management sectors of its business.

    RECAPITALIZATION

    In the fourth quarter of fiscal 2000, the Company entered into discussions with the owners of more than 50% of the principal amount of the Debentures regarding the possible exchange of some or all of the Debentures for equity in order to reduce the Company's debt burden and improve the Company's ability to execute its strategy for improving its business and financial condition. These negotiations resulted in a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Company through the exchange of newly issued common stock of the Company (the "New Common Stock"), representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all outstanding Old Common Stock and its replacement with New Common Stock representing 10% of the Company's issued and outstanding capital stock following the recapitalization.

    On July 14, 2000 the Company and its subsidiaries filed joint petitions under Chapter 11 of the Bankruptcy Code. Following a hearing held on August 23, 2000, the Bankruptcy Court entered an order confirming the Company's Prepackaged Plan on August 25, 2000. On September 21, 2000 the Company satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date").

    On the Effective Date, the Debentures, the Company's issued and outstanding Old Common Stock and the Old Other Interests (as defined in the Prepackaged
Plan) were canceled and extinguished. Under the Prepackaged Plan, each holder of Debentures ("Debentureholder") received for each $1,000 in face amount of the Debentures held by such holder on the Effective Date, 108 shares of New

                                     C-4-9

Common Stock and each existing stockholder received for each 31 shares of Old Common Stock held by such stockholder on the Effective Date, 1 share of New Common Stock. New Common Stock was issued in whole shares only, with any fractional share amounts rounded up or down, as applicable. As a result of the Prepackaged Plan, 10.8 million shares of New Common Stock are held by the former Debentureholders and approximately 1.2 million are held by former holders of Old Common Stock.

    Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures. (See Note 12--Revolving Line of Credit and Notes Payable).

    On the Effective Date, the Company's 2000 Stock Option Plan became effective and the Company granted options to purchase 2,028,570 shares of its New Common Stock to its executive officers and certain of its non-employee directors. In addition, the Company entered into employment agreements with the Company's President and Chief Executive Officer and four other executive officers.

4.  SIGNIFICANT EVENTS

    SALE OF ONCOLOGY GROUP

    On August 30, 2001, the Company sold the oncology and hematology business operations for approximately $2.5 million. The net proceeds from this transaction were used to pay down the Company's line of credit under the New Credit Facility. In connection therewith, the Company executed an amendment to the New Credit Facility, which reduced the maximum amount available under the New Credit Facility to $8.5 million.

    PLANNED MERGER OF CLINICAL STUDIES, LTD. AND COMPREHENSIVE NEUROSCIENCE,
     INC.

    On October 31, 2001, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") for the merger of its wholly owned subsidiary, Clinical Studies, Ltd ("CSL"), with Comprehensive
Neuroscience, Inc. ("CNS"), a privately held healthcare company. Under the terms of the Merger Agreement, a specially created subsidiary of CNS will merge into CSL ("the Merger"), with CSL as the surviving company becoming a wholly owned subsidiary of CNS. The Company will receive common stock of CNS in exchange for its CSL stock. No cash consideration is contemplated to be paid by or to the Company or its stockholders. The Company expects to receive approximately 43% of the voting securities of the combined enterprise at the date of the Merger, taking into account convertible notes which would be issued by CNS simultaneously with the Merger and that have voting rights. The closing of the Merger is subject to significant conditions, which may not be met, including the replacement of the New Credit Facility, and CNS securing new convertible debt sufficient to provide CNS with at least $4.0 million of cash following the Merger. CNS has received a commitment letter from Heller Healthcare Finance ("Heller") for a $10 million line of credit to replace the New Credit Facility. The parties are negotiating a loan agreement with Heller, but no assurances can be given that a definitive loan agreement will be executed. CNS has received verbal commitments from certain CNS stockholders and ICSL's major stockholder to subscribe for $3.5 million of the new convertible debt, but no assurances can be given that this amount will be subscribed to at closing. For further detailed information concerning the Merger, CNS and CSL please refer to the Information Statement filed with the SEC on December 11, 2001, and mailed to ICSL stockholders on

                                     C-4-10
such date. The parties currently expect the Merger to be consummated on January 15, 2002, but there can be no assurances that the transaction will be completed by such date, or at all.

5.  BASIS OF PRESENTATION

    The Company and subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") on July 14, 2000. Prior to emerging from Chapter 11 on September 21, 2000, the Company (the "Predecessor") operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. The reorganized Company (the "Successor") adopted fresh-start reporting and gave effect to its emergence as of September 20, 2000.

    Under fresh-start reporting, the final consolidated balance sheet as of September 20, 2000 became the opening consolidated balance sheet of the reorganized Company. Since fresh-start reporting has been reflected in the accompanying consolidated balance sheets as of October 31, 2001 and January 31, 2001, respectively, the consolidated balance sheets as of those dates are not comparable in certain material respects to any such balance sheet for any period prior to September 20, 2000 since the balance sheet as of October 31, 2001 and January 31, 2001, respectively, are that of a reorganized entity. In addition, the results of the operations of the business prior to September 21, 2000 (the Predecessor) are not comparable to the Company's results of operations due to the emergence from bankruptcy, and the prior period results include the operation of certain discontinued businesses.

    The Company's independent public accountants have included a going concern explanatory paragraph in their audit report accompanying the fiscal 2001 financial statements. The paragraph states that the Company's recurring losses and negative cash flow raise substantial doubt as to the Company's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

6.  ASSETS HELD FOR SALE

    Assets Held for Sale at January 31, 2001 included undeveloped land in Florida, which was sold on July 13, 2001. During August 2001, the Company sold the assets of the Oncology Group, which were reflected as Assets Held for Sale at July 31, 2001.

7.  INCOME TAXES

    The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES." Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes.

    Tax assets and liabilities, including loss and credit carry forwards were valued at fair market value at the reorganization date. The Company has concluded that its net tax assets, primarily operating loss carryforwards should be fully reserved because of the uncertainty surrounding whether these will ever be realized. The Company has recorded no tax benefit related to its net loss because of uncertainty as to the ultimate realizability of this benefit.

8.  REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

    Fresh start reporting requires the Company to restate its assets and liabilities to reflect their reorganization value, which reflects fair value at the date of the reorganization. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and identifiable intangible assets is allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets." The implementation of fresh start reporting resulted in a

                                     C-4-11

Reorganization value in excess of amounts allocable to identifiable assets of approximately $55 million as of September 20, 2000. This asset is being amortized over five years. Recently, the Financial Accounting Standards Board has concluded that goodwill, such as excess reorganization value, would no longer be amortized but would be subject to periodic review for impairment. (See
Note 14--"Recent Accounting Pronouncements".)

    The reorganization value, which drives the Reorganization value in excess of amounts allocable to identifiable assets, was based, in part, upon the planned integration of the Company's network management and clinical trials/site management and healthcare research operations. The Company has not realized the synergies that it had expected from linking these two business lines and plans to sell its network management division. Preliminary indications of interest from potential purchasers indicate a lower valuation for the network management division as a standalone enterprise than when valued as an integrated component of the clinical trials and healthcare research operations. The decision to sell the network management division, coupled with a revised plan for the remainder of the business triggered an impairment review of the Company's long-lived assets. The revised plan provided the basis for measurement of the asset impairment charge. The Company calculated the present value of expected cash flows to determine the fair value of its assets. Accordingly, in the fourth quarter of fiscal 2001, the Company recorded an impairment write-down of $26.9 million, which resulted in a Reorganization value in excess of amounts allocable to identifiable assets of $27 million as of January 31, 2001.

    Subsequent to the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2001, the Company reviewed the value of the Company's long lived assets and determined, based on preliminary expressions of interest received to date for the sale of the network management division, that a further impairment charge of $3.5 million was necessary to write down its assets to fair market value. This write-down was taken in the quarter ended April 30, 2001. The combination of this write-down and amortization during the quarter reduced Reorganization Value in excess of amounts allocable to identifiable assets to $17.4 million as of October 31, 2001.

9.  NET LOSS PER SHARE

    Basic earnings per share is calculated by dividing net income (loss) by the weighted average number of shares of Common Stock outstanding during the period. Stock to be issued at a future date pursuant to acquisition agreements is treated as outstanding in determining basic earnings per share. In addition, diluted earnings per share is calculated using the weighted average number of shares of Common Stock and common stock equivalents, if dilutive.

    Net loss per share for periods prior to September 20, 2000 is for the Predecessor and is not comparable to net loss per share for the Company, which reflects the exchange of New Common Stock for the Debentures and Old Common Stock. Net loss per share for the nine months ended October 31, 2001 was $(1.02). Basic and fully diluted earnings per share are the same because the effect of Common Stock equivalents would be anti-dilutive. The Predecessor Company earnings per share for the nine months ended October 31, 2000 is not meaningful and therefore has not been presented.

    A reconciliation of the numerators and denominators of the basic and fully diluted earnings per share computations was not provided because the basic and fully diluted EPS are the same.

    For the quarter ended October 31, 2001, approximately 2.0 million shares related to stock options were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares.

                                     C-4-12

10. ACCUMULATED OTHER COMPREHENSIVE INCOME IN STOCKHOLDER'S EQUITY

    The Company had an investment in a marketable equity security which was considered an available-for-sale investment in the January 31, 2001 balance sheet and was carried at market value, with the difference between cost and market value recorded in the "Accumulated other comprehensive income" component of stockholders' investment. The Company sold this investment during the quarter ended April 30, 2001.

11. PREPACKAGED PLAN AND FRESH-START REPORTING

    As discussed above, the Company's Prepackaged Plan was consummated on September 21, 2000 and ICSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted fresh-start reporting in the consolidated balance sheet as of September 20, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their estimated fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" which is being amortized in accordance with APB Opinion No.17, INTANGIBLE ASSETS, over a five year life. Each liability existing on the date the Prepackaged Plan was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Reorganization value in excess of amounts allocable to identifiable assets and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital. Finally, any accounting principle changes required to be adopted in the financial statements of the Company within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

    The fresh-start reporting reorganization value was primarily derived from a discounted cash flow analysis of the business based on the Company's projected earnings before interest, taxes, depreciation and amortization ("EBITDA") through 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment. The determination of equity value included in the distributable value as of the Effective Date was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis.

    Based on this methodology, the Company determined that reorganization equity value as of the Effective Date was $50 million, which was more than the market value of its assets on such date. In accordance with the purchase method of accounting, the excess of the reorganization value over net assets, which totaled $55 million, was allocated to "Reorganization value in excess of amount allocable to identifiable assets".

    The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including, but not limited to, those with respect to the future course of the

                                     C-4-13

Company's business activity. The Company regularly reviews the value of the intangible assets represented by "Reorganization Value in excess of amounts allocable to identifiable assets" and writes down this asset as appropriate to represent what it believes is the fair market value of its assets. (See
Note 8--"Reorganization Value in Excess of Amounts Allocable to Identifiable Assets".)

12. REVOLVING LINE OF CREDIT AND NOTES PAYABLE

    On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but never less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under the New Credit Facility. In addition, as of July 31, 2001 the Company was in default of certain financial and reporting covenants contained in the New Credit Facility. On August 30, 2001, in connection with the sale of the Company's oncology sites, Ableco executed a waiver of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million.

    The Company was in default of the revenue covenant contained in the amended New Credit Facility as of July 31, 2001. The Company and Ableco have executed a Forbearance Agreement with respect to this default pursuant to which Ableco has agreed to forbear exercising any of its default remedies until January 31, 2002. In connection with the Forbearance Agreement, the Company has agreed to pay Ableco $50,000, $25,000 of which has been paid and $25,000 of which is due on December 15, 2001 plus an additional $75,000 if the amended New Credit Facility is not repaid in full by December 31, 2001. The Company is also in default of the revenue covenant contained in the amended New Credit Facility as of October 31 and has requested a waiver of such default. There can be no assurance that such waiver will be obtained. The Company is currently negotiating the terms of a replacement debt facility with Heller Healthcare Financial. If the Company is not able to obtain the requested waiver or to consummate the proposed Merger, the New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount at prime plus 5%.

    In September 2001, CSL entered into an Amended and Restated Subordinated Promissory Note payable to Steven Targum, M.D., which extended the payment terms of the existing note. The Company has paid $600,000 on the amended note, leaving an outstanding balance of $1,400,000, of which $500,000 may be paid through the issuance of CNS common stock.

                                     C-4-14

13. SEGMENT INFORMATION

    The Company has determined that its reportable segments are those that are based on its current method of internal reporting. The reportable segments are: provider network management and site management and research organization. Corporate items consist of corporate expenses and corporate net assets, which are not allocated. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies". There are no intersegment revenues and the Company does not allocate corporate overhead to its segments. The tables below present revenue, pretax income (loss), and net assets of each reportable segment for the indicated periods:

                                                                  SITE
                                                  PROVIDER     MANAGEMENT
                                                  NETWORK     AND RESEARCH   CORPORATE   CONSOLIDATED
                                                 MANAGEMENT   ORGANIZATION     ITEMS        TOTALS
                                                 ----------   ------------   ---------   ------------
SUCCESSOR
13 WEEKS ENDED OCTOBER 31, 2001
Net revenues...................................   $10,435        $ 7,306     $     --      $ 17,741
                                                  -------        -------     --------      --------
Income (loss) before income taxes and
  extraordinary items..........................    (2,909)          (128)      (2,775)       (5,812)
                                                  -------        -------     --------      --------

SUCCESSOR
5 WEEKS ENDED OCTOBER 31, 2000
Net revenues...................................   $ 5,559        $ 3,383     $     --      $  8,942
                                                  -------        -------     --------      --------
Income (loss) before income taxes and
  extraordinary items..........................       175           (197)      (1,380)       (1,402)
                                                  -------        -------     --------      --------

PREDECESSOR
8 WEEKS ENDED SEPTEMBER 20, 2000
Net revenues...................................   $ 8,895        $ 5,412     $     --      $ 14,307
                                                  -------        -------     --------      --------
Income (loss) before income taxes and
  extraordinary items..........................      (349)        (1,177)      (2,747)       (4,273)
                                                  -------        -------     --------      --------
13 WEEKS ENDED OCTOBER 31, 2000
Net revenues...................................   $14,454        $ 8,795     $     --      $ 23,249
                                                  -------        -------     --------      --------
Income (loss) before income taxes and
  extraordinary items..........................      (174)        (1,374)      (4,127)       (5,675)
                                                  -------        -------     --------      --------

SUCCESSOR
39 WEEKS ENDED OCTOBER 31, 2001
Net revenues...................................   $30,670        $24,569     $     --      $ 55,239
                                                  -------        -------     --------      --------
Income (loss) before income taxes and
  extraordinary items..........................    (2,549)          (146)     (12,524)      (15,219)
                                                  -------        -------     --------      --------
Net assets.....................................     3,463         11,605       (7,716)        7,352
                                                  -------        -------     --------      --------

SUCCESSOR
5 WEEKS ENDED OCTOBER 31, 2000
Net revenues...................................   $ 5,559        $ 3,383     $     --      $  8,942
                                                  -------        -------     --------      --------
Income (loss) before Income taxes and
  extraordinary items..........................       175           (197)      (1,380)       (1,402)
                                                  -------        -------     --------      --------

                                     C-4-15

                                                                  SITE
                                                  PROVIDER     MANAGEMENT
                                                  NETWORK     AND RESEARCH   CORPORATE   CONSOLIDATED
                                                 MANAGEMENT   ORGANIZATION     ITEMS        TOTALS
                                                 ----------   ------------   ---------   ------------
PREDECESSOR
34 WEEKS ENDED SEPTEMBER 20, 2000
Net revenues...................................   $38,195        $27,560     $     --      $ 65,755
                                                  -------        -------     --------      --------
Income (loss) before income taxes and
  extraordinary items..........................      (154)        (3,774)     (22,540)      (26,468)
                                                  -------        -------     --------      --------
39 WEEKS ENDED OCTOBER 31, 2000
Net revenues...................................   $43,754        $30,943     $     --      $ 74,697
                                                  -------        -------     --------      --------
Income (loss) before income taxes and
  extraordinary items..........................        21         (3,971)     (23,920)      (27,870)
                                                  -------        -------     --------      --------
Net assets.....................................    23,145         23,152        2,301        48,598
                                                  -------        -------     --------      --------

14. RECENT ACCOUNTING PRONOUNCEMENTS

    On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Account Standards ("SFAS") 142, "GOODWILL AND OTHER INTANGIBLE ASSETS." SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "INTANGIBLE ASSETS".

    Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for impairment. SFAS 142 applies to existing goodwill (I.E., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by APB Opinion No.
17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001 and may not be adopted earlier. Any goodwill and intangible assets determined to have indefinite useful lives that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized. At October 31, 2001, the Company had $17.4 million of goodwill on its balance sheet that was being amortized at a rate of $4.6 million annually.

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 ("SFAS No. 143"), "ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS". SFAS No. 143 addressed financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. Management is currently assessing the impact of SFAS
No. 143 and has not yet determined the impact, if any, on the Company's consolidated financial statements.

    In October 2001, the FASB issued SFAS No. 144 ("SFAS No. 144"), "ACCOUNTING FOR THE IMPAIRMENT OF DISPOSAL OF LONG-LIVED ASSETS". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and does not apply to goodwill or intangible assets that are not being amortized and certain other long-lived assets. This Statement supersedes FASB Statement No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" and the accounting and reporting provisions of APB Opinion No. 30 "REPORTING THE RESULTS OF OPERATIONS REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS AND

                                     C-4-16

EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS", for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends APB No. 51, "CONSOLIDATED FINANCIAL STATEMENTS", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 with early adoption encouraged.

15. SUBSEQUENT EVENTS

    In February 2001, Medical Office Portfolio Properties Limited Partnership ("MOPP") filed a complaint against the Company and PhyMatrix Management
Company, Inc. ("PMCI") in the Palm Beach County Florida Circuit Court (Case
No. CL01 1898AF) seeking damages for breach of lease for the premises located in Jupiter, Florida. Total rent under the lease for the balance of the lease term is approximately $2.3 million. In February 2001, MOPP filed a complaint against the Company and PMCI in Palm Beach County Florida Circuit Court (Case No. CL01 1901AB) seeking damages for breach of lease for the premises located in Palm Bay, Florida. The stipulated damages in this action are $2,100,000. On
November 14, 2001, the Company entered into a Settlement Agreement with MOPP with respect to the two court suits. Under the terms of the Settlement Agreement the Company has agreed to pay $1,591,669 in full satisfaction of all amounts owed under the two leases, of which $651,000 was paid upon execution of the Settlement Agreement. The balance will be payable upon closing of the sale of the network management division. If the network management division sale does not occur before February 15, 2002, the balance will accrue interest at 18% per year, and payment plus accrued interest will be required as follows: $287,500 on February 16, 2002, April 15, 2002, and July 15, 2002, and $79,169 on
October 15, 2002. MOPP has been granted a first priority perfected security interest, effective at the time that the New Credit Facility is repaid in certain notes receivable with an aggregate value at October 31, 2001 of $3.4 million.

    In March 2001, Biltmore Investors Limited Partnership ("Biltmore") filed a complaint against CSL in Arizona Superior Court (Maricopa County) (No. CV2001-003880) seeking damages of $16,625 for past due rent through February 2001 for breach of lease for the premises located in Phoenix, Arizona. Total rent under the lease for the balance of the lease term is approximately $1.3 million. On November 14, 2001 a settlement was reached with Biltmore in the amount of $318,000, due February 15, 2002 or earlier if the network management division is sold before that date. Biltmore has been granted a first priority perfected security interest, effective at the time that the New Credit Facility is repaid, in a note receivable with a balance at October 31, 2001 of $1,505,000.

    In October, 2001, the Company filed a complaint against Clinical Research Center, P.C., with which it has a Clinical Research Management Agreement, in the United States District Court for the Central District of Illinois Springfield Division (Case No. 01-3326) seeking temporary and permanent injunctive relief and monetary damages for breach of contract, breach of covenant, and tortious interference with the Company's business relations. The complaint included a claim under the Federal Arbitration Act seeking to force the defendants to mediate the dispute. The Court denied the Company's request for a temporary restraining order based, in part, on the ground that the Company had failed to prove that the defendants had received notice of the bankruptcy proceeding and, therefore, the defendants could contest the assumption of the management agreement at issue. The Company filed a motion for reconsideration and the Court reversed its finding on the issue of defendants' notice of the bankruptcy proceeding. A hearing on the Company's motion for a preliminary injunction was held on December 17, 2001 and the Company is awaiting the Court's decision.

    In November 2001, Northeast Medical Research Associates, Inc. ("NMRA") filed a complaint against the Company, its wholly owned subsidiary, CSL, and certain directors and officers of the Company in the Bristol County Massachusetts Superior Court (Civil Action No. BRCV2001-01380)

                                     C-4-17
seeking damages for, among other things, alleged breach of contract, fraud, misrepresentation, breach of fiduciary duty and violations of the Massachusetts Consumer Protection Act arising from a Clinical Research Management Agreement and Purchase Agreement and Bill of Sale entered into by the parties. NMRA is seeking payment of actual damages suffered plus interest and attorney's fees, and, in connection with the alleged violations of the Massachusetts Consumer Protection Act, up to three but not less than two times actual damages. The Company intends to move to dismiss the claim in its entirety and has filed a complaint and moved for a temporary restraining order against NMRA and certain physicians employed by NMRA.

    In November 2001, Allergy Associates, Inc. ("AAI"), which is affiliated with NMRA, filed a first amended complaint against the Company and CSL in the Bristol County Massachusetts Superior Court (BRCV2001-01295) seeking damages for, among other things, alleged breach of contract and violations of the Massachusetts Consumer Protection Act arising from the nonpayment of invoices for services performed for CSL. This action arises out of the same agreements and actions as are the subject of the NMRA litigation. AAI's last demand for payment, delivered to the Company on or about November 14, 2001, stated the amount owed was $82,445. AAI is seeking payment of actual damages suffered plus interest and attorney's fees, and, in connection with the alleged violations of the Massachusetts Consumer Protection Act, up to three but not less than two times actual damages. The Company filed a motion to dismiss the first amended complaint in its entirety.

    In December 2001, the Company's Network Management Group was notified by its major customer that it was planning to discontinue certain business lines with the Company. Since this will have a significant impact on attempts to sell that segment, the Company has recorded a $3 million charge in the quarter ended October 31, 2001, to provide for estimated asset impairment write downs.

                                     C-4-18

ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements that involve risks and uncertainties. Readers should refer to a discussion under "Factors to be Considered" contained in Part I, Item 1 of the Company's Annual Report on Form 10-K for the year ended January 31, 2001 concerning certain factors that could cause the Company's actual results to differ materially from the results anticipated in such forward-looking statements. This discussion is hereby incorporated by reference into this Quarterly Report.

INTRODUCTION

    Innovative Clinical Solutions, Ltd. (together with its subsidiaries, the "Company" or "ICSL") operates two business lines: pharmaceutical services, including investigative site management, clinical and outcomes research and disease management, and single-specialty provider network management. The Company began its operations in 1994 and closed the initial public offering of its then existing common stock (the "Old Common Stock") in January 1996. Its primary strategy was to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. In order to expand its service offerings and to take advantage of the higher margins resulting from clinical studies, the Company acquired Clinical Studies, Ltd. in October 1997. By 1998, the Company had become an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties.

REPOSITIONING

    In May 1998, in response to the adverse impact of negative publicity surrounding the medical services industry; the Company began evaluating various strategic alternatives available to it and in August 1998, the Company's Board of Directors approved several strategic initiatives designed to reposition the Company as a significant company in pharmaceutical contract research, specifically clinical trials site management and outcomes research. During the years ended January 31, 1999 the Board approved, consistent with achieving its stated repositioning goal plans to divest and exit the Company's physician practice management business, certain of its ancillary services businesses, a surgery center, a physician network and its real estate service operations. All of these identified assets held for sale had been sold as of April 30, 2000.

    Due to market conditions affecting health care services companies generally, the Company realized lower than expected proceeds from its asset divestitures. The Company reported a net loss for the year ended January 31, 1999 of $130.8 million, which included an extraordinary charge of $96.8 million and a $10.5 million nonrecurring expense related to its divestitures. The Company reported a net loss for the fiscal year ended January 31, 2000 of $171.2 million, which included an extraordinary charge of $49.6 million, which was primarily related to the divestitures. These losses and the Company's highly leveraged position, due principally to its $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"), left the Company without the financial resources to execute its strategic plan to grow the research, clinical trials and network management sectors of its business.

RECAPITALIZATION

    In the fourth quarter of fiscal 2000, the Company entered into discussions with the owners of more than 50% of the principal amount of the Debentures regarding the possible exchange of some or all of the Debentures for equity in order to reduce the Company's debt burden and improve the Company's ability to execute its strategy for improving its business and financial condition. These negotiations

                                     C-4-19
resulted in a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Company through the exchange of newly issued common stock of the Company (the "New Common Stock"), representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all outstanding Old Common Stock and its replacement with New Common Stock representing 10% of the Company's issued and outstanding capital stock following the recapitalization.

    On July 14, 2000 the Company and its subsidiaries filed joint petitions under Chapter 11 of the Bankruptcy Code. Following a hearing held on August 23, 2000, the Bankruptcy Court entered an order confirming the Company's Prepackaged Plan on August 25, 2000. On September 21, 2000 the Company satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date").

    On the Effective Date, the Debentures, the Company's issued and outstanding Old Common Stock and the Old Other Interests (as defined in the Prepackaged
Plan) were canceled and extinguished. Under the Prepackaged Plan, each holder of Debentures ("Debentureholder") received for each $1,000 in face amount of the Debentures held by such holder on the Effective Date, 108 shares of New Common Stock and each existing stockholder received for each 31 shares of Old Common Stock held by such stockholder on the Effective Date, 1 share of New Common Stock. New Common Stock was issued in whole shares only, with any fractional share amounts rounded up or down, as applicable. As a result of the Prepackaged Plan, 10.8 million shares of New Common Stock are held by the former Debentureholders and approximately 1.2 million are held by former holders of Old Common Stock.

    Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures. (See Note 12 - Revolving Line of Credit and Notes Payable).

    On the Effective Date, the Company's 2000 Stock Option Plan became effective and the Company granted options to purchase 2,028,570 shares of its New Common Stock to its executive officers and certain of its non-employee directors. In addition, the Company entered into employment agreements with the Company's President and Chief Executive Officer and four other executive officers.

ACCOUNTING TREATMENT

    FRESH-START ACCOUNTING

    As discussed above (See "Recapitalization"), the Company's Prepackaged Plan was consummated on September 21, 2000 and ICSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Co mpany adopted fresh-start reporting in the consolidated balance sheet as of September 20, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" ("EXCESS REORGANIZATION VALUE"), which is being amortized in accordance with APB

                                     C-4-20

Opinion No.17, INTANGIBLE ASSETS, over a 5 year period. Each liability existing on the date the Prepackaged Plan was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Excess Reorganization Value (Goodwill) and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital.

    The fresh-start reporting reorganization equity value was primarily derived from a discounted cash flow analysis of our business based on the Company's projected earnings before interest, taxes and depreciation and amortization ("EBITDA") through our 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment. The determination of equity value was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis.

    Based on this methodology, the Company determined that reorganization equity value as of the Effective Date was $50 million, which was more than the market value of its assets on such date. In accordance with the purchase method of accounting, the excess of the reorganization value over net assets, which totaled $55 million, was allocated to "Reorganization value in excess of amount allocable to identifiable assets".

    The reorganization equity value of $50 million as of the Effective Date was based, in part, upon the planned integration of the Company's network management and clinical trials/site management and healthcare research operations. The Company has not realized the synergies that it had expected from linking these two business lines and plans to sell its network management division. Preliminary indications of interest from potential purchasers indicate a lower valuation for the network management division as a standalone enterprise than when valued as an integrated component of the clinical trials and healthcare research operations, using the methodology described above. Accordingly, the Company concluded that the reorganization value in excess of the revalued net assets was partially impaired and recorded a write-down of $26.9 million for the 19 weeks ended January 31, 2001. This resulted in "Reorganization value in excess of an amount allocable to identifiable assets" as of January 31, 2001 of $27 million. Subsequent to the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2001, the Company reviewed the value of its long-lived assets and determined, based on preliminary expressions of interest received to date for the sale of the network management division, that a further impairment charge of $3.5 million was necessary to write down its assets to fair market value. This write-down was taken in the quarter ended July 31, 2001. The combination of this write-down and amortization during the quarter reduced Reorganization Value in excess of amounts allocable to identifiable assets to $17.4 million as of October 31, 2001, which amount is being amortized over the five-year period commencing on the Effective Date.

    The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including but not limited to those with respect to the future course of the Company's business activity.

    RECENT ACCOUNTING PRONOUNCEMENTS

    On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Account Standards ("SFAS") 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion
No. 17, "INTANGIBLE ASSETS". Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for

                                     C-4-21
impairment. The Statement applies to existing goodwill (I.E., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by the APB Opinion No. 17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001 and may not be adopted earlier. Any goodwill and intangible assets determined to have indefinite useful lives that are acquired in a purchase combination completed after June 30, 2001 will not be amortized. At October 31, 2001, the Company had $17.4 million of goodwill on its balance sheet that was being amortized at a rate of $4.5 million annually.

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 ("SFAS No. 143"), "ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS". SFAS No. 143 addressed financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. Management is currently assessing the impact of SFAS
No. 143 and has not yet determined the impact, if any, on the Company's consolidated financial statements.

    In October 2001, the FASB issued SFAS No. 144 ("SFAS No. 144"), "ACCOUNTING FOR THE IMPAIRMENT OF DISPOSAL OF LONG-LIVED ASSETS". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and does not apply to goodwill or intangible assets that are not being amortized and certain other long-lived assets. This Statement supersedes FASB Statement No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" and the accounting and reporting provisions of APB Opinion No. 30 "REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS", for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends APB No. 51, "CONSOLIDATED FINANCIAL STATEMENTS", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 with early adoption encouraged.

SIGNIFICANT EVENTS

    On August 30, 2001, the Company sold the oncology and hematology business operations for approximately $2.5 million. The net proceeds from this transaction were used to pay down the Company's line of credit under the New Credit Facility. In connection therewith, the Company executed an amendment to the New Credit Facility, which reduced the maximum amount available under the New Credit Facility to $8.5 million

    On October 31, 2001, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") for the merger of its wholly owned subsidiary, Clinical Studies, Ltd ("CSL"), with Comprehensive
Neuroscience, Inc. ("CNS"), a privately held healthcare company. Under the terms of the Merger Agreement, a specially created subsidiary of CNS will merge into CSL ("the Merger"), with CSL as the surviving company becoming a wholly owned subsidiary of CNS. The Company will receive common stock of CNS in exchange for its CSL stock. No cash consideration is contemplated to be paid by or to the Company or its stockholders. The Company expects to receive approximately 43% of the voting securities of the combined enterprise at the date of the Merger, taking into account convertible notes which will be issued by CNS simultaneously with the Merger and that have voting rights. The closing of the Merger is subject to significant conditions, which may not be met, including the replacement of the amended New Credit Facility, and CNS securing new convertible

                                     C-4-22
debt sufficient to provide CNS with at least $4.0 million of cash following the Merger. CNS has received a commitment letter from Heller Healthcare Finance ("Heller") for a $10 million line of credit to replace the New Credit Facility. The parties are negotiating a loan agreement with Heller, but no assurances can be given that a definitive loan agreement will be executed. CNS has received verbal commitments from certain CNS stockholders and ICSL's major stockholder to subscribe for $3.5 million of the new convertible debt, but no assurances can be given that this amount will be subscribed to at closing. For further detailed information concerning the Merger, CNS and CSL please refer to the Information Statement filed with the SEC on December 11, 2001, and mailed to ICSL stockholders on such date. The parties currently expect the Merger to be consummated on January 15, 2002, but there can be no assurances that the transaction will be completed by such date, or at all.

RESULTS OF OPERATIONS

    Notwithstanding the recapitalization, the Company has continued to experience losses and negative cash flows from operations. The rate at which the Company has lost money, however, has diminished significantly. Net cash used by operating activities was $6.8 million in the first nine months of fiscal 2002, compared to $20.4 million net cash used in operations in the first nine months of fiscal 2001. Nevertheless, continued losses and negative cash flows raise substantial doubt about the Company's ability to continue as a going concern and the Company's independent public accountants have included a going concern explanation paragraph in their audit report for the fiscal year ended January 31, 2001. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from this uncertainty.

    In addition to the operating improvements, the Company sold non-strategic assets including undeveloped land, and the Company's oncology and hematology business operations. The Company has negotiated a strategic merger of its CSL subsidiary, which the Company believes is necessary to improve short-term and long-term profitability (see "Significant Events"). In addition, the Company intends to sell the network management division and is actively seeking a buyer for this business line. However, there can be no assurance that management plans will be successful. (See "Factors to be Considered" in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2001.)

                                     C-4-23

PERCENTAGE OF NET REVENUE TABLE

    The following table shows the percentage of net revenue represented by various expense categories reflected in the Consolidated Statements of Operations. The information that follows should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein.

                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                           OCTOBER 31,           OCTOBER 31,
                                                       -------------------   -------------------
                                                         2001       2000       2001       2000
                                                       --------   --------   --------   --------
Net revenues from services...........................   100.0%     100.0%     100.0%     100.0%
Operating costs and administrative expenses:
Salaries, wages and benefits.........................    25.9%      26.7%      28.4%      28.2%
Professional fees....................................     9.8%       6.0%       7.8%      11.7%
Utilities............................................     1.5%       1.8%       1.5%       1.9%
Depreciation and amortization........................     8.5%       4.0%       8.6%       3.2%
Rent.................................................     6.1%       4.7%       5.5%       6.0%
Provision for bad debts..............................     0.1%       3.1%       0.1%       1.4%
Loss on sale of assets...............................    (0.1)%      0.0%       0.4%       0.0%
Asset impairment write-down..........................    16.9%       0.0%      11.7%       0.0%
Nonrecurring expenses................................     1.4%       4.6%       1.4%      12.2%
Capitation expenses and other........................    60.4%      69.1%      60.3%      65.3%
                                                        -----      -----      -----      -----
Total operating costs and administrative expenses....   130.5%     119.9%     125.7%     130.0%
                                                        -----      -----      -----      -----
Income (loss) from operations........................   (30.5)%    (19.9)%    (25.7)%    (30.0)%
Interest expense, net................................     2.3%       1.7%       1.8%       6.4%
Reorganization item..................................     0.0%       2.9%       0.0%       0.9%
                                                        -----      -----      -----      -----
Income (loss) before provision for income taxes......   (32.8)%    (24.5)%    (27.5)%    (37.3)%
Income tax expense (benefit).........................     0.0%       6.5%       0.0%       1.9%
Extraordinary Gain--cancellation of debt.............     0.0%     430.1%       0.0%     133.9%
                                                        -----      -----      -----      -----
Net income (loss)....................................   (32.8)%    399.1%     (27.5)%     94.6%
                                                        =====      =====      =====      =====

THE THREE AND NINE MONTHS ENDED OCTOBER 31, 2001 COMPARED TO THE THREE AND NINE MONTHS ENDED OCTOBER 31, 2000

    The following discussion reviews the results of operations for the three and nine months ended October 31, 2001 (the "2002 Quarter" and the "2002 Period"), respectively, compared to the three and nine months ended October 31, 2000 (the "2001 Quarter" and the "2001 Period"). The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company (Predecessor") at September 20, 2000. Accordingly, the accompanying statement of operations for the three and nine months ended
October 31, 2001 and the five weeks ended October 31, 2000 is not comparable in certain material respects to the statement of operations for any period prior to September 20, 2000 since the statement of operations for the three and nine months ended October 31, 2001 and the five weeks ended October 31, 2000 is based upon the balance sheet of a reorganized entity. Certain comparisons of the 2002 Quarter and 2001 Quarter and the 2002 Period and 2001 Period are included to facilitate a discussion of the results of operations.

    REVENUES

    During the 2002 Quarter the Company derived revenues primarily from the following segments: provider network management and site management organizations. Revenues from provider network management were derived from management services to management service organization and administrative services to health plans which include reviewing, processing and paying claims and subcontracting with specialty care physicians to provide covered services. Revenues from site

                                     C-4-24
management organizations were derived primarily from services provided to pharmaceutical companies for clinical trials.

    Net revenues were $17.7 million and $55.2 million during the 2002 Quarter and 2002 Period, respectively. Of this amount, $10.4 million and $30.7 million or 58.8% and 55.6% of such revenues was attributable to provider network management; $7.3 million and $24.2 million or 41.2% and 44.4% was related to site management organizations; and $0 and $.3 million was related to miscellaneous corporate revenue.

    Net revenues were $23.3 million and $74.7 million during the 2001 Quarter and 2001 Period, respectively. Of this amount, $14.5 million and $43.3 million or 62.2% and 58.0% of such revenues was attributable to provider network management; $9.0 million and $25.7 million or 38.6% and 34.4% was related to site management organizations; and $0 and $5.6 million and or 0% and 7.5% was attributable to assets held for sale; and $(.2) million and $.1 million or (.8)% and .1% was attributable to miscellaneous corporate revenue.

    The Company's net revenues from provider network management services decreased by $4.1 million from $14.5 million for the 2001 Quarter to $10.4 million for 2002 Quarter and decreased by $12.6 million from $43.3 million for the 2001 Period to $30.7 million for the 2002 Period. The majority of the decrease is attributable to the termination of an unprofitable practice management agreement. The Company's net revenues from site management organizations decreased by $1.8 million from $9.0 million for the 2001 Quarter to $7.2 million for the 2002 Quarter and by $1.5 million from $25.7 million for the 2001 period to $24.2 million for the 2002 Period. The majority of the decrease is attributable to the closing of unprofitable site management facilities. The Company's net revenues from assets held for sale and miscellaneous corporate items increased by $.2 million from $(.2) million for the 2001 Quarter to $0 for the 2002 Quarter and decreased by $5.4 million from $5.7 million for the 2001 Period to $.3 million for the 2002 Period. The majority of the decrease is attributable to the assets held for sale.

    EXPENSES

    The Company's salaries, wages and benefits decreased by $1.6 million from $6.2 million or 26.7% of net revenues during the 2001 Quarter to $4.6 million or 25.9% of net revenues during the 2002 Quarter and by $5.4 million from $21.1 million or 28.2% of net revenues during the 2001 Period to $15.7 million or 28.4% of net revenues during the 2002 period. The decrease in dollars is primarily attributable to the reductions in personnel in conjunction with the termination of an unprofitable practice management agreement and the closing of unprofitable site management facilities.

    The Company's professional fees expense (which includes fees paid to physicians) increased by $.3 million from $1.4 million or 5.9% of net revenues during the 2001 Quarter to $1.7 million or 9.8% of net revenues during the 2002 Quarter and decreased by $4.5 million from $8.8 million or 11.7% of net revenues during the 2001 Period to $4.3 million or 7.8% of net revenues during the 2002 Period. The decrease in professional fees expense is primarily the result of the termination of unprofitable management agreements and the closing of unprofitable site management facilities.

    The Company's other expenses, which also include supplies, utilities, rents, depreciation, amortization, provision for bad debt, and capitation expenses decreased by $5.6 million from $19.2 million or 82.6% of net revenues during the 2001 Quarter to $13.6 million or 76.5% of net revenues during the 2002 Quarter and by $16.2 million from $58.2 million or 77.9% of net revenues during the 2001 Period to $42.0 million or 76.0% of net revenues during the 2002 Period. The dollar decrease in other expenses is due to the reduction in capitation and supply related expenses, which corresponds to the decrease in revenues in the network management segment of the business and the reduction in rent expenses due to the closing of site management facilities.

                                     C-4-25

    The Company recorded a loss of $.055 million related to disposition costs on the sale of land during the 2002 Period as well as a loss on the August 30, 2001 sale of the Oncology Group's assets of $0.231 million and a gain of $0.063 million from the sale of marketable securities recorded during the 2002 Period.

    The Company reviewed the value of the Company's long lived assets and determined, based on preliminary expressions of interest received to date for the sale of the network management division, that impairment charges of $3.0 million for the 2002 Quarter and $6.5 million for the 2002 Period were necessary to write down its assets to fair market value.

    The Company's loss from operations during the 2002 Quarter was $5.4 million, compared to a loss from operations of $4.6 million in the 2001 Quarter and $14.2 million for the 2002 Period compared to $22.4 for the 2001 Period. The operating loss in the 2002 Quarter includes a $3.0 million charge to provide for the estimated asset impairment write downs at the Network Management segment, due to the decision by its major customer that it was planning to discontinue certain business lines with the Company. Excluding the asset impairment charge, the reduction in the operating loss during the 2002 Quarter and 2002 Period is primarily attributable to the termination of an unprofitable management service agreement and the closing of unprofitable site management facilities.

    The Company's interest expense decreased by $3.8 million from $4.8 million or 6.4% of net revenues during the 2001 Period to $1.0 million or 1.8% of net revenues during the 2002 Period. The decrease is due to the conversion of the Debentures into New Common Stock pursuant to the Prepackaged Plan.

    The Company's loss prior to income taxes of $5.8 million during the 2002 Quarter and $12.2 million during the 2002 Period includes a $3.0 million charge in the quarter to provide for the estimated asset impairment write downs at the Network Management segment due to the decision by its major customer that it was planning to discontinue certain business lines with the Company. Excluding the affect of the $3.0 million asset impairment write downs the Company's loss prior to income taxes decreased $2.8 million for the 2002 Quarter from $5.7 million in the 2001 Quarter and $12.2 million in the 2002 Period as compared to $27.9 million.

    The Company's net loss after income taxes and extraordinary items during the 2002 Quarter was $2.8 million compared to income of $92.8 million in the 2001 Quarter and a loss of $12.2 million for the 2002 Period compared to income of $70.7 million for the 2001 Period. The income related to the 2001 Quarter and Period is due to the extraordinary gain from the cancellation of $100 million of debt related to the recapitalization pursuant to the Prepackage Plan, which was effected during the 2001 Quarter and Period.

    LIQUIDITY AND CAPITAL RESOURCES

    Cash used by operating activities was $6.8 million during the 2002 Period and $21.4 million during the 2001 Period. At October 31, 2001, the Company's principal sources of liquidity consisted of $3.5 million in cash and $1.2 million availability under its revolving credit facility. The Company had $28.3 million of current liabilities, including $6.1 million outstanding under the New Credit Facility.

    Cash provided by investing activities was $5.9 million during the 2002 Period and primarily represented the net cash received from the sales of assets of $4.6 million and from collections against notes receivable of $1.6 million offset partially by capital expenditures of $0.2 million. Cash provided by investing activities was $10.8 million during the 2001 Period and primarily represented the net cash received from the sale of assets of $4.7 million and net cash received from notes receivable of $6.8 million offset partially by capital expenditures of $0.7 million.

    Cash used by financing activities was $1.2 million during the 2002 Period and primarily represented the borrowings under the New Credit Facility, net of debt payments of $0.1 million, repayment of debt

                                     C-4-26
of $0.7 million, and an increase in restricted cash of $0.4 million. Cash used by financing activities was $7.1 million during the 2001 Period and primarily represented the net payments against the then existing credit facility.

    In conjunction with an acquisition that closed April 17, 1998, the Company may be required to make a contingent payment in the event that the acquired company attains a predetermined financial target income during the four years following the acquisition. If the applicable financial targets were satisfied, the Company would be required to pay an aggregate of approximately $2.35 million for the four-year period ending April 17, 2002. At this time no payment is expected since the target income is not likely to be achieved for the four-year period. In addition, in conjunction with such acquisition, the Company has agreed to make payments in shares of common stock of the Company. As of January 31, 2000, the Company had committed to issue $1.1 million of its Common Stock; therefore, in April 2000, the Company issued approximately 5.2 million shares of ICSL Old Common Stock (converted into approximately 168,000 shares of New Common Stock under the Prepackaged Plan) in satisfaction of this commitment.

    The Company has received notification from the Internal Revenue Service that the method used to calculate a prior year's tax refund was incorrect by $1.3 million. This will likely result in an assessment of additional taxes and interest under the alternative minimum taxes rules, which assessment would have to be paid in cash. In addition, the Company is discussing several other issues with the Internal Revenue Service. The Company cannot predict the outcome of this examination, but any income adjustment would likely result in a reduction of the Company's net operating loss carryforward, rather than an additional tax liability.

    Prior to the Effective Date, the Company had outstanding $100 million in face amount of Debentures. The Debentures bore interest at an annual rate of 6 3/4% payable semi-annually on each June 15 and December 15 and matured on June 15, 2003. The Debentures were unsecured obligations of the Company, guaranteed by certain of the Company's wholly owned subsidiaries, and were convertible into Old Common Stock of the Company at a conversion price of $28.20 per share, subject to adjustment. On the Effective Date, the Debentures were exchanged for
10.8 million shares of New Common Stock representing 90% of the Company's equity. The Company's New Common Stock was delisted from the OTC Bulletin Board during July 2001 due to the Company's failure to timely file its annual and quarterly reports with the Securities and Exchange Commission. Such listing was reinstated in October 2001 upon the Company's filing of all delinquent reports.

    Prior to the Effective Date, the Company had a $30.0 million revolving line of credit based upon eligible accounts receivable (the "Prior Loan"). The Prior Loan bore interest at prime plus 1.0% and fees were 0.0875%. The Prior Loan was secured by the assets of the Company and its subsidiaries, limited the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and required the Company to comply with other customary covenants. Upon the Company's filing of a voluntary petition under Chapter 11 of the Bankruptcy Code on July 14, 2000, the interest rate on the Prior Loan increased to 12%. The Prior Loan was paid in full on the Effective Date with available cash.

    On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but not less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under this New

                                     C-4-27
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Credit Facility. In addition, as of July 31, 2001, the Company was in default of certain financial and reporting covenants contained in the New Credit Facility. On August 30, 2001, in connection with the sale of the oncology sites, Ableco executed a waiver of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million. The Company was in default of the revenue covenant contained in the amended New Credit Facility as of July 31, 2001. The Company and Ableco have executed a Forbearance Agreement with respect to this default pursuant to which Ableco has agreed to forbear exercising any of its default remedies until January 31, 2002. In connection with the Forbearance Agreement, the Company has paid Ableco $50,000, and has agreed to pay an additional $75,000 if the amended New Credit Facility is not repaid in full by December 31, 2001. The Company is also in default of the revenue covenant as of October 31, 2001 and has requested a waiver of this default. There is no assurance the Company will obtain such waiver. If the Company is not able to obtain such waiver or to consummate the proposed CNS Merger, the amended New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount at prime plus 5.0%. The Company is currently negotiating with Heller Healthcare Finance to replace the New Credit Facility (see Significant Events paragraph regarding the proposed CNS Merger).

    In May 2001, the Company paid $623,624 in settlement of an arbitration award, which liability was fully reserved on the balance sheet as of January 31, 2001.

    On July 13, 2001, the Company closed the sale of an undeveloped tract of land in Sarasota, Florida for $1.8 million. In addition, on August 30, 2001, the Company sold oncology and hematology business operations for approximately $2.5 million. The net proceeds of these transactions were used to pay down the Company's line of credit under the New Credit Facility.

    In September 2001, the Company entered into an Amended and Restated Subordinated Promissory Note payable to Steven Targum, M.D., which extended the payments terms of the existing note. During the 2002 Quarter the Company paid $600,000 on the amended note, leaving an outstanding balance of $1,400,000, of which $500,000 may be paid through the issuance of CNS common stock (see Significant Events paragraph).

    In December 2001, the Company's Network Management Group was notified by its major customer that it was planning to discontinue certain business lines with the Company. Since this will have a significant impact on attempts to sell that segment, the Company has recorded a $3 million charge in the quarter ended October 31, 2001, to provide for estimated asset impairment write downs.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The Company is exposed to market risk related to interest rates primarily through its borrowing activities. The Company does not use derivative financial instruments for speculative or trading purposes. In December 2001, the Company's Network Management Group was notified by its major customer that it was planning to discontinue certain business lines with the Company. Since this will have a significant impact on attempts to sell that segment, the Company has recorded a $3.0 million non-operating charge in the 2002 Quarter for costs to close or sell Network Management segment.

                                     C-4-28
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PART II--OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

    As described above under Part I, Item 1, Business, the Company and its wholly owned subsidiaries emerged from bankruptcy proceedings under Chapter 11 on September 21, 2000.

OFFICE LEASES WITH THE MEDICAL OFFICE PORTFOLIO PROPERTIES LIMITED PARTNERSHIP

    In February 2001, Medical Office Portfolio Properties Limited Partnership ("MOPP") filed a complaint against the Company and PhyMatrix Management
Company, Inc. ("PMCI") in the Palm Beach County Florida Circuit Court (Case
No. CL01 1898AF) seeking damages for breach of lease for the premises located in Jupiter, Florida. Total rent under the lease for the balance of the lease term is approximately $2.3 million. The Court granted a Summary Judgment for the plaintiff in the amount of $2,583,747, plus interest and attorneys fees, on October 11, 2001.

    In February 2001, MOPP filed a complaint against the Company and PMCI in Palm Beach County Florida Circuit Court (Case No. CL01 1901AB) seeking damages for breach of lease for the premises located in Palm Bay, Florida. The stipulated damages are $2,100,000.

    On November 14, 2001, the Company entered into a Settlement Agreement with MOPP with respect to the two court suits. Under the terms of the Settlement Agreement the Company has agreed to pay $1,591,669 in full satisfaction of all amounts owed under the two leases, of which $651,000 was paid upon execution of the Settlement Agreement. The balance will be payable upon closing of the sale of the network management division. If the network management division sale does not occur before February 15, 2002, the balance will accrue interest at 18% per year, and payments plus accrued interest will be required as follows: $287,500 on February 16, 2002, April 15, and 2002, July 15, 2002, and $79,169 on October 15, 2002. MOPP has been granted a first priority perfected security interest, effective at the time that the New Credit Facility is repaid in certain notes receivable with an aggregate value at October 31, 2001 of $3.4 million.

CLINICAL SITE LEASE WITH BILTMORE INVESTORS LIMITED PARTNERSHIP

    In March 2001, Biltmore Investors Limited Partnership ("Biltmore") filed a complaint against CSL in Arizona Superior Court (Maricopa County) (No. CV2001-003880) seeking damages of $16,625 for past due rent through February 2001 for breach of lease for the premises located in Phoenix, Arizona. Total rent under the lease for the balance of the lease term is approximately $1.3 million. On November 14, 2001 a settlement was reached with Biltmore in the amount of $318,000, due February 15, 2002 or earlier if the network management division is sold before that date. Biltmore has been granted a first priority perfected security interest, effective at the time that the New Credit Facility is repaid, in a note receivable with a balance at October 31, 2001 of 1,505,000. CNS will assume responsibility for the payment of this clinical site lease effective on the merger of CSL and CNS.

DISPUTE WITH CLINICAL RESEARCH CENTER P.C.

    In October 2001, the Company filed a complaint against Clinical Research Center, P.C., with which it has a Clinical Research Management Agreement, in the United States District Court for the Central District of Illinois Springfield Division (Case No. 01-3326) seeking temporary and permanent injunctive relief and monetary damages for breach of contract, breach of covenant, and tortious interference with the Company's business relations. The complaint included a claim under the Federal Arbitration Act seeking to force the defendants to mediate the dispute. The Court denied the Company's request for a temporary restraining order based, in part, on the ground that the Company had failed to prove that the defendants had received notice of the bankruptcy proceeding and, therefore, the defendants could contest the assumption of the management agreement at issue. The Company filed a motion for

                                     C-4-29
reconsideration and the Court reversed its finding on the issue of defendants' notice of the bankruptcy proceeding. A hearing on the Company's motion for a preliminary injunction was held on December 17, 2001 and the Company is awaiting the Court's decision.

NORTHEAST MEDICAL RESEARCH ASSOCIATES, INC./ALLERGY ASSOCIATES, INC. LITIGATION

    In November 2001, Northeast Medical Research Associates, Inc. ("NMRA") filed a complaint against the Company, its wholly owned subsidiary, CSL, and certain directors and officers of the Company in the Bristol County Massachusetts Superior Court (Civil Action No. BRCV2001-01380) seeking damages for, among other things, alleged breach of contract, fraud, misrepresentation, breach of fiduciary duty and violations of the Massachusetts Consumer Protection Act arising from a Clinical Research Management Agreement and Purchase Agreement and Bill of Sale entered into by the parties. NMRA is seeking payment of actual damages suffered plus interest and attorney's fees, and, in connection with the alleged violations of the Massachusetts Consumer Protection Act, up to three but not less than two times actual damages. The Company intends to move to dismiss the claim in its entirety and has filed a complaint and moved for a temporary restraining order against NMRA and certain physicians employed by NMRA.

    In November 2001, Allergy Associates, Inc. ("AAI"), which is affiliated with NMRA, filed a first amended complaint against the Company and CSL in the Bristol County Massachusetts Superior Court (BRCV2001-01295) seeking damages for, among other things, alleged breach of contract and violations of the Massachusetts Consumer Protection Act arising from the nonpayment of invoices for services performed for CSL. This action arises out of the same agreements and actions as are the subject of the NMRA litigation. AAI's last demand for payment, delivered to the Company on or about November 14, 2001, stated the amount owed was $82,445. AAI is seeking payment of actual damages suffered plus interest and attorney's fees, and, in connection with the alleged violations of the Massachusetts Consumer Protection Act, up to three but not less than two times actual damages. The Company filed a motion to dismiss the first amended complaint in its entirety.

OTHER LEGAL PROCEEDINGS

    The Company is subject to other legal proceedings in the ordinary course of its business, and arising out of its bankruptcy filing. While the Company cannot estimate the ultimate settlements or awards with respect to these legal proceedings, if any, the outcomes could have a material adverse effect on the Company, its liquidity, financial position and results of operations.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS.

    None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

    On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but never less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under this New Credit Facility. In addition, on July 31, 2001 the Company was in default on certain financial and reporting covenants contained in the New Credit Facility. On August 30, 2001 Ableco executed a waiver

                                     C-4-30
of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million. The Company was in default of the revenue covenant contained in the amended New Credit Facility as of July 31, 2001. The Company and Ableco have executed a Forbearance Agreement with respect to this default pursuant to which Ableco has agreed to forbear exercising any of its default remedies until January 31, 2002. In connection with the Forbearance Agreement, the Company has agreed to pay Ableco $50,000, $25,000 of which has been paid and $25,000 of which is due on December 15, 2001 (or the date of the consummation of the CNS Merger if earlier) plus an additional $75,000 if the amended New Credit Facility is not repaid in full by December 31, 2001. The Company is also in default of the revenue covenant contained in the amended New Credit Facility as of October 31, 2001 and has requested a waiver of this default. There is no assurance the Company will obtain such a waiver. If the Company is not able to obtain such a waiver or to consummate the proposed CNS Merger, the amended New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount at prime plus 5.0%.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    No matters were submitted to a vote of the Company's stockholders during the period covered by this report.

ITEM 5. OTHER

    None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits.

       10.4.2 Forbearance Agreement dated November 2001

    (b) Reports on Form 8-K

         (i) Form 8-K dated September 12, 2001.

         (ii) Form 8-K dated November 13, 2001.

                                     C-4-31
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                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Quarterly Report on Form 10-Q to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                       INNOVATIVE CLINICAL SOLUTIONS, LTD

                                                       By:            /s/ GARY S. GILLHEENEY
                                                            -----------------------------------------
                                                                        Gary S. Gillheeney
                                                              Chief Financial Officer and Treasurer
                                                               (Principal Financial and Accounting
                                                                             Officer)
                                                                     DATE: DECEMBER 21, 2001

                                     C-4-32
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                                                              SKU NO. 4911-IS-01